Exhibit 10.1

SENIOR SECURED, SUPER-PRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT

dated as of

February 20, 2020

PIER 1 IMPORTS (U.S.), INC.

as Borrower

THE FACILITY GUARANTORS NAMED HEREIN

BANK OF AMERICA, N.A.

as Administrative Agent and Collateral Agent

and

PATHLIGHT CAPITAL LP,

as ABL Term Loan Agent

and

THE LENDERS NAMED HEREIN

BANK OF AMERICA, N.A.,

as Sole Lead Arranger and Bookrunner

v

EXHIBITS

Exhibit A:	Form of Assignment and Acceptance
Exhibit B:	Form of Customs Broker Agreement
Exhibit C:	Form of Notice of Borrowing
Exhibit D:	Form of Revolving Credit Note
Exhibit D-1:	Form of FILO Note
Exhibit D-2:	Form of ABL Term Note
Exhibit E:	Form of Swingline Note
Exhibit F:	Form of Credit Card Notification
Exhibit G:	Form of Compliance Certificate
Exhibit H:	Form of Borrowing Base Certificate
Exhibits I-1 through I-4:	Form of U.S. Tax Compliance Certificates
Exhibit J:	Interim Order
Exhibit K:	Form of Budget Variance Certificate and Approved Budget Variance Report

SCHEDULES

Schedule 1.1:	Lenders and Commitments
Schedule 1.2:	Facility Guarantors
Schedule 1.3:	Fiscal Months, Fiscal Quarters, Fiscal Years
Schedule 1.4:	Non-Material Domestic Subsidiaries
Schedule 5.16	Approved Budget
Schedule 5.17	Required Milestones

SENIOR SECURED, SUPER-PRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT

This Senior Secured, Super-Priority Debtor-in-Possession Credit Agreement dated as of February 20, 2020, is entered into among:

PIER 1 IMPORTS (U.S.), INC., a Delaware corporation with its principal executive offices at 100 Pier 1 Place, Fort Worth, Texas 76102 (the “Borrower”);

THE FACILITY GUARANTORS identified on Schedule 1.2 hereof;

The LENDERS party hereto;

BANK OF AMERICA, N.A., a national banking association with offices at 100 Federal Street, Boston, Massachusetts 02110, as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, the “Collateral Agent”) for its own benefit and the benefit of the other Credit Parties; and

PATHLIGHT CAPITAL LP, a Delaware limited partnership, as the ABL Term Loan Agent (in such capacity including any successor thereto, the “ABL Term Loan Agent”).

W I T N E S S E T H:

WHEREAS, on February 17, 2020 (the “Petition Date”), (i) the Borrower, (ii) Pier 1 Imports, Inc., a Delaware corporation, (iii) Pier 1 Assets, Inc., a Delaware corporation, (iv) Pier 1 Licensing, Inc., a Delaware corporation, (v) Pier 1 Holdings, Inc., a Delaware corporation, (vi) Pier 1 Services Company, a Delaware statutory trust, (vii) Pier 1 Value Services, LLC, a Virginia limited liability company, and (viii) PIR Trading, Inc., a Delaware corporation (collectively, the “Debtors” and each individually, a “Debtor”), commenced (a) Chapter 11 Case Nos. 20-30804 through 20-30811, as administratively consolidated at Chapter 11 Case No. 20-30805 (KRH) (collectively, the “Chapter 11 Cases” and each individually, a “Chapter 11 Case”) with the United States Bankruptcy Court for the Eastern District of Virginia (the “U.S. Bankruptcy Court”), and (b) following commencement of the Chapter 11 Cases, a recognition proceeding commenced by Pier 1 Imports (U.S.) Inc. (as a foreign representative for the “Debtors” under the Chapter 11 Cases) in Toronto, Ontario, Canada before the Ontario Superior Court of Justice (the “Canadian Court”) under Part IV of the Companies’ Creditors Arrangement Act (Canada) (together with the regulations promulgated thereunder the “CCAA”) to recognize the Chapter 11 Cases as “foreign main proceedings” (the “Canadian Recognitions Proceedings” together with the Chapter 11 Cases, the “Bankruptcy Cases”). The Debtors continue to operate their businesses and manage their properties as debtors and debtors-in-possession pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code;

WHEREAS, prior to the Petition Date, the Pre-Petition Lenders (including the Lenders) provided financing to the Borrower pursuant to that certain Second Amended and Restated Credit Agreement, dated as of June 2, 2017, by among the Borrower, the facility guarantors party thereto, Bank of America, N.A., as Pre-Petition Agent, Pathlight Capital Fund I LP, as Pre-Petition ABL Term Loan Agent, the Pre-Petition Lenders, and the other parties thereto (as amended, restated, modified, waived or supplemented through the date hereof, the “Pre-Petition Credit Agreement”);

WHEREAS, as of the close of business on February 14, 2020, the Pre-Petition Lenders under the Pre-Petition Credit Agreement were owed: (i) $90,000,000 in outstanding principal of Revolving Credit Loans (as such term is defined in the Pre-Petition Credit Agreement); (ii) $15,000,000 in outstanding principal of FILO Loans (as such term is defined in the Pre-Petition Credit Agreement); (iii) $35,000,000 in outstanding principal of ABL Term Loans (as such term is defined in the Pre-Petition Credit Agreement) and (iv) $47,263,210 in maximum aggregate amounts available to be drawn under outstanding Letters of Credit (as such term is defined in the Pre-Petition Credit Agreement), plus interest, fees, costs and expenses and all other Pre-Petition Obligations owed or reimbursable under the Pre-Petition Credit Agreement;

WHEREAS, the Borrower has requested, and, upon the terms and conditions set forth in this Agreement, the Lenders have agreed to make available to the Borrower, a senior secured, super-priority credit facility of up to $256,043,540.73 in the aggregate to fund the working capital requirements of the Borrower during the pendency of the Bankruptcy Cases;

WHEREAS, the Borrower and each Facility Guarantor have agreed to secure all of their Obligations under the Loan Documents by granting to the Collateral Agent, for the benefit of the Agents and the other Credit Parties, a security interest in and lien upon substantially all of their existing and after-acquired personal and real property (subject to the limitations contained in the Loan Documents and the Orders);

WHEREAS, the Borrower’s and each Facility Guarantor’s business is a mutual and collective enterprise and the Borrower and the Facility Guarantors believe that the loans and other financial accommodations to the Borrower under this Agreement will enhance the aggregate borrowing powers of the Loan Parties and facilitate the administration of the Chapter 11 Cases and their loan relationship with the Agents, the ABL Term Loan Agent and the Lenders, all to the mutual advantage of the Borrower and Facility Guarantors;

WHEREAS, the Borrower and each Facility Guarantor acknowledges that it will receive substantial direct and indirect benefits by reason of the making of loans and other financial accommodations to the Borrower as provided in the Agreement; and

WHEREAS, the Agents’, the ABL Term Loan Agent’s and the Lenders’ willingness to extend financial accommodations to the Borrower as more fully set forth in this Agreement and the other Loan Documents, is done solely as an accommodation to the Borrower and the Facility Guarantors and at the Borrower’s and the Facility Guarantors’ request and in furtherance of the Borrower’s and the Facility Guarantors’ mutual and collective enterprise;

NOW, THEREFORE, in consideration of the mutual agreements set forth in this Agreement (as defined herein), and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

Amount and Terms of Credit

SECTION 1.01    Definitions.

As used in this Agreement, the following terms have the meanings specified below:

“ABL Priority Collateral” has the meaning provided for such term in the Intercreditor Agreement.

“ABL Term Borrowing Base” means, at any time of calculation, an amount equal to:

(a)    the face amount of Eligible Credit Card Receivables multiplied by the Credit Card Advance Rate for the ABL Term Borrowing Base;

plus

(b)    the Appraised Inventory Value of Eligible Inventory (but excluding Eligible In-Transit Inventory and Eligible Letter of Credit Inventory), net of Inventory Reserves, multiplied by the Cost of Eligible Inventory (but excluding Eligible In-Transit Inventory and Eligible Letter of Credit Inventory) multiplied by the Inventory Appraisal Percentage for the ABL Term Borrowing Base;

plus

(c)    the Appraised Inventory Value of Eligible In-Transit Inventory and Eligible Letter of Credit Inventory, net of Inventory Reserves, multiplied by the Cost of Eligible In-Transit Inventory and Eligible Letter of Credit Inventory multiplied by the Appraisal Percentage for the ABL Term Borrowing Base.

“ABL Term Credit Party” means the ABL Term Loan Agent and the ABL Term Lenders and their respective successors and permitted assigns.

“ABL Term Default Rate” has the meaning provided in SECTION 2.12(b).

“ABL Term Lender” means, at any time, each Person party hereto as an ABL Term Loan Lender as reflected on Schedule 1.1, and each Person as may be subsequently set forth in the Register from time to time.

“ABL Term Loan” means any term loan made, or deemed made hereunder by the ABL Term Lender to the Borrower, including to refinance the principal amount of the Pre-Petition ABL Term Loans and the Pre-Petition ABL Term Loan Prepayment Premium outstanding on the Closing Date, pursuant to this Agreement.

“ABL Term Loan Agent” has the meaning provided in the preamble to this Agreement.

“ABL Term Loan Commitment” means, as to each ABL Term Lender, the obligation of such ABL Term Loan Lender to make its portion of the ABL Term Loan to be made, or deemed made, on the Closing Date in the amount set forth opposite such ABL Term Lender’s name on Schedule 1.1. The aggregate amount of the ABL Term Loan Commitments on the Closing Date is $41,043,540.73.

“ABL Term Loan Event of Default” means (i) an Event of Default under SECTION 7.01(a) or (b) with respect to the ABL Term Loan or any other ABL Term Obligations, (ii) an Event of Default under SECTION 7.01(a) or (b) with respect to the Obligations (other than the ABL Term Obligations) as a result of failure of the Borrower to pay all such Obligations then due and owing due on the Maturity Date or the Termination Date (iii) an Event of Default under SECTION 7.01(d), but only to the extent such Event of Default arises from the Loan Parties’ failure to comply with the provisions of SECTION 5.01(d) (in each instance of this clause (iii), within three (3) Business Days of the date that the Borrowing Base Certificate is required to be delivered pursuant to SECTION 5.01(d)), or (iv) an Event of Default under SECTION 7.01(t). Each determination of whether an ABL Term Loan Event of Default has occurred and is continuing shall be made without giving effect to any waiver or modification of any such provision effected pursuant to the terms hereof without the consent of the ABL Term Loan Agent.

“ABL Term Loan Fee Letter” means the ABL Term Loan Fee Letter dated February 20, 2020 by and among the Borrower and the ABL Term Loan Agent, as amended, amended and restated, restated, supplemented or otherwise modified and in effect from time to time.

“ABL Term Loan Percentage” shall mean, with respect to each ABL Term Lender, that percentage of the ABL Term Loans (or, prior to the Closing Date, ABL Term Loan Commitments) of all the ABL Term Lenders hereunder held by such ABL Term Lender, in the amount set forth opposite such Lender’s name on Schedule 1.1 hereto or as may be subsequently set forth in the Register from time to time, as the same may be increased or reduced from time to time pursuant to this Agreement.

“ABL Term Loan Rate” means, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th), determined on the first day of each calendar month, appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service as determined by the ABL Term Loan Agent) as the London interbank offered rate for deposits in Dollars for an interest period of three (3) months as of such date (but if more than one rate is specified on such page, the rate will be an arithmetic average of all such rates); provided that if such rate is unavailable for any reason, the ABL Term Loan Rate shall be a comparable or successor rate approved by the ABL Term Loan Agent as published on the applicable Reuters screen page (or other commercially available source designated by the ABL Term Loan Agent from time to time); provided, further, that any comparable or successor rate shall be applied by the ABL Term Loan Agent, if administratively feasible, in a manner consistent with market practice.

“ABL Term Loan Reserve” means an amount, at any time of calculation, equal to the excess of the then outstanding amount of the portion of the ABL Term Loan over the ABL Term Borrowing Base as reflected in the most recent Borrowing Base Certificate furnished by the Borrower; provided, however, that if the ABL Term Loan Agent determines in good faith that there has been a mathematical error in calculating the ABL Term Loan Reserve, the ABL Term Loan Agent may notify the Administrative Agent (and shall notify the Borrower) thereof, setting forth the amount of the ABL Term Loan Reserve to be established as calculated by the ABL Loan Term Agent and the basis for its determination, together with its detailed calculation. Within three (3) Business Days after receipt of such notice from the ABL Term Loan Agent, the Administrative Agent shall establish an ABL Term Loan Reserve in the amount requested by the ABL Term Loan Agent (in the absence of manifest error). The Administrative Agent shall have no obligation to investigate the basis for the ABL Term Loan Agent’s dispute or calculation, may conclusively rely on the notice furnished by the ABL Term Loan Agent with respect thereto, and shall have no liability to any Loan Party or Credit Party for following the instructions of the ABL Term Loan Agent. If any time the circumstances giving rise to any imposition of the ABL Term Loan Reserve have ceased to exist then immediately following receipt of a Borrowing Base Certificate in accordance with the terms hereof reflecting that no ABL Term Loan Reserve is then applicable, the Administrative Agent shall remove such ABL Term Loan Reserve, without need for further instruction from the ABL Term Loan Agent; it being understood that the Administrative Agent shall be entitled to verify with the ABL Term Loan Agent that such circumstances have ceased to exist (and the ABL Term Loan Agent shall within one (1) Business Day) respond to any such request from the Administrative Agent.

“ABL Term Loan Standstill Period” means, with respect to an ABL Term Loan Event of Default, the period commencing on the date of the Administrative Agent’s and the Borrower’s receipt of written notice from the ABL Term Loan Agent that an ABL Term Event of Default has occurred and is continuing and that the ABL Term Loan Agent is requesting the Agents to commence the enforcement of remedies, and ending on the date which is sixty (60) days after receipt of such notice with respect to any ABL Term Loan Event of Default.

“ABL Term Notes” means the promissory notes of the Borrower substantially in the form of Exhibit D-2, each payable to an ABL Term Lender, evidencing ABL Term Loans made to the Borrower.

“ABL Term Obligations” means (a) the due and punctual payment of (i) the principal of, and interest (including all interest that accrues after the commencement of any case or proceeding by or against any Loan Party under the Bankruptcy Code, the BIA, the WURA or the CCAA or any state, federal or provincial bankruptcy, insolvency, receivership or similar law, whether or not allowed in such case or proceeding) on the ABL Term Loans, as and when due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise, of the Loan Parties to the ABL Term Secured Parties under this Agreement and the other Loan Documents, including, without limitation, for all such items that accrue after the commencement of any case or proceeding by or against any Loan Party under the Bankruptcy Code, the BIA, the WURA or the CCAA or any state, federal or provincial bankruptcy, insolvency, receivership or similar law, whether or not allowed in such case or proceeding, and (b) the due and punctual payment and performance of all the covenants, agreements, obligations and liabilities of each Loan Party under or pursuant to this Agreement and the other Loan Documents related to the ABL Term Loans.

“ABL Term Secured Party” means (a) each ABL Term Credit Party and (b) the successors and, subject to any limitations contained in this Agreement, assigns of each of the foregoing.

“ACH” means automated clearing house transfers.

“Acceptable Plan” has the meaning set forth on Schedule 5.17.

“Accommodation Payment” has the meaning provided in SECTION 9.14.

“Account(s)” means “accounts” and “payment intangibles” as defined in the UCC, and the PPSA, as applicable, but limited to a right to payment of a monetary obligation, whether or not earned by performance, (i) for Inventory that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (ii) for services rendered or to be rendered in connection with the sale, lease, license, assignment or other disposition of Inventory, or (iii) arising out of the use of a credit or charge card or information contained on or for use with the card in connection with the sale, lease, license, assignment or other disposition of Inventory. The term “Account” does not include (i) rights to payment evidenced by chattel paper or an instrument, (ii) commercial tort claims, (iii) deposit accounts, (iv) investment property, (v) letter-of-credit rights or letters of credit, or (vi) rights to payment for money or funds advanced or sold, other than rights arising out of the use of a credit or charge card or information contained on or for use with the card.

“Acquisition” means, with respect to a specified Person, (a) an Investment in, or a purchase of, a fifty percent (50%) or greater interest in the Capital Stock of any other Person, (b) a purchase or acquisition of all or substantially all of the assets or any line or division of any other Person, or (c) any merger, amalgamation or consolidation of such Person with any other Person, in each case in any transaction or group of transactions which are part of a common plan.

“Actual Cash Receipts” means the sum of all collections received by the Loan Parties (excluding any borrowings) during the relevant period of determination, as determined in a manner consistent with the Approved Budget.

“Actual Disbursement Amount” means the sum of all cash operating disbursements, expenses and payments made by the Loan Parties during the relevant period of determination, as determined in a manner consistent with the Approved Budget.

“Actual Inventory Levels” means the actual aggregate inventory levels of the Loan Parties as of the relevant date of determination which correspond to the budgeted aggregate inventory levels of the Loan Parties contained in borrowing base appendix portion of the Approved Budget opposite the heading “Ending Inventory”, as determined in a manner consistent with the Approved Budget.

“Actual Net Cash Flow” means the actual net cash flow of the Loan Parties as of the relevant date of determination which corresponds to the budgeted net cash flow of the Loan Parties during the relevant period of determination, as determined in a manner consistent with the Approved Budget.

“Adequate Protection Liens” has the meaning assigned to the term “Adequate Protection Liens” in Paragraph 12 (Adequate Protection Liens) of the Interim Order (or the Final Order, when applicable).

“Adequate Protection Superpriority Claims” has the meaning assigned to the term “Adequate Protection Superpriority Claims” in Paragraph 14 (Adequate Protection Superpriority Claims) of the Interim Order (or the Final Order, when applicable).

“Adjusted LIBO Rate” means, with respect to any LIBO Borrowing for any Interest Period, an interest rate per annum (rounded up to the nearest 1/16th of 1% and in no event less than zero) equal to (i) the LIBO Rate for such Interest Period multiplied by (ii) the Statutory Reserve Rate. The Adjusted LIBO Rate will be adjusted automatically as to all LIBO Borrowings then outstanding as of the effective date of any change in the Statutory Reserve Rate.

“Administration Charge” has the meaning set forth in the Canadian Supplemental Order.

“Administrative Agent” has the meaning provided in the preamble to this Agreement.

“Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with the Person specified.

“Agent’s Advisors” means any financial advisor, auditor, attorney, accountant, appraiser, auditor, business valuation expert, environmental engineer or consultant, turnaround consultant, and other consultants, professionals and experts retained by the Administrative Agent, the Collateral Agent, the ABL Term Loan Agent or the attorneys or other advisors of the Administrative Agent, the Collateral Agent and the ABL Term Loan Agent.

“Agent Fee Letter” means the Agent Fee Letter dated February 20, 2020 by and among the Borrower and the Administrative Agent, as amended, amended and restated, restated, supplemented or otherwise modified and in effect from time to time.

“Agents” means collectively, the Administrative Agent and the Collateral Agent.

“Agreement” means this Senior Secured, Super-Priority Debtor-in-Possession Credit Agreement, as modified, amended, amended and restated, supplemented or restated, and in effect from time to time.

“Agreement Value” means, for each Financial Hedge, on any date of determination, an amount determined by the applicable Person described below equal to:

(a)    In the case of a Financial Hedge documented pursuant to an ISDA master agreement, the net amount, if any, that would be payable by any Loan Party to its counterparty to such Financial Hedge, as if (i) such Financial Hedge was being terminated early on such date of determination, (ii) such Loan Party was the sole “Affected Party” (as therein defined) and (iii) such Person providing such Financial Hedge was the sole party determining such payment amount (with such Person making such determination pursuant to the provisions of the form of ISDA master agreement);

(b)    In the case of a Financial Hedge traded on an exchange, the mark-to-market value of such Financial Hedge, which will be the net unrealized loss on such Financial Hedge to the Loan Party which is party to such Financial Hedge, determined by the Administrative Agent based on the settlement price of such Financial Hedge on such date of determination; or

(c)    In all other cases, the mark-to-market value of such Financial Hedge, which will be the unrealized loss on such Financial Hedge to the Loan Party that is party to such Financial Hedge determined by the Administrative Agent as the amount, if any, by which (i) the present value of the future cash flows to be paid by such Loan Party exceeds (ii) the present value of the future cash flows to be received by such Loan Party, in each case pursuant to such Financial Hedge.

“Applicable Law” means as to any Person: (a) all laws, statutes, rules, regulations, orders, codes, ordinances or other requirements having the force of law; and (b) all court orders, decrees, judgments, injunctions, notices, binding agreements and/or rulings, in each case of or by any Governmental Authority which has jurisdiction over such Person, or any property of such Person.

“Applicable Lenders” means the Required Lenders, the Required ABL Term Lenders or all Lenders, as applicable.

“Applicable Margin” means, with respect to Revolving Credit Loans and FILO Loans, the applicable percentage per annum set forth below:

LIBO Applicable Margin for Revolving Credit Loans	Prime Rate Applicable Margin for Revolving Credit Loans	LIBO Applicable Margin for the FILO Loan	Prime Rate Applicable Margin for FILO Loans
3.00%	2.00%	4.50%	3.50%

“Appraised Inventory Value” means the net appraised liquidation value (which is expressed as a percentage of Cost) of the Borrower’s Eligible Inventory as set forth in the Borrower’s inventory stock ledger as determined from time to time by an independent appraiser reasonably satisfactory to the Administrative Agent.

“Appraisal Percentage” means (i) with respect to the Borrowing Base, ninety percent (90%), (ii) with respect to the FILO Borrowing Base, five percent (5%), and (iii) with respect to the ABL Term Borrowing Base, ten percent (10%).

“Approved Budget” means the budget (including, without limitation, the borrowing base appendix thereto) prepared by the Borrower initially in the form of Schedule 5.16 (with updates as provided herein) and initially furnished to the Administrative Agent, the ABL Term Loan Agent and the Lenders on or prior to the Closing Date and which is approved by, and in form and substance reasonably satisfactory to, the Administrative Agent, the ABL Term Loan Agent and the Required Lenders in their sole discretion, as the same may be updated, modified or supplemented from time to time as provided in SECTION 5.16.

“Approved Budget Variance Report” means a weekly report provided by the Borrower to the Administrative Agent and the ABL Term Loan Agent attached to the Budget Variance Certificate and showing, in each case, Actual Cash Receipts, Actual Disbursement Amounts, Actual Inventory Levels, Actual Net Cash Flow, Availability and total available liquidity for the last day of the Prior Week and the Cumulative Four Week Period, noting therein all variances, on a cumulative basis, from the amounts set forth for such period in the Approved Budget, and shall include explanations for all material variances (including whether such variance is permanent in nature or timing related).

“Arranger” means Bank of America, N.A.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by SECTION 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Attorney Costs” means and includes all reasonable and documented or invoiced out-of-pocket fees, expenses and disbursements of any specified law firm or other specified external legal counsel.

“Automatic / Canadian Stay” means the automatic stay provided under Section 362 of the Bankruptcy Code and any stay of proceedings granted by the Canadian Court under the CCAA.

“Availability” means, as of any date of determination thereof, the result, if a positive number, of:

(a)    the Line Cap as of such date:

Minus

(b)    the aggregate amount of all outstanding Credit Extensions.

In calculating Availability at any time and for any purpose under this Agreement, the Borrower shall certify to the Administrative Agent that no accounts payable are being intentionally paid after their due date other than any such accounts payable (x) the validity or amount of which are being contested in good faith by appropriate proceedings, (y) for which the Borrower has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (z) for which obligations are stayed by order of the U.S. Bankruptcy Court or the Canadian Court.

“Availability Block” means an amount equal to the greater of (a) 10% of the Line Cap (as calculated without giving effect to clause (i) of the definition of “Borrowing Base”) and (b) $20,000,000.

“Availability Reserves” means, without duplication of any other Reserves or items that are otherwise addressed or excluded through eligibility criteria, such reserves as the Administrative Agent, from time to time determines in its reasonable commercial discretion exercised in good faith as being appropriate (a) to reflect the impediments to the Agents’ ability to realize upon the ABL Priority Collateral, (b) to reflect costs, expenses and other amounts that the Agents may incur or be required to pay to realize upon the ABL Priority Collateral, including, without limitation, on account of rent, Permitted Encumbrances, and customs and duties, and other costs to release Inventory which is being imported into the United States or Canada, (c) to reflect criteria, events, conditions, contingencies or risks which adversely affect any component of the Borrowing Base, the FILO Borrowing Base or the ABL Term Borrowing Base, (d) to reflect that an Event of Default then exists and (e) on account of Cash Management Services and Bank Products (including, as directed by the ABL Term Loan Agent in accordance with SECTION 8.18). Without limiting the generality of the foregoing, Availability Reserves may include (but are not limited to) reserves based on: (a) outstanding taxes and other governmental charges, including, without limitation, ad valorem, personal property, sales, goods and services, harmonized, and other taxes which could reasonably be expected to have priority over or be pari passu with the Liens of the Collateral Agent in the ABL Priority Collateral; (b) amounts deducted or withheld, or may be subject to withholding, and not paid and remitted when due under the Income Tax Act (Canada) which could reasonably be expected to have priority over or be pari passu with the Liens of the Collateral Agent; (c) Wage Earner Protection Act Reserve; (d) salaries, wages and benefits due to employees of any Loan Party, including, without limitation, reserves for amounts due and not paid for vacation pay, for amounts due and not paid under any legislation relating to workers’ compensation or employment insurance, and for all amounts past due and not contributed, remitted or paid to any Plan, or any similar legislation, (e) Customer Credit Liabilities, (f) warehousemen’s or bailees’ charges or other obligations which could reasonably be expected to have priority over or be pari passu with the Liens of the Collateral Agent in the ABL Priority Collateral, (g) amounts due to vendors on account of consigned goods, (h) reserves for reasonably anticipated changes in the Appraised Inventory Value between appraisals (i) store closing reserves and amounts in respect of prevailing discounts, and (j) reserves on account of (i) the Administration Charge, (ii) the Directors’ Charge (excluding for greater certainty any reserves in respect of obligations that are secured by the Directors’ Charge and that are also captured in clauses (a) to (i) above); and (iii) any other items (in addition to, but not duplicative of, those captured in clauses (j)(i) and (ii)), required to be paid by order of the Canadian Court or that are the subject of a court ordered charge, reserve or holdback granted in priority to or pari passu with the Liens of the Collateral Agent in the Canadian Recognition Proceedings (such reserves in this clause (j), collectively, the “Canadian Claims Reserves”).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank of America” means, Bank of America, N.A., a national banking association, and its Subsidiaries and Affiliates.

“Bank of America Concentration Account” means a DDA established by the Borrower with Bank of America and with respect to which the Collateral Agent has control (as defined in the UCC) pursuant to the Orders and, if applicable, a Blocked Account Agreement.

“Bank Products” means any services (other than Cash Management Services) or facilities provided to any Loan Party by any Person to the extent such Person was the Administrative Agent, a Revolving Lender or an Affiliate of the Administrative Agent or a Revolving Lender at the time such services or facilities were so provided, such services or facilities including, without limitation, on account of (a) credit or debit cards, (b) Financial Hedges, (c) purchase cards, and (d) supply chain finance services (including, without limitation, trade payable services, e-payables services and supplier accounts receivable purchases).

“Banker’s Acceptance” means a time draft or bill of exchange (in each case, payable not more than ninety (90) days duration from acceptance) relating to a Commercial Letter of Credit which has been accepted by an Issuing Bank.

“Bankruptcy Cases” has the meaning set forth in the Recitals hereto.

“Bankruptcy Code” means Title 11, U.S.C., as now or hereafter in effect, or any successor thereto.

“Bankruptcy Court” means the U.S. Bankruptcy Court the Canadian Court, or both collectively, in each case, as the context requires.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as the same may from time to time be in effect and applicable to the Chapter 11 Cases.

“BIA” means The Bankruptcy and Insolvency Act (Canada), and any regulations promulgated thereunder, if any, as amended from time to time.

“Blocked Account” has the meaning provided in SECTION 2.18(a)(ii).

“Blocked Account Agreement” means with respect to an account established by a Loan Party, an agreement, in form and substance reasonably satisfactory to the Collateral Agent, establishing control (as defined in the UCC) of such account by the Collateral Agent and whereby the bank maintaining such account agrees to comply only with the instructions originated by the Collateral Agent without the further consent of any Loan Party. Without limiting the foregoing, all Existing Blocked Account Agreements shall for all purposes be deemed to be, and shall be subject to all provisions relating to, “Blocked Account Agreements” hereunder.

“Blocked Account Banks” means the banks with whom deposit accounts are maintained in which material amounts (as reasonably determined by the Administrative Agent) of funds of any of the Loan Parties from one or more DDAs are concentrated (including, without limitation, Wells Fargo Bank, National Association, or any other Lender), and with whom a Blocked Account Agreement has been, or is required to be, executed in accordance with the terms hereof.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Pier 1 Imports (U.S.), Inc.

“Borrowing” means (a) a Revolving Borrowing, (b) the FILO Loan made or deemed to be made hereunder, or (c) the ABL Term Loan made or deemed to be made hereunder.

“Borrowing Base” means, at any time of calculation, an amount equal to:

(a)    the face amount of Eligible Credit Card Receivables multiplied by the Credit Card Advance Rate for the Borrowing Base;

plus

(b)    the Appraised Inventory Value of Eligible Inventory (but excluding Eligible In-Transit Inventory and Eligible Letter of Credit Inventory), net of Inventory Reserves, multiplied by the Cost of Eligible Inventory (but excluding Eligible In-Transit Inventory and Eligible Letter of Credit Inventory) multiplied by the Inventory Appraisal Percentage for the Borrowing Base;

plus

(c)    the Appraised Inventory Value of Eligible In-Transit Inventory and Eligible Letter of Credit Inventory, net of Inventory Reserves, multiplied by the Cost of Eligible In-Transit Inventory and Eligible Letter of Credit Inventory multiplied by the Appraisal Percentage for the Borrowing Base;

minus

(d)    the sum of the Carve-Out Reserve and the Canadian Claims Reserves,

minus

(e)    the FILO Reserve, if any,

minus

(f)    the ABL Term Loan Reserve, if any,

minus

(g)    the Lease Reserve, if any,

minus

(h)    the then amount of all Availability Reserves (other than the Canadian Claims Reserves maintained pursuant to clause (d) above),

minus

(i)    the Availability Block.

“Borrowing Base Certificate” has the meaning provided in SECTION 5.01(d).

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with SECTION 2.04.

“Breakage Costs” has the meaning provided in SECTION 2.16(b).

“Budgeted Cash Receipts” means the sum of the line items contained in the Approved Budget under the heading “Receipts” during the relevant period of determination.

“Budgeted Disbursement Amount” means the sum of the line items contained in the Approved Budget under the heading “Operating Disbursements” during the relevant period of determination.

“Budgeted Inventory Levels” means the budgeted aggregate inventory levels of the Loan Parties contained in borrowing base appendix portion of the Approved Budget opposite the heading “Ending Inventory” as of the relevant date of determination.

“Budgeted Net Cash Flow” means the sum of the line items contained in the Approved Budget under the heading “Net Cash Flow” during the relevant period of determination.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Boston, Massachusetts or Charlotte, North Carolina are authorized or required by law to remain closed; provided, however, that when used in connection with a LIBO Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Canadian Claims Reserve” has the meaning specified in the definition of Availability Reserves.

“Canadian Court” has the meaning set forth in the Recitals hereto.

“Canadian Final DIP Recognition Order” means an order of the Canadian Court in the Canadian Recognition Proceedings, which order shall recognize the Final Order and shall be reasonably satisfactory in form and substance to the Administrative Agent, the Term Loan Agent and the Required Lenders, and as the same may be amended, supplemented, or modified from time to time after entry thereof with the consent of the Administrative Agent, the ABL Term Loan Agent and the Required Lenders, each acting reasonably.

“Canadian Initial Recognition Order” means an order of the Canadian Court which order shall recognize the Chapter 11 Cases as “foreign main proceedings” under Part IV of the CCAA, shall grant a stay of proceedings in Canada and commence the Canadian Recognition Proceedings, such order to be in form and substance reasonably satisfactory to the Administrative Agent, the ABL Term Loan Agent and the Required Lenders, and as the same may be amended, supplemented, or modified from time to time after entry thereof with the consent of the Administrative Agent, the ABL Term Loan Agent and the Required Lenders, each acting reasonably.

“Canadian Interim DIP Recognition Order” means an order of the Canadian Court in the Canadian Recognition Proceedings, which order shall, among other things, recognize the Interim Order and provide for a super priority charge over the Collateral of the Debtors located in Canada in respect of the Collateral Agent’s Liens and shall be reasonably satisfactory in form and substance to the Administrative Agent, the ABL Term Loan Agent and the Required Lenders, and as the same may be amended, supplemented, or modified from time to time after entry thereof with the consent of the Administrative Agent, the ABL Term Loan Agent and the Required Lenders, each acting reasonably. For the avoidance of doubt, the Canadian Interim DIP Recognition Order may be part of the Canadian Supplemental Order.

“Canadian Recognition Proceedings” has the meaning set forth in the Recitals hereto.

“Canadian Supplemental Order” means an order of the Canadian Court in the Canadian Recognition Proceedings, which order shall grant such additional relief as is customary in the proceedings under Part IV of the CCAA, and as the same may be amended, supplemented, or modified from time to time after entry thereof with the consent of the Administrative Agent, the ABL Term Loan Agent and the Required Lenders, each acting reasonably.

“Capital Expenditures” means, with respect to any Person for any period, (a) the additions to property, plant and equipment and other capital expenditures of the Loan Parties that are (or would be) set forth in a Consolidated statement of cash flows of the Loan Parties for such period prepared in accordance with GAAP and (b) any assets acquired by a Capital Lease Obligation during such period; provided that the term “Capital Expenditures” shall not include the following (to the extent that the following would otherwise be included and without duplication): (i) [Reserved], (ii) any such expenditures to the extent any Loan Party or any of its Subsidiaries has received reimbursement in cash from a third party during such period other than from any other Loan Party or any Subsidiary of a Loan Party, in an amount not exceeding such reimbursement to the extent not required to be repaid, directly or indirectly, to such third party, (iii) the purchase price of equipment or Real Estate used in the business of the Loan Parties and their Subsidiaries in the ordinary course and purchased during such period to the extent the consideration therefor consists of any combination of (A) used or surplus equipment used in the business in the ordinary course and traded in at the time of such purchase, and (B) the proceeds of a concurrent sale of used or surplus equipment used in the business in the ordinary course, in each case, traded or sold in the ordinary course of business, (iv) capitalized interest of the Loan Parties and their Subsidiaries, (v) any expenditure financed with the proceeds of Indebtedness (other than any Credit Extension) specifically designated for such purpose and which are so utilized within ninety (90) days after the receipt of such proceeds, (vi) any expenditure financed with the proceeds of Capital Stock specifically designated for such purpose and which are so utilized within one hundred eighty (180) days after the receipt of such proceeds, (vii) any expenditure to repair or replace any property which is financed with the proceeds from any casualty insurance or condemnation or eminent domain, to the extent that the proceeds therefrom are so utilized within one hundred eighty (180) days of the receipt of such proceeds, and (viii) any Capital Expenditures to the extent financed as Capital Lease Obligations.

“Capital Lease Obligations” means, with respect to any Person for any period, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP; provided that the adoption or issuance of any accounting standards (including ASU No. 2016-02) will not cause any lease (or any extensions or renewals of the same) that was not or would not have been classified or accounted for as a capital lease on a balance sheet of such Person prior to the adoption or issuance to be deemed a capital lease.

“Capital Stock” means, as to any Person that is a corporation, the authorized shares of such Person’s capital stock, including all classes of common, preferred, voting and nonvoting capital stock, and, as to any Person that is not a corporation or an individual, the membership or other ownership interests in such Person, including, without limitation, the right to share in profits and losses, the right to receive distributions of cash and other property, and the right to receive allocations of items of income, gain, loss, deduction and credit and similar items from such Person, whether or not such interests include voting or similar rights entitling the holder thereof to exercise control over such Person, collectively with, in any such case, all warrants, options and other rights to purchase or otherwise acquire, and all other instruments convertible into or exchangeable for, any of the foregoing; provided that in no event shall any Indebtedness (or instrument representing any Indebtedness) that is convertible into or exchangeable for any of the foregoing constitute “Capital Stock” (unless and until so converted or exchanged) or otherwise be considered a right to acquire “Capital Stock” for any purpose of this Agreement.

“Carve-Out” has the meaning assigned to the term “Carve-Out” in paragraph 40 (Carve-Out) of the Interim Order (or Final Order, when applicable).

“Carve-Out Reserve” means a reserve established by the Administrative Agent in respect of the Carve-Out and (without duplication) the Priority Carve-Out.

“Cash Collateral” shall have the meaning given to such term in the Interim Order (or Final Order, when applicable).

“Cash Collateral Account” means an interest bearing account established by the Loan Parties with the Collateral Agent, for its own benefit and the ratable benefit of the other Credit Parties, under the sole and exclusive dominion and control of the Collateral Agent, in the name of the Collateral Agent or as the Collateral Agent shall otherwise direct, in which deposits are required to be made in accordance with SECTION 2.13(k).

“Cash Management Order” means the order of the U.S. Bankruptcy Court entered in the Chapter 11 Cases after the “first day” hearing, together with all extensions, modifications and amendments thereto, in form and substance reasonably satisfactory to the Administrative Agent, the ABL Term Loan Agent and the Required Lenders, which among other matters authorizes the Debtors to maintain their existing cash management and treasury arrangements (as set forth in the Pre-Petition Credit Agreement) or such other arrangements as shall be reasonably acceptable to the Administrative Agent, the ABL Term Loan Agent and the Required Lenders in all material respects.

“Cash Management Services” means the following cash management services provided to any Loan Party by any Person to the extent such Person was the Administrative Agent, a Revolving Lender or an Affiliate of the Administrative Agent or a Revolving Lender at the time such services were so provided, such cash management services including, without limitation, (a) ACH transactions, (b) treasury and/or cash management services, including, without limitation, controlled disbursement services, treasury, depository, overdraft, and electronic funds transfer services, and (c) credit card processing services and other merchant services (other than those constituting a line of credit).

“Cash Receipts” has the meaning provided therefor in SECTION 2.18(b).

“CCAA” has the meaning provided in the Recitals hereto.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.

“Change in Control” means, at any time:

(a)    any “change in/of control” or similar event as defined in the Pre-Petition Term Loan Agreement or any document governing Post-Petition Material Indebtedness of any Loan Party the occurrence of which would permit the holder of such Post-Petition Material Indebtedness or any trustee or agent on its behalf to cause such Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance of such Indebtedness, prior to its scheduled maturity; or

(b)    [reserved]; or

(c)    except as a result of any transaction consummated in connection with an Approved Plan, any person or “group” (within the meaning of the Securities and Exchange Act of 1934, as amended), is or becomes the beneficial owner (within the meaning of Rule 13d-3 or 13d-5 of the Securities and Exchange Act of 1934, as amended) directly or indirectly of thirty-five percent (35%) or more (on a fully diluted basis) of the total then outstanding voting Capital Stock of the Parent, whether as a result of the issuance of securities of the Parent, a merger, amalgamation, consolidation, liquidation or dissolution of the Parent, a direct or indirect transfers of securities or otherwise; or

(d)    other than as a result of a transaction expressly permitted pursuant to SECTION 6.04 or SECTION 6.05, the Parent fails at any time to own, directly or indirectly, one hundred percent (100%) of the Capital Stock of each Loan Party free and clear of all Liens (other than “Permitted Encumbrances”, in each case subject to the Intercreditor Agreement and any other intercreditor agreements with respect thereto).

“Change in Law” means (a) the adoption or taking effect of any law, rule, regulation or treaty after the Closing Date, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority after the Closing Date, or (c) compliance by any Credit Party (or, for purposes of SECTION 2.14, by any lending office of such Credit Party or by such Credit Party’s holding company, if any) with any request, rule, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Chapter 11 Cases” has the meaning set forth in the Recitals.

“Charges” has the meaning provided therefor in SECTION 9.13.

“Charter Document” means as to any Person, its partnership agreement, certificate or articles of incorporation, or amalgamation or amendment, operating agreement, membership agreement or similar constitutive document or agreement or its by-laws.

“Closing Date” means February 20, 2020.

“Closing Fee Letter” means the Closing Fee Letter dated February 20, 2020 by and among the Borrower, the Administrative Agent, the ABL Term Loan Agent and the Lenders, as amended, amended and restated, restated, supplemented or otherwise modified and in effect from time to time.

“Code” means the Internal Revenue Code of 1986 and the Treasury regulations promulgated thereunder, as amended from time to time.

“Collateral” means (a) any and all “Collateral” or words of similar intent as defined in any applicable Security Document and (b) the “DIP Collateral” referred to in the Orders, it being understood that “Collateral” shall include all such “DIP Collateral” irrespective of whether any such property was excluded pursuant to the Pre-Petition Loan Documents.

“Collateral Access Agreement” means an agreement reasonably satisfactory in form and substance to the Agents and executed by (a) a bailee or other Person in possession of ABL Priority Collateral, and (b) any landlord of Real Estate leased by any Loan Party, pursuant to which such Person (i) acknowledges the Collateral Agent’s Lien on the ABL Priority Collateral, (ii) releases or subordinates such Person’s Liens in the ABL Priority Collateral held by such Person or located on such Real Estate, (iii) provides the Collateral Agent with access to the ABL Priority Collateral held by such bailee or other Person or located in or on such Real Estate, (iv) as to any landlord, provides the Collateral Agent with a reasonable time to sell and dispose of the ABL Priority Collateral from such Real Estate, and (v) makes such other agreements with the Agents as the Agents may reasonably require. Without limiting the foregoing, all Existing Collateral Access Agreements shall for all purposes be deemed to be, and shall be subject to all provisions relating to, “Collateral Access Agreements” hereunder.

“Collateral Agent” has the meaning provided in the preamble to this Agreement.

“Commercial Letter of Credit” means any Letter of Credit issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by the Borrower in the ordinary course of business of the Borrower.

“Commitment” means, with respect to each Lender, the aggregate commitment(s) of such Lender hereunder in the amount set forth opposite its name on Schedule 1.1 hereto or as may subsequently be set forth in the Register from time to time, as the same may be increased or reduced from time to time pursuant to this Agreement.

“Committee” means an official committee of unsecured creditors appointed in any of the Chapter 11 Cases by the U.S. Trustee.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Compliance Certificate” has the meaning provided in SECTION 5.01(c).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” means, when used to modify a financial term, test, statement, or report of a Person, the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Cost” means the cost of purchases, as reported on the Borrower’s stock ledger based upon the Borrower’s accounting practices, in effect on the Closing Date.

“Credit Card Advance Rate” means (i) with respect to the Borrowing Base, ninety percent (90%), (ii) with respect to the FILO Borrowing Base, five percent (5%), and (iii) with respect to the ABL Term Borrowing Base, ten percent (10%).

“Credit Card Notification” has the meaning provided in SECTION 2.18(a)(i). Without limiting the foregoing, all Existing Credit Card Notifications shall for all purposes be deemed to be, and shall be subject to all provisions relating to, “Credit Card Notifications” hereunder.

“Credit Extensions” means each of the following: (a) a Revolving Credit Extension, (b) the outstanding amount of the FILO Loan made or deemed to be made hereunder, and (c) the outstanding amount of the ABL Term Loan made or deemed to be made hereunder.

“Credit Party” means (a) the Lenders, (b) the Agents, the ABL Term Loan Agent, and their Affiliates, (c) the Issuing Banks, (d) the Arranger, (e) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document, (f) the Persons providing Cash Management Services or Bank Products to any Loan Party, (g) the Persons to whom Obligations are owing, and (h) the successors and permitted assigns of each of the foregoing.

“Credit Party Expenses” means, to the extent incurred in connection with this Agreement and the other Loan Documents: (i) all reasonable and documented out-of-pocket expenses incurred by the Agents and their Affiliates on account of (x) the reasonable and documented fees and out-of-pocket charges and disbursements of Morgan, Lewis & Bockius LLP, Norton Rose Fulbright Canada LLP, and Hudson Andrews Kurth LLP, and one other local or special counsel retained collectively by the Administrative Agent, the Collateral Agent, or the ABL Term Loan Agent in each relevant jurisdiction (and, in the event of an actual or perceived conflict of interest among the Credit Parties), one additional counsel in each relevant jurisdiction to all affected Credit Parties taken as a whole), and (y) outside consultants for the Agents (including, without limitation, inventory appraisers, one commercial finance examiner, and one financial advisor), in connection with the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not any such amendments, modification or waivers shall be consummated), and any workout, restructuring, negotiations, protection of rights hereunder or enforcement in respect hereof, (ii) all reasonable out-of-pocket expenses incurred by the ABL Term Loan Agent on account of the reasonable and documented fees and out-of-pocket charges and disbursements of Choate Hall & Stewart LLP and of one local counsel in Virginia to the ABL Term Loan Agent, and one other local or special counsel retained collectively by the Administrative Agent, the Collateral Agent, or the ABL Term Loan Agent in each relevant jurisdiction (and, in the event of an actual or perceived conflict of interest among the Credit Parties, one additional counsel in each relevant jurisdiction to all affected Credit Parties taken as a whole), in each case, incurred in connection with the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not any such amendments, modification or waivers shall be consummated), and any workout, restructuring, negotiations, protection of rights hereunder or enforcement in respect hereof, (iii) all reasonable and documented out-of-pocket expenses incurred by the Issuing Banks in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iv) all fees, costs and expenses described in SECTION 9.03.

“Cumulative Four Week Period” means the four-week period up to and through the Saturday of the most recent week then ended, commencing with the Petition Date through the Saturday of the most recent week then ended.

“Customer Credit Liabilities” means at any time, the aggregate remaining balance at such time of (a) outstanding gift certificates and gift cards for use at the Borrower entitling the holder thereof to use all or a portion of the certificate or gift card to pay all or a portion of the purchase price for any Inventory, and (b) outstanding merchandise credits and customer deposits of the Borrower.

“Customs Broker Agreement” means an agreement in substantially the form attached as Exhibit B annexed hereto, among the Borrower, a customs broker, freight forwarder, consolidator or other carrier, and the Collateral Agent, in which the customs broker, freight forwarder, consolidator or other carrier acknowledges that it has control over and holds the documents evidencing ownership of the subject Inventory for the benefit of the Collateral Agent and agrees, upon notice from the Collateral Agent, to hold and dispose of the subject Inventory and other property solely as directed by the Collateral Agent. Without limiting the foregoing, all Existing Customs Broker Agreements shall for all purposes be deemed to be, and shall be subject to all provisions relating to, “Customs Broker Agreements” hereunder.

“DDAs” means any checking or other demand deposit account maintained by the Loan Parties.

“Debtors’ Advisors” has the meaning provided in SECTION 5.19.

“Default” means any event or condition described in SECTION 7.01 that constitutes an Event of Default or that upon notice, lapse of any cure period set forth in SECTION 7.01 or both would, unless cured or waived hereunder, become an Event of Default.

“Default Rate” has the meaning provided in SECTION 2.12.

“Defaulting Lender” means, subject to SECTION 2.26(b), any Revolving Lender that (a) has defaulted in its monetary obligations under this Agreement, including any failure to (i) fund all or any portion of its Revolving Credit Loans within one Business Day of the date such Revolving Credit Loans were required to be funded hereunder, or (ii) pay to any Agent, any Issuing Bank, the Swingline Lender or any other Revolving Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Borrower, any Agent, any Issuing Bank or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect or with respect to agreements under which such Revolving Lender commits to extend credit generally, (c) has failed, within two Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Revolving Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under the Bankruptcy Code, the BIA, the WURA or the CCAA or any state, federal or provincial bankruptcy, insolvency, receivership or similar law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or, in each case under clauses (d)(i) and (d)(ii) above, has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment, or (iii) become the subject of a Bail-in Action; provided that a Revolving Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock in that Revolving Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Revolving Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Revolving Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Revolving Lender. Any determination by any Agent that a Revolving Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Revolving Lender shall be deemed to be a Defaulting Lender (subject to SECTION 2.26(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, the Issuing Banks, the Swingline Lender and each other Revolving Lender promptly following such determination.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“DIP Recognition Order” means the Canadian Interim DIP Recognition Order and the Canadian Final DIP Recognition Order, whichever is in effect at the applicable time.

“Directors’ Charge” has the meaning set forth in an order of the Canadian Court in the Canadian Recognition Proceedings.

“Disbursement Accounts” shall have the meaning set forth in SECTION 2.18(f).

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in the Information Certificate and in the litigation report as provided to the Administrative Agent prior to the Closing Date.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary of any of the Loan Parties organized under the laws of the United States of America or any state thereof.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means a bank, insurance company, or company engaged in the business of making commercial loans having, solely, in the case of an assignment of Revolving Commitments, a combined capital and surplus in excess of $300,000,000, or any Credit Party or Affiliate of any Credit Party, or a Related Fund of any Credit Party, or any Person to whom a Credit Party assigns its rights and obligations under this Agreement as part of an assignment and transfer of such Credit Party’s rights in and to a material portion of such Credit Party’s portfolio of asset based credit facilities; provided, however, that, for the avoidance of doubt, an “Eligible Assignee” shall not include the Borrower, any of the Borrower’s Subsidiaries, any Defaulting Lender, or any natural Person (or any holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person). For the purposes of this Agreement, “Related Fund” shall mean, with respect to any Credit Party which is a fund that invests in loans, any other such fund managed by the same investment advisor as such Credit Party or by an Affiliate of such Credit Party or such advisor.

“Eligible Credit Card Receivables” means, as of any date of determination, Accounts due to the Borrower from major credit card processors, including, VISA, Mastercard, American Express, Diners Club, Discover and private label credit card processors or purchasers, in each case acceptable to the Administrative Agent, in its reasonable discretion, as arise in the ordinary course of business, which have been earned by performance. None of the following shall be deemed to be Eligible Credit Card Receivables:

(a)    Accounts due from major credit card processors that have been outstanding for more than five (5) Business Days from the date of transmission, or for such longer period(s) as may be approved by the Agents;

(b)    Accounts due from major credit card processors with respect to which the Borrower does not have good, valid and marketable title thereto, free and clear of any Lien (other than (i) Liens granted to the Collateral Agent for its own benefit and the ratable benefit of the other Credit Parties pursuant to the Security Documents, and (ii) Permitted Encumbrances);

(c)    Accounts due from major credit card processors that are not subject to a perfected first priority security interest or hypothec in favor of the Collateral Agent, for its own benefit and the ratable benefit of the other Credit Parties;

(d)    Accounts due from major credit card processors which are disputed or with respect to which a claim, counterclaim, offset or chargeback has been asserted by the related credit card processor (but only to the extent of such dispute, counterclaim, offset or chargeback) (it being the intent that chargebacks in the ordinary course by the credit card processors shall not be deemed violative of this clause);

(e)    Except as otherwise approved by the Agents, Accounts due from major credit card processors as to which the credit card processor has the right under certain circumstances to require the Borrower to repurchase the Accounts from such credit card processor; or

(f)    Accounts due from a credit card processor which the Administrative Agent, in its reasonable discretion, determines to be unlikely to be collected due to any bankruptcy or insolvency proceeding of such credit card processor.

“Eligible In-Transit Inventory” means, as of the date of determination thereof (without duplication of other Eligible Inventory), Inventory:

(a)    Which has been shipped, or is waiting to be shipped and is not under the control of the seller of such Inventory and otherwise satisfies each of the requirements of this definition, from a foreign location for receipt by the Borrower within forty-five (45) days of the date of determination, but which has not yet been delivered to the Borrower;

(b)    For which title has passed to the Borrower;

(c)    For which the document of title reflects the Borrower as the consignee and the shipper, or any other circumstance as to which the Collateral Agent has control over the documents of title which evidence ownership of the subject Inventory (such as by the delivery of a Customs Broker Agreement);

(d)    Which is insured for not less than replacement cost; and

(e)    Which otherwise would constitute Eligible Inventory;

provided that the Administrative Agent may, in its reasonable discretion, exclude any particular Inventory from the definition of “Eligible In-Transit Inventory” in the event (x) the Administrative Agent determines that such Inventory is subject to any Person’s right of reclamation, repudiation, stoppage in transit or any event has occurred or is reasonably anticipated by the Administrative Agent to arise which may otherwise adversely impact the value of such Inventory or the ability of the Agents to realize upon such Inventory or (y) the Borrower has commenced a full-chain liquidation.

“Eligible Inventory” means, as of the date of determination thereof, without duplication, (i) Eligible Letter of Credit Inventory, (ii) Eligible In-Transit Inventory, and (iii) items of Inventory of the Borrower that are finished goods, merchantable and readily saleable to the public in the ordinary course that are not excluded as ineligible by virtue of the one or more of the criteria set forth below. None of the following shall be deemed to be Eligible Inventory:

(a)    Inventory that is not solely owned by the Borrower, or is leased by or is on consignment to the Borrower, or the Borrower does not have good and valid title thereto;

(b)    Inventory (other than any Eligible Letter of Credit Inventory and/or Eligible In-Transit Inventory) that is (i) not located in the United States of America or Canada, or (ii) not located at a location that is owned or leased by the Borrower (other than with respect to Inventory in transit between the Borrower’s stores and distribution centers within the United States or Canada), except, with respect to such locations described in this clause (ii) (other than public warehouses, as to which clause (i) below shall apply), to the extent that the Borrower has furnished the Collateral Agent with (A) any UCC financing statements, PPSA filings, Civil Code of Québec filings or publishings or other registrations that the Collateral Agent may reasonably determine to be necessary to perfect its security interest in such Inventory at such location, and (B) a Collateral Access Agreement executed by the Person owning any such location on terms reasonably acceptable to the Agents;

(c)    Except as otherwise agreed by the Agents, Inventory that represents goods which (i) are damaged, defective, “seconds,” or otherwise unmerchantable, (ii) are to be returned to the vendor, (iii) are obsolete items or custom items for the end user of Inventory, work in process, raw materials, or that constitute spare parts or supplies used or consumed in the Borrower’s business or (iv) are bill and hold goods;

(d)    Inventory that represents goods that do not conform in all material respects to the representations and warranties contained in this Agreement or any of the Security Documents;

(e)    Inventory that is not subject to a perfected first priority security interest in favor of the Collateral Agent, for its own benefit and the ratable benefit of the other Credit Parties (subject, with respect to priority only, to Permitted Encumbrances entitled to priority by operation of Applicable Law);

(f)    Inventory which consists of samples, labels, bags, packaging or shipping materials, and other similar non-merchandise categories;

(g)    Inventory as to which insurance in compliance with the provisions of SECTION 5.07 hereof is not in effect;

(h)    Inventory located at any distribution centers or public warehouses (solely to the extent that any such public warehouse is utilized by the Borrower, any of its Subsidiaries or any of their respective agents for the storage of property for more than ten (10) consecutive Business Days) unless the Collateral Agent has received a Collateral Access Agreement, or if no such Collateral Access Agreement is obtained, an Availability Reserve shall be established with respect to such location in an amount equal to two (2) months’ rent; or

(i)    Inventory located at any stores which are closed, other than in the ordinary course of business.

“Eligible Letter of Credit Inventory” means, as of the date of determination thereof (without duplication of other Eligible Inventory), Inventory:

(a)    Not yet delivered to the Borrower;

(b)    The purchase of which is supported by a Commercial Letter of Credit having a then remaining expiry of not more than seventy-five (75) days;

(c)    For which, if requested by the Collateral Agent, the Collateral Agent has control over the documents of title which evidence ownership of the subject Inventory (such as by the delivery of a Customs Broker Agreement); and

(d)    Which otherwise would constitute Eligible In-Transit Inventory;

provided that the Administrative Agent may, in its reasonable discretion, exclude any particular Inventory from the definition of “Eligible Letter of Credit Inventory” in the event the Administrative Agent determines that such Inventory is subject to any Person’s right of reclamation, repudiation, stoppage in transit or any event has occurred or is reasonably anticipated by any Agent to arise which may otherwise adversely impact the ability of the Agents to realize upon such Inventory.

“Environmental Laws” means all Applicable Laws issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the protection of human health or the environment, to the preservation or reclamation of natural resources, to the handling, treatment, storage, disposal of Hazardous Materials or to the assessment or remediation of any Release or threatened Release of any Hazardous Material or to the environment.

“Environmental Liability” means any liability, contingent or otherwise (including, without limitation, any liability for damages, natural resource damage, costs of environmental remediation, administrative oversight costs, fines, penalties or indemnities), of any Loan Party directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials in violation of Environmental Laws, (c) exposure to any Hazardous Materials in violation of Environmental Laws, (d) the Release or threatened Release of any Hazardous Materials into the environment in violation of Environmental Laws, (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing, or (f) the existence of Hazardous Material on, from, under or about any owned or formerly owned or occupied Real Estate of any Loan Party or any of its Subsidiaries in violation of Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Parent, is treated as a single employer within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan (other than a Multiemployer Plan); (b) the existence with respect to any Pension Plan of a failure to make the “minimum required contribution” (as defined in Section 430 of the Code or Section 303 of ERISA) or with respect to a Multiemployer Plan of an “accumulated funding deficiency” (as defined in Section 431 of the Code or Section 304 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (d) the incurrence by the Parent or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Pension Plan; (e) the receipt by the Parent or any ERISA Affiliate from the PBGC or a Plan administrator of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan(s); (f) the incurrence by the Parent or any of its ERISA Affiliates of any liability with respect to (i) the withdrawal from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or (ii) the cessation of operations by the Parent or any ERISA Affiliate which is treated as such a withdrawal under Section 4062(e) of ERISA; or (g) the incurrence by the Parent or any ERISA Affiliate of any Withdrawal Liability or receipt by the Parent or any ERISA Affiliate of notification that a Multiemployer Plan is in reorganization.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning assigned to such term in SECTION 7.01.

“Excluded DDA” means (i) a DDA which solely contains funds not constituting proceeds of the ABL Priority Collateral (it being understood that if such DDA contains any proceeds of ABL Priority Collateral, it shall not constitute an Excluded DDA), (ii) a Trust Funds DDA, and (iii) a Disbursement Account.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the guaranty by such Loan Party under the Facility Guarantee of, or the grant under a Loan Document by such Loan Party of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to SECTION 9.23 hereof and any and all guarantees of such Loan Party’s Swap Obligations by other Loan Parties) at the time the guaranty of such Loan Party, or grant by such Loan Party of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one Financial Hedges, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Financial Hedges for which such guaranty or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under SECTION 2.24) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to SECTION 2.23(a)(ii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with SECTION 2.23(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Existing Blocked Account Agreements” means each of the “Blocked Account Agreements” entered into pursuant to the Pre-Petition Credit Agreement.

“Existing Collateral Access Agreements” means each of the “Blocked Account Agreements” entered into pursuant to the Pre-Petition Credit Agreement.

“Existing Credit Card Notifications” means each of the “Credit Card Notifications” delivered pursuant to the Pre-Petition Credit Agreement.

“Existing Letters of Credit” means each of the Letters of Credit issued by a Lender and outstanding on the Closing Date, as set forth in the Information Certificate.

“Existing Obligations” has the meaning provided in SECTION 9.22.

“Facility Guarantee” means any Guarantee of the Obligations executed by the Facility Guarantors in favor of the Agents and the other Credit Parties.

“Facility Guarantors” means (i) the Parent and each of the Material Domestic Subsidiaries of the Parent, as listed on Schedule 1.2, (ii) each of the wholly-owned Material Domestic Subsidiaries of the Parent hereafter created or acquired, and (iii) any other Subsidiary of the Parent that Guarantees any Indebtedness incurred by the Borrower pursuant to the Pre-Petition Term Loan Facility (or is a co-borrower with the Borrower thereunder) or any Indebtedness which is pari passu with or junior to the Liens securing the Pre-Petition Term Loan Facility or unsecured, or any refinancings, replacements, extensions or renewals of any Indebtedness permitted hereunder.

“Facility Guarantors’ Collateral Documents” means all security agreements, pledge agreements, deeds of trust, deeds of hypothec, intellectual property security agreements, and other instruments, documents or agreements executed and delivered by the Facility Guarantors to secure the Facility Guarantee and the Obligations.

“FATCA” means Sections 1471 through 1474 of the Code as of the Closing Date (or any amended or successor version that is substantively comparable), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means, collectively, the Agent Fee Letter, the ABL Term Loan Fee Letter, and the Closing Fee Letter.

“FILO Borrowing Base” means, at any time of calculation, an amount equal to:

(a)    the face amount of Eligible Credit Card Receivables multiplied by the Credit Card Advance Rate for the FILO Borrowing Base;

plus

(b)    the Appraised Inventory Value of Eligible Inventory (but excluding Eligible In-Transit Inventory and Eligible Letter of Credit Inventory), net of Inventory Reserves, multiplied by the Cost of Eligible Inventory (but excluding Eligible In-Transit Inventory and Eligible Letter of Credit Inventory) multiplied by the Inventory Appraisal Percentage for the FILO Borrowing Base;

plus

(c)    the Appraised Inventory Value of Eligible In-Transit Inventory and Eligible Letter of Credit Inventory, net of Inventory Reserves, multiplied by the Cost of Eligible In-Transit Inventory and Eligible Letter of Credit Inventory multiplied by the Appraisal Percentage for the FILO Borrowing Base;

“FILO Lender” means, at any time, each Person that makes a FILO Loan to the Borrower in the amount set forth opposite such Lender’s name on Schedule 1.1 hereto or as may be subsequently set forth in the Register from time to time.

“FILO Loan” means any term loan made, or deemed made by the FILO Lenders to the Borrower, including to refinance the principal amount of the Pre-Petition FILO Loans outstanding, pursuant to this Agreement.

“FILO Loan Commitment” means, as to each FILO Lender, the obligation of such FILO Lender to make its portion of the FILO Loan to be made, or deemed made, on the Closing Date in the amount set forth opposite such FILO Lender’s name on Schedule 1.1. The aggregate amount of the FILO Loan Commitments on the Closing Date is $15,000,000.

“FILO Notes” means the promissory notes of the Borrower substantially in the form of Exhibit D-1, each payable to a FILO Lender, evidencing FILO Loans made to the Borrower.

“FILO Percentage” shall mean, with respect to each FILO Lender, that percentage of the FILO Loans of all the FILO Lenders hereunder held by such FILO Lender, in the amount set forth opposite such Lender’s name on Schedule 1.1 hereto or as may be subsequently set forth in the Register from time to time, as the same may be increased or reduced from time to time pursuant to this Agreement.

“FILO Reserve” means an amount, at any time of calculation, equal to the excess of the then outstanding amount of the portion of the FILO Loan over the FILO Borrowing Base as reflected in the most recent Borrowing Base Certificate furnished by the Borrower. If at any time the circumstances giving rise to any imposition of the FILO Reserve have ceased to exist then immediately following receipt of a Borrowing Base Certificate in accordance with the terms hereof reflecting that no FILO Reserve is then applicable, the Administrative Agent shall remove such FILO Reserve.

“Final Order” means, collectively, the order of the U.S. Bankruptcy Court entered in the Chapter 11 Cases after a final hearing under Bankruptcy Rule 4001(c)(2) or such other procedures as approved by the U.S. Bankruptcy Court, which order shall be reasonably satisfactory in form and substance to the Administrative Agent, the ABL Term Loan Agent and the Lenders, and from which no appeal or motion to reconsider has been timely filed, or if timely filed, such appeal or motion to reconsider has been dismissed or denied with no further appeal and the time for filing such appeal has passed (unless Administrative Agent waives such requirement), together with all extensions, modifications, and amendments thereto, in form and substance reasonably satisfactory to the Administrative Agent, the ABL Term Loan Agent and the Required Lenders, which, among other matters but not by way of limitation, authorizes the Loan Parties to obtain credit, incur (or guaranty) Indebtedness, and grant Liens under this Agreement and the other Loan Documents, as the case may be, and provides for the super-priority of the Administrative Agent’s and the Lenders’ claims.

“Financial Hedge” means, for any Loan Party, any present or future, whether master or single, agreement, document, or instrument providing for, or constituting an agreement to enter into, (a) any commodity hedge, (b) any arrangement for foreign-currency-exchange protection, and (c) any interest-rate swap, cap, collar, or similar arrangement, including, without limitation, any “swap agreement” (as defined in 11 U.S.C.§101, as in effect from time to time, or any successor statute).

“Financial Officer” means, with respect to any Loan Party, the chief financial officer, treasurer, controller or vice president of accounting and reporting of such Loan Party.

“First Day Orders” shall have the meaning set forth in Section 4.01(q).

“Fiscal Month” means any fiscal month of any Fiscal Year, which month shall generally end as described on attached Schedule 1.3.

“Fiscal Quarter” means any fiscal quarter of any Fiscal Year, which quarters shall generally end as described on attached Schedule 1.3.

“Fiscal Year” means any period of twelve consecutive months ending as described on attached Schedule 1.3.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States, each State thereof and the District of Columbia.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any Issuing Bank, such Defaulting Lender’s Revolving Commitment Percentage of the Letter of Credit Outstandings other than Letter of Credit Outstandings as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders or cash collateralized in accordance with SECTION 2.26, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Revolving Commitment Percentage of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders in accordance with SECTION 2.26.

“GAAP” means accounting principles which are generally accepted in the United States in effect and applicable to that accounting period in respect of which reference to GAAP is being made, and consistently applied for all periods reported, subject to SECTION 1.03.

“General Security Agreement” means the Canadian General Security Agreement (governed by Ontario law) dated as of the Closing Date, entered into among each Loan Party (with Collateral located in Canada) and the Collateral Agent for the benefit of the Credit Parties thereunder.

“Governmental Authority” means the government of the United States of America, Canada, or any other nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Government Securities” means (to the extent they mature within one (1) year from the date in question) readily marketable (a) direct full faith and credit obligations of the United States of America or Canada or obligations guaranteed by the full faith and credit of the United States of America or Canada, and (b) obligations of an agency or instrumentality of, or corporation owned, controlled, or sponsored by, the United States of America or Canada that are generally considered in the securities industry to be implicit obligations of the United States of America or Canada, as applicable.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation, provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, mold, fungi or similar bacteria, and all other substances or wastes of any nature regulated pursuant to any Environmental Law because of their dangerous or deleterious properties, including any material listed as a hazardous substance under Section 101(14) of CERCLA.

“Inadvertent Overadvances” means the funding of any Revolving Credit Loan or the issuance, renewal or amendment of a Letter of Credit which either (x) results from the funding of the Carve-Out, the Priority Carve-Out or any Canadian Claims Reserves in compliance with the Orders, or (y) did not result in an Overadvance when made based upon the most recent Borrowing Base Certificate received by the Administrative Agent prior to such funding or issuance, renewal or amendment of a Letter of Credit but which has, on the relevant date of determination, become an Overadvance as the result of circumstances beyond the reasonable control of the Administrative Agent or the other Revolving Lenders (including as the result of the entry of an adverse order for use of cash collateral by the Bankruptcy Court), including (i) a decline in the value of the Collateral included in the Borrowing Base, (ii) errors or fraud on a Borrowing Base Certificate, (iii) components of the Borrowing Base on any date thereafter being deemed ineligible, (iv) the return of uncollected checks or other items of payment applied to the reduction of Revolving Credit Loans or other similar involuntary or unintentional actions, (v) the imposition of any Reserve or a reduction in advance rates after the funding of any Revolving Credit Loan or the issuance, renewal or amendment of a Letter of Credit or (vi) any other circumstance beyond the reasonable control of the Administrative Agent or the other Revolving Lenders which reduces availability or the amount that can be borrowed under this Agreement.

“Indebtedness” of any Person means, without duplication:

(a)    All obligations of such Person for borrowed money (including any obligations which are without recourse to the credit of such Person);

(b)    All obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

(c)    All obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person;

(d)    All obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable and accrued liabilities incurred in the ordinary course of business);

(e)    All Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed;

(f)    All Guarantees by such Person of Indebtedness of others;

(g)    All Capital Lease Obligations of such Person;

(h)    All obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty;

(i)    All obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances;

(j)    All Financial Hedges; and

(k)    The principal and interest portions of all rental obligations of such Person under any Synthetic Lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP as in effect on the Closing Date.

The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Indemnitee” has the meaning provided therefor in SECTION 9.04(a).

“Information” has the meaning provided therefor in SECTION 9.16.

“Information Certificate” means the Information Certificate dated as of the Closing Date delivered by the Loan Parties to the Administrative Agent.

“Information Officer” means Alvarez & Marsal Canada Inc., in its capacity as information officer of the Debtors in the Canadian Recognition Proceedings.

“Intellectual Property Security Agreement” means the security agreements with respect to intellectual property dated as of the Closing Date by and among certain of the Loan Parties and the Collateral Agent.

“Intercreditor Acknowledgment” means that certain Acknowledgment and Agreement, dated as of the Closing Date, by and among the Administrative Agent, the Pre-Petition Agent and the Pre-Petition Term Loan Agent and acknowledged by the Loan Parties.

“Intercreditor Agreement” means that certain Intercreditor Agreement dated as of April 30, 2014 by and among the Administrative Agent for the Credit Parties and the Pre-Petition Term Loan Agent, as agent for the Term Loan Secured Parties (as defined in the Intercreditor Agreement) and acknowledged by the Loan Parties, as supplemented and modified by the Intercreditor Acknowledgment and as may be further amended, amended and restated, supplemented or otherwise modified and in effect from time to time.

“Interest Payment Date” means (a) with respect to any Prime Rate Loan (including a Swingline Loan), the first day of each calendar month and (b) with respect to any LIBO Loan, on the last day of the Interest Period applicable to the Borrowing of which such LIBO Loan is a part.

“Interest Payment Date for ABL Term Loans” means with respect to any ABL Term Loan, the first day of each calendar month.

“Interest Period” means, with respect to any LIBO Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one (1) month thereafter; provided, however, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding

Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month during which such Interest Period ends) shall end on the last Business Day of the calendar month of such Interest Period, (c) any Interest Period that would otherwise end after the Termination Date shall end on the Termination Date, and (d) notwithstanding the provisions of clause (c), no Interest Period shall have a duration of less than one (1) month, and if any Interest Period applicable to a LIBO Borrowing would be for a shorter period, such Interest Period shall not be available hereunder. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interim Order” means, collectively, the order of the U.S. Bankruptcy Court entered in the Chapter 11 Cases after an interim hearing (assuming satisfaction of the standard prescribed in Section 364 of the Bankruptcy Code and Bankruptcy Rule 4001 and other applicable law), together with all extensions, modifications, and amendments thereto, in form and substance reasonably satisfactory to the Administrative Agent, the ABL Term Loan Agent and the Required Lenders, which, among other matters but not by way of limitation, authorizes, on an interim basis, the Borrower and Guarantors to execute and perform under the terms of this Agreement and the other Loan Documents.

“In-Transit Inventory” means Inventory of the Borrower which is in the possession of a common carrier and is in transit from a location outside of the United States to a location of the Borrower that is within the United States or Canada in which the Borrower has a store location or a distribution center.

“Inventory” has the meaning assigned to such term in the Security Agreement or the General Security Agreement and, as regards inventory located in Canada, includes all “inventory” as defined in the PPSA.

“Inventory Appraisal Percentage” means (i) with respect to the Borrowing Base, ninety percent (90%), (ii) with respect to the FILO Borrowing Base, five percent (5%), and (iii) with respect to the ABL Term Borrowing Base, ten percent (10%).

“Inventory Reserves” means such reserves as may be established from time to time by the Administrative Agent and without duplication of Availability Reserves or other eligibility criteria or Reserves, in the Administrative Agent’s reasonable commercial discretion exercised in good faith with respect to changes in the determination of the saleability, at retail, of the Eligible Inventory, which reflect such other factors as negatively affect the market value of the Eligible Inventory or which reflect claims and liabilities that the Administrative Agent determines in its reasonable discretion will need to be satisfied in connection with the realization upon the Inventory.

“Investment” means with respect to any Person:

(a)    The acquisition by such Person of any Capital Stock, evidence of Indebtedness or other security of another Person, including any option, warrant or right to acquire the same;

(b)    Any loan, advance, contribution to capital, Guarantee of any obligation of another Person, extension of credit (except for current trade and customer accounts receivable for inventory sold or services rendered in the ordinary course of business and payable in accordance with customary trade terms) to another Person;

(c)    Any Acquisition; and

(d)    Any other investment or interest in any Person that is required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Borrower in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property, in all cases whether now existing or hereafter made. The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return on capital, repayment or other amount received in cash by the Borrower or a Subsidiary in respect of such Investment.

“Investment Banker” means an investment banker reasonably acceptable to the Administrative Agent, the ABL Term Loan Agent and the Required Lenders (such approval not to be unreasonably withheld, delayed, denied or conditioned). For the avoidance of doubt, Guggenheim Securities LLC constitutes a reasonably acceptable Investment Banker.

“Issuing Banks” means, individually and collectively, in its capacity as an issuer of Letters of Credit hereunder, any Revolving Lender (or any Person who was a Revolving Lender (or an Affiliate of such Revolving Lender at such time) at the time of issuance of the Letter of Credit). Any Revolving Lender, as Issuing Bank, may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. No Lender shall be an Issuing Bank unless such Revolving Lender shall have agreed in writing to serve as an Issuing Bank hereunder.

“Joinder Agreement” shall mean an agreement, in form and substance reasonably satisfactory to Administrative Agent, pursuant to which, among other things, a Person becomes a party to, and bound by the terms of, this Agreement and/or the other Loan Documents in the same capacity and to the same extent as either a Borrower or a Facility Guarantor, as the Administrative Agent and the Borrower may agree.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“Lease” means any written agreement, no matter how styled or structured, pursuant to which a Loan Party is entitled to the use or occupancy of any space in a structure, land, improvements or premises for any period of time.

“Lease Rejection Date” means the last day of the 120-day lease rejection/assumption period, as such period may be extended or shortened by the U.S. Bankruptcy Court.

“Lease Reserve” means a reserve, in an amount established by the Administrative Agent in its Permitted Discretion, in respect of (a) Inventory held at any leased Store locations intended to be closed with respect to which the Lease therefor is, or is intended to be, terminated by the applicable Loan Party (other than any Store location subject to the Specified Store Closing Sale unless such location is subject of a lease rejection motion or there has been filed a motion with the U.S. Bankruptcy Court to compel the assumption or rejection of the lease), or (b) Inventory at leased Store locations with respect to which the Lease has not been assumed commencing on the Lease Reserve Commencement Date, or with respect to any specific location, the date that is fifteen (15) weeks prior to the expiration of such period of time as shall have been consented to for rejection/assumption of such Lease by the landlord for such location and approved by the U.S. Bankruptcy Court, in each case in an amount determined by the Administrative Agent in its commercially reasonable discretion.

“Lease Reserve Commencement Date” means the later of (x) March 23, 2020, solely to the extent that the DIP Milestone set forth in set forth in Section (a)(iii) of Schedule 5.17 has not been achieved, and (y) the date that is fifteen (15) weeks prior to the Lease Rejection Date.

“Lenders” means the Persons identified on Schedule 1.1 hereto and each assignee that becomes a party to this Agreement as set forth in SECTION 9.05(b).

“Letter of Credit” means a letter of credit that is issued by an Issuing Bank pursuant to this Agreement for the account of the Borrower, constituting either a Standby Letter of Credit or Commercial Letter of Credit, issued in connection with the purchase of Inventory by the Borrower and for other purposes for which the Borrower has historically obtained letters of credit, in the ordinary course of business of the Borrower and its Subsidiaries or for any other purpose that is reasonably acceptable to the Administrative Agent, and in form reasonably satisfactory to the Issuing Bank, provided that any Letter of Credit issued by a Person who was a Revolving Lender (or an Affiliate of such Revolving Lender at such time) at the time of issuance of a Letter of Credit, but is no longer a Revolving Lender, shall be deemed a Letter of Credit hereunder (other than for purposes of SECTIONS 2.19(c) and (d)) only until (i) such Letter of Credit has expired without being drawn, been returned undrawn, or has been otherwise terminated, or (ii) the amounts available thereunder have been drawn and such Person has received reimbursement for such drawing. Letters of Credit may permit payment by presentation of either a sight draft or a time draft (not to exceed ninety (90) days) as selected by the Borrower. Without limiting the foregoing, all Banker’s Acceptances and all Existing Letters of Credit shall for all purposes be deemed to be, and shall be subject to all provisions relating to, “Letters of Credit” hereunder.

“Letter of Credit Disbursement” means a payment made by an Issuing Bank to the beneficiary of, and pursuant to, a Letter of Credit.

“Letter of Credit Fees” means the fees payable in respect of Letters of Credit pursuant to SECTION 2.19(c).

“Letter of Credit Outstandings” means, at any time, the sum of (a) the Stated Amount of all Letters of Credit outstanding at such time, plus (b) all amounts theretofore drawn or paid under Letters of Credit for which the Issuing Bank has not then been reimbursed.

“LIBO Borrowing” means a Revolving Borrowing or the Borrowing of the FILO Loan comprised of LIBO Loans.

“LIBO Loan” shall mean any Revolving Credit Loan or the amount of the outstanding FILO Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II (other than a Prime Rate Loan).

“LIBO Rate” means the per annum rate of interest (rounded up to the nearest 1/16th of 1% and in no event less than zero) determined by the Administrative Agent at or about 11:00 a.m. (London time) two Business Days prior to an interest period for a term equivalent to such period, equal to the London Interbank Offered Rate, or comparable or successor rate approved by the Administrative Agent as published on the applicable Reuters screen page (or other commercially available source designated by the Administrative Agent from time to time); provided, that any comparable or successor rate shall be applied by the Administrative Agent, if administratively feasible, in a manner consistent with market practice.

“Lien” means, with respect to any asset, (a) any lien, pledge, hypothecation, encumbrance (choate or inchoate), charge or security interest in, on or of such asset, and, with respect to the Collateral located in Canada, also includes any prior claim or deemed trust in, on or of such asset, and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Line Cap” means the sum of (a) the Revolving Line Cap, plus (b) the then outstanding amount of the FILO Loan, plus (c) the then outstanding amount of the ABL Term Loan.

“Loan Account” has the meaning assigned to such term in SECTION 2.20.

“Loan Documents” means this Agreement, the Orders, the Notes, the Letters of Credit, the Fee Letter, all Approved Budgets, all Approved Budget Variance Reports, all Borrowing Base Certificates, all Compliance Certificates, the Blocked Account Agreements, the Collateral Access Agreements, the Customs Broker Agreements, the Credit Card Notifications, the Security Documents, the Facility Guarantee, the Facility Guarantors’ Collateral Documents, the Intercreditor Agreement, the Intercreditor Acknowledgment and any other instrument or agreement now or hereafter executed and delivered in connection herewith.

“Loan Party” or “Loan Parties” means the Borrower and the Facility Guarantors.

“Loans” means all Revolving Credit Loans, the FILO Loan, or the ABL Term Loan, as the context may require, and other advances to or for account of the Borrower pursuant to this Agreement.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means any event, fact, or circumstance, which, after the Closing Date, has a material adverse effect on, (a) the business, assets, financial condition or income of the Loan Parties taken as a whole (other than by virtue of the commencement of the Bankruptcy Cases and the events and conditions leading up, resulting from or reasonably related thereto), or (b) the validity or enforceability of this Agreement or the other Loan Documents, in any material respect, or any of the material rights or remedies of the Credit Parties hereunder or thereunder.

“Material Contract” means, with respect to any Loan Party, each contract (x) which, as of the Petition Date, was a “Material Contract” under the Pre-Petition Credit Agreement (but excluding, for the avoidance of doubt, the Pre-Petition Term Loan Agreement and other documents under the Pre-Petition Term Loan Facility), and (y) each other contract entered into after the Petition Date to which such Loan Party is a party and which has been filed or is required to be filed as an exhibit to any report filed by any Loan Party with the SEC.

“Material Domestic Subsidiary” means as to any Person, a Domestic Subsidiary of such Person that, as of the end of the most recent Fiscal Quarter for which financial statements are available owns assets consisting of Inventory and Accounts of more than $1,000,000, individually. The designation of a Subsidiary as a “Material Domestic Subsidiary” shall be permanent notwithstanding any subsequent reduction in such Subsidiary’s assets, unless otherwise consented to by the Administrative Agent. As of the Closing Date, the Subsidiaries listed on Schedule 1.4 are not Material Domestic Subsidiaries.

“Material Indebtedness” means Indebtedness incurred after the Petition Date (other than the Obligations and inter-company Indebtedness) of the Loan Parties in an aggregate principal amount exceeding $5,000,000. For purposes of determining the amount of Material Indebtedness at any time, the amount of the obligations in respect of any Financial Hedge at such time shall be calculated at the Agreement Value thereof.

“Maturity Date” means August 20, 2020; provided that, if such day is not a Business Day, the applicable Maturity Date shall be the Business Day immediately succeeding such day.

“Maximum Rate” has the meaning provided therefor in SECTION 9.14.

“Minority Lenders” has the meaning provided therefor in SECTION 9.02(c).

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA and subject to ERISA, to which the Parent or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan subject to ERISA which has two or more contributing sponsors (including the Parent or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event, including (i) any cash received in respect of any non-cash proceeds, but only as and when received, (ii) in the case of a casualty, insurance cash proceeds, and (iii) in the case of a condemnation or similar event, condemnation cash awards and similar cash payments, in each case net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses (including appraisals, and brokerage, legal, title and recording tax expenses and commissions) paid by any Loan Party or a Subsidiary to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale or other disposition of an asset (including pursuant to a casualty or condemnation), the amount of all payments required to be made by any Loan Party as a result of such event to repay (or to establish an escrow for the repayment of) any Indebtedness (other than the Obligations and any other obligations secured by the Security Documents) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, or a Permitted Encumbrance that is senior to the Lien of the Collateral Agent, and (iii) cash Taxes paid or reasonably estimated to be actually payable in cash in connection therewith (it being understood and agreed that (x) until actually paid, the amount of such Taxes shall be maintained in a segregated DDA of the Borrower and not used for any other purpose (nor swept pursuant to the terms of SECTION 2.18), and (y) upon payment of any such Taxes, “Net Proceeds” shall be deemed to include an amount equal to any amounts in excess of the Taxes actually paid and shall be promptly paid to the Administrative Agent).

“Non-Defaulting Lender” means, at any time, each Revolving Lender that is not a Defaulting Lender at such time.

“Notes” means, collectively, (i) Revolving Credit Notes, (ii) the Swingline Note, (iii) the FILO Notes and (iv) the ABL Term Notes, each as may be amended, supplemented or modified from time to time.

“Obligations” means the Revolving and FILO Obligations and/or the ABL Term Obligations, as the context may require.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Orders” means, as applicable, and as the context may require, the Interim Order, the Canadian Initial Recognition Order, the DIP Recognition Order, the Canadian Supplemental Order, and/or the Final Order, whichever is then applicable, or collectively.

“Other Liabilities” means any transaction with any Agent, any Revolving Lender or any of their respective Affiliates, which arises out of any Bank Product or Cash Management Service provided by any such Person (including, for the avoidance of doubt, any Person to the extent such Person was an Agent, a Revolving Lender or an Affiliate of an Agent or a Revolving Lender at the time such Bank Product or Cash Management Service was provided), as each may be amended from time to time.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to SECTION 2.24).

“Overadvance” means a Revolving Credit Loan, advance, or providing of credit support (such as the issuance of a Letter of Credit) to the extent that, immediately after its having been made, Availability is less than zero.

“Participant” shall have the meaning provided therefor in SECTION 9.05(e).

“Parent” means Pier 1 Imports, Inc.

“Participant Register” has the meaning provided therefor in SECTION 9.05(e).

“Paid in Full” means the date on which (i) the Commitments shall have expired or been terminated, the Lenders have no further obligation to make any Loans and the Issuing Banks shall have no further obligation to issue Letters of Credit hereunder, (ii) the principal of and interest on all Loans and all fees, expenses and indemnities and other Obligations (other than any contingent indemnification Obligations for which no claim has then been asserted) shall have been indefeasibly paid in full in cash, (iii) all Letters of Credit shall have expired or terminated or been cash collateralized to the extent provided herein (or, alternatively, the applicable Issuing Bank(s) shall have received, in form and substance and from an issuing bank reasonably satisfactory to the Administrative Agent and such Issuing Bank, a backstop letter of credit in an amount equal to 103% of the Letter of Credit Outstandings with respect to such Letters of Credit) and (iv) all Letter of Credit Disbursements shall have been reimbursed. “Payment in Full” shall have a correlative meaning.

“Pathlight” means Pathlight Capital LP and its Subsidiaries and Affiliates.

“Payoff Letter” means the payoff letter dated as of the Closing Date by and among the Borrower, the Agents and the ABL Term Loan Agent, with respect to the repayment in full of the Pre-Petition Obligations and the refinancing of the credit facility under the Pre-Petition Credit Agreement pursuant to this Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Parent and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Disposition” means any of the following:

(a)    licensed departments of a Loan Party or any of its Subsidiaries in the ordinary course of business;

(b)    the Specified Store Closing Sale;

(c)    Dispositions of equipment that is substantially worn, damaged, obsolete or, in the judgment of a Loan Party, no longer used or useful in its business or that of any Subsidiary;

(d)    Sales, transfers and dispositions among the Loan Parties;

(e)    Any sale or sale-leaseback transaction of Real Estate owned by any of the Loan Parties, provided that, in the case of any such sale-leaseback, upon request by the Administrative Agent, the Loan Parties shall have delivered to the Administrative Agent a Collateral Access Agreement duly executed by the purchaser of such Real Estate on terms and conditions reasonably satisfactory to the Administrative Agent;

(f)    Disposition of any assets or capital stock of any Subsidiary or Person which is not a Loan Party;

(g)    The transfer of company-owned life insurance policies, participant contributions, and/or employer matching funds to one or more of the sub-trusts established under the Pier 1 Umbrella Trust, as amended, for the sole purpose of setting aside funds to be used to settle obligations under one or more non-qualified deferred compensation plans maintained by the Parent and its employing Subsidiaries;

(h)    Other Dispositions by Loan parties in an aggregate amount of up to $1,000,000; provided that no Event of Default shall have occurred or shall occur as a result of giving effect to such Disposition;

(i)    Dispositions set forth in the Information Certificate; and

(j)    other Dispositions contemplated by the Approved Budget, the First Day Orders or the Orders.

“Permitted Dividends” means:

(a)    Dividends with respect to Capital Stock payable solely in additional shares of or warrants to purchase common stock;

(b)    Stock splits (traditional and reverse) or reclassifications of stock into additional or other shares of common stock;

(c)    The declaration and payment of a dividend by any Subsidiary of a Loan Party to a Loan Party;

(d)    other dividends and payments contemplated by the Approved Budget, the First Day Orders or the Orders; and

(e)    to the extent constituting a dividend, transactions permitted by SECTION 6.02, SECTION 6.04 and SECTION 6.05.

“Permitted Encumbrances” means:

(a)    Liens imposed by law for Taxes (i) not yet due, (ii) if past due, are being contested or otherwise not required to be paid in compliance with SECTION 5.05, or (iii) the nonpayment of which is stayed by the U.S. Bankruptcy Court or the Canadian Court;

(b)    Carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by Applicable Law, arising in the ordinary course of business and securing obligations (i) to the extent they are not overdue by more than thirty (30) days or (ii) if overdue by more than thirty (30) days, (x) are being contested in compliance with SECTION 5.05, (y) are stayed by order of the U.S. Bankruptcy Court or the Canadian Court, or (z) are otherwise not required to be paid under Applicable Law;

(c)    Subject to the Order and the terms thereof, pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)    Deposits to secure or relating to the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds (and Liens arising in accordance with Applicable Law in connection therewith), and other obligations of a like nature, in each case in the ordinary course of business;

(e)    Judgment Liens in respect of judgments that do not constitute an Event of Default under SECTION 7.01(i);

(f)    Easements, covenants, conditions, restrictions, building code laws, zoning restrictions, rights-of-way, mineral leases or similar agreements and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of a Loan Party;

(g)    Any Lien on any property or asset of any Loan Party as of the Closing Date set forth in the Information Certificate and extensions, renewals and replacements thereof to the extent permitted under SECTION 6.01 and the Orders;

(h)    Liens securing Indebtedness in respect of Capitalized Leases permitted under clause (e) of Permitted Indebtedness, provided that such Liens encumber only the assets subject to such Capitalized Lease Obligations;

(i)    Liens granted under the Loan Documents and set forth in the Orders in favor of the Collateral Agent for its own benefit and the benefit of the other Credit Parties;

(j)    Landlords’ and lessors’ Liens in respect of rent not in default for more than thirty (30) days or the existence of which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(k)    Possessory Liens in favor of brokers and dealers arising in connection with the acquisition or disposition of Investments owned as of the Closing Date and Permitted Investments, provided that such liens (a) attach only to such Investments and (b) secure only obligations incurred in the ordinary course and arising in connection with the acquisition or disposition of such Investments and not any obligation in connection with margin financing;

(l)    Liens arising solely by virtue of any statutory or common law provisions relating to banker’s liens, liens in favor of securities intermediaries, rights of setoff or similar rights and remedies as to deposit accounts or securities accounts or other funds maintained with depository institutions or securities intermediaries;

(m)    Liens contemplated by the Approved Budget, the First Day Orders or the Orders;

(n)    Liens in respect of Indebtedness under the Carve-Out;

(o)    Liens arising from precautionary UCC or PPSA filings regarding “true” operating leases or the consignment of goods to a Party;

(p)    Liens on insurance proceeds incurred in the ordinary course of business in connection with the financing of insurance premiums and contemplated in the Approved Budget;

(q)    Liens in favor of customs and revenues authorities imposed by Applicable Law arising in the ordinary course of business in connection with the importation of goods and securing obligations (i) that are not overdue by more than thirty (30) days, (ii)(A) that are being contested in good faith by appropriate proceedings, (B) the applicable Loan Party or Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (C) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation, or (iii) the existence of which would not reasonably be expected to result in a Material Adverse Effect;

(r)    Liens placed on any of the assets or equity interests of a Foreign Subsidiary;

(s)    Any interest or title of a licensor, sublicensor, lessor or sublessor under any license or operating or true lease agreement;

(t)    Licenses, sublicenses, leases or subleases-granted to third Persons in the ordinary course of business;

(u)    The replacement, extension or renewal of any Permitted Encumbrance to the extent permitted under the Orders; provided that, such Lien shall at no time be extended to cover any assets or property other than such assets or property subject thereto on the Closing Date or the date such Lien was incurred, as applicable;

(v)    Liens arising by operation of law under Article 4 of the UCC (or any similar law in Canada) in connection with collection of items provided for therein;

(w)    Liens arising by operation of law under Article 2 of the UCC (or any similar laws in Canada) in favor of a reclaiming seller of goods or buyer of goods;

(x)    Liens on operating accounts subject to overdraft protection or securities accounts in connection with overdraft protection, netting and other similar services;

(y)    Security given to a public or private utility or any Governmental Authority as required in the ordinary course of business;

(z)    The (i) Adequate Protection Liens and (ii) Adequate Protection Superpriority Claims;

(aa)    Liens consisting of deposits in the ordinary course of business in an aggregate amount not to exceed $1,000,000 at any time outstanding;

(bb)    Liens permitted by the Order to secure Indebtedness permitted pursuant to clause (m) of the definition of Permitted Indebtedness and obligations with respect thereto, including obligations of the type described under the definitions of “Bank Products” and “Cash Management Services” entered into with lenders or agents under the Pre-Petition Term Loan Documents and/or their Affiliates to the extent the Borrower elects to secure such obligations under the Pre-Petition Term Loan Documents; provided that such Liens shall at all times be subject to the Intercreditor Agreement and the Intercreditor Acknowledgment or an intercreditor in form and substance reasonably satisfactory to the Administrative Agent and duly executed by the Term Agent; and

(cc)    Liens permitted by the Orders and the Cash Management Order in favor of a financial institution encumbering deposits (including the right of set off) held by such financial institution in the ordinary course of business in respect of Indebtedness permitted hereunder and which are within the general parameters customary in the banking industry.

“Permitted Indebtedness” means each of the following:

(a)    Indebtedness (i) consisting of the Obligations and the Pre-Petition Obligations and (ii) under the Carve-Out;

(b)    Indebtedness set forth in the Information Certificate outstanding on the Closing Date and extensions, renewals and replacements of any such Indebtedness permitted by the Orders and contemplated by the Approved Budget, so long as after giving effect thereto (i) the principal amount of the Indebtedness outstanding at such time is not increased;

(c)    Indebtedness of any Loan Party to any other Loan Party;

(d)    Guarantees by any Loan Party of Indebtedness or other obligations of (i) any other Loan Party, and (ii) any other Subsidiary of the Borrower so long as, in the case of this clause (ii), such Guarantees (together with any Investments made pursuant to subclause (y) of clause (i) and clause (p) of the definition of “Permitted Investments”) are contemplated by the Approved Budget and do not exceed an aggregate principal amount of $1,000,000 at any time outstanding;

(e)    Purchase money Indebtedness of any Loan Party to finance the acquisition or improvement of any fixed or capital assets, including Capital Lease Obligations; provided, however, that the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed $2,000,000 at any time outstanding;

(f)    Indebtedness under Financial Hedges, other than for speculative purposes, entered into in the ordinary course of business;

(g)    Contingent liabilities under surety bonds or similar instruments incurred in the ordinary course of business in connection with the construction or improvement of retail stores and in accordance with the Approved Budget;

(h)    Indebtedness incurred by any Foreign Subsidiary for working capital or general corporate purposes which is not guaranteed by or secured by any assets of any Loan Party (other than the capital stock of such Foreign Subsidiary);

(i)    Indebtedness relating to surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and in accordance with the Approved Budget;

(j)    without duplication of any other Indebtedness, non-cash accruals of interest, accretion or amortization of original issue discount and/or pay-in-kind interest;

(k)    Indebtedness relating to existing letters of credit obtained from Canadian financial institutions, as set forth in the Information Certificate;

(l)    other Indebtedness not in respect of borrowed money in an aggregate principal amount not exceeding $1,000,000 for the term of this Agreement;

(m)    Indebtedness under the Pre-Petition Term Loan Facility, in an aggregate principal amount at any time outstanding not to exceed $189,000,000 (plus accrued premiums, interest, fees, expenses and charges), provided that Indebtedness under the Pre-Petition Term Loan Facility is subject to the Intercreditor Agreement;

(n)    Indebtedness consisting of the financing of insurance premiums; and

(o)    Other Indebtedness permitted by the Approved Budget, the First Day Orders or the Orders.

“Permitted Investments” means each of the following:

(a)    Government Securities;

(b)    Collective investment funds created pursuant to Regulation 9 of the Office of the Comptroller of the Currency of the United States, rated AAA by S&P or Aaa by Moody’s and in compliance with SEC Rule 2(a)7, that are invested solely in one (1) or more securities of the United States government, securities issued by one (1) or more agencies of the United States government, repurchase agreements, reverse repurchase agreements, and individual corporate securities rated AAA by S&P or Aaa by Moody’s;

(c)    Certificates of deposit, Eurodollar certificates of deposit, demand and time deposits, and prime bankers acceptances issued by any of the Lenders and any other financial institution organized and existing under the laws of the United States of America or any of its states or Canada and having on the date of the investment (i) an S&P rating of at least A- or A-1, (ii) a Moody’s rating of at least A-3 or P-1, or (iii) an equivalent rating from either Dominion Bond Rating Services Limited or CBRS, Inc., in each case due within one (1) year after the date of the making of the investment;

(d)    Fully collateralized repurchase agreements with a financial institution described in clause (c) above having a defined termination date, fully secured by obligations of the United States government, or its agencies, and due within one (1) year after the date of the making of the investment;

(e)    Tax-exempt mutual funds that invest in municipal securities rated A1 or higher or AA or higher by S&P or P1 or higher or Aa or higher by Moody’s and in compliance with SEC Rule 2(a)7;

(f)    Variable-rate tax-exempt demand notes issued by municipalities and rated AA or higher by S&P or Aa or higher by Moody’s and due within one (1) year after the date of the making of the investment;

(g)    (i) Commercial paper issued by corporations and rated (x) A2 or higher by S&P, (y) P2 or higher by Moody’s, or (z) an equivalent rating from either Dominion Bond Rating Services Limited or CBRS, Inc., and (ii) corporate debt obligations rated (x) BBB or higher by S&P, (y) Baa2 or higher by Moody’s, or (z) an equivalent rating from either Dominion Bond Rating Services Limited or CBRS, Inc. so long as the instrument is rated (x) A1 or higher or A- or higher by S&P, (y) P1 or higher or A3 or higher by Moody’s, or (z) an equivalent rating or higher from either Dominion Bond Rating Services Limited or CBRS, Inc., it must be due within one (1) year after the date of the making of the investment, otherwise it shall be due within ninety (90) days after the date of the making of the investment;

(h)    Loan participations through a financial institution described in clause (c) above, provided the underlying corporate credit is rated A2 or higher by S&P and P2 or higher by Moody’s and provided such loan participations are limited in duration to overnight investments;

(i)    Investments by any one or more Loan Parties (x) in other Loan Parties, and (y) so long as no Event of Default exists or arises as a result thereof, in any other Subsidiary of the Parent so long as, in the case of this clause (y) such Investments (together with any Guarantees made pursuant to clause (d)(ii) of the definition of “Permitted Indebtedness” and any Investments made pursuant to clause (p) of this definition of “Permitted Investments”) are contemplated by the Approved Budget and do not exceed an aggregate principal amount of $1,000,000 at any time outstanding;

(j)    Loans or advances to directors, officers, and employees of the Loan Parties contemplated by the Approved Budget that never exceed a total of $1,000,000 outstanding for all of the Loan Parties and to the extent not prohibited by the Sarbanes-Oxley Act of 2002;

(k)    Indebtedness of customers created in any Loan Party’s ordinary course of business in a manner consistent with its present practices;

(l)    Financial Hedges not for speculative purposes in accordance with the Approved Budget;

(m)    Callable agency securities issued by government-sponsored entities and rated AAA by S&P or Aaa by Moody’s;

(n)    Agency bullet securities issued by government-sponsored entities and rated AAA by S&P or Aaa by Moody’s;

(o)    Other Investments permitted by the Approved Budget, the First Day Orders or the Orders;

(p)    Other Investments (including the purchase of less than fifty percent (50%) of the Capital Stock of another Person), so long as such Investments (together with any Guarantees made pursuant to clause (d)(ii) of the definition of “Permitted Indebtedness” and any Investments made pursuant to clause (i)(y) of this definition of “Permitted Investments”) are contemplated by the Approved Budget and do not exceed an aggregate principal amount of $1,000,000 at any time outstanding;

(q)    to the extent contemplated by the Approved Budget, shares of any so-called “money market fund” advised, serviced or sold by any of the Lenders or by any other financial institution, provided that such fund (i) is registered under the Investment Company Act of 1940, (ii) has net assets of at least $250,000,000, (iii) has an investment portfolio with an average maturity of 365 days or less, and (iv) is not generally considered to be a “high-yield” fund.

“Permitted Overadvance” means an Overadvance made by the Administrative Agent, in its reasonable discretion, which:

(a)    Is made to maintain, protect or preserve the Collateral and/or the Credit Parties’ rights under the Loan Documents or which is otherwise for the benefit of the Credit Parties; and

(b)    Together with all other Permitted Overadvances then outstanding, (i) shall not exceed five percent (5%) of the Borrowing Base and the FILO Borrowing Base, in the aggregate outstanding at any time or (ii) unless a liquidation of the ABL Priority Collateral is then occurring, remain outstanding for more than forty-five (45) consecutive Business Days, unless in each case the Required Lenders otherwise agree;

provided however, that the foregoing shall not (i) modify or abrogate any of the provisions of SECTION 2.13(h) regarding any Revolving Lender’s obligations with respect to Letter of Credit Disbursements, or (ii) result in any claim or liability against the Administrative Agent (regardless of the amount of any Overadvance) for “inadvertent Overadvances” (i.e. where an Overadvance results from changed circumstances beyond the control of the Administrative Agent (such as a reduction in the collateral value)), and such inadvertent Overadvances shall not reduce the amount of Permitted Overadvances allowed hereunder; and further provided that in no event shall the Administrative Agent make an Overadvance, if after giving effect thereto, the principal amount of the Revolving Credit Extensions would exceed the sum of the total Revolving Commitments (as in effect prior to any termination of the Revolving Commitments pursuant to SECTION 7.01).

“Person” means any natural person, corporation, limited liability company, unlimited liability company, trust, joint venture, association, company, partnership, limited partnership, Governmental Authority or other entity.

“Petition Date” has the meaning set forth in the Recitals hereto.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Parent or any ERISA Affiliate or any such Plan to which the Parent or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Plan of Reorganization” means a plan constituting an “Approved Plan” (as defined on Schedule 5.17 hereto) and containing (a) a provision for termination of the Commitments and repayment in full in cash of all of the Obligations and the Pre-Petition Obligations on or before the effective date of such plan, (b) a release in favor of the Agents, the ABL Term Loan Agent, the Lenders and the other Credit Parties, (c) provisions with respect to the settlement or discharge of all claims and other debts and liabilities, and (d) such other terms as the Administrative Agent, the ABL Term Loan Agent and the Required Lenders may reasonably require, which Plan of Reorganization shall not be modified, altered, amended or otherwise changed or supplemented in a manner materially adverse to the interests of the Agents, the ABL Term Loan Agent and the Lenders without the prior written consent of the Agents, the ABL Term Loan Agent and the Required Lenders.

“Plan Support Agreement” means that certain Plan Support Agreement, dated as of February 16, 2020, by and among the Loan Parties, certain Pre-Petition Term Loan Lenders (as a “Consenting Term Lender” thereunder) and the other parties thereto, which Plan Support Agreement shall not be modified, altered, amended or otherwise changed or supplemented in a manner materially adverse to the interests of the Agents, the ABL Term Loan Agent and the Lenders without the prior written consent of the Agents, the ABL Term Loan Agent and the Required Lenders.

“Pledge Agreement” means that certain pledge agreement (whether or not contained in the Security Agreement or a standalone document) dated as of the Closing Date by and among certain of the Loan Parties and the Collateral Agent.

“Post-Petition” means the time period commencing immediately upon the filing of the applicable Chapter 11 Cases.

“PPSA” means the Personal Property Security Act of Ontario (or any successor statute) or similar legislation of any other Canadian jurisdiction, including, without limitation, the Civil Code of Québec, the laws of which are required by such legislation to be applied in connection with the issue, perfection, enforcement, opposability, validity or effect of security interests.

“Prepayment Event” means any of the following events:

(a)    Any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any ABL Priority Collateral, other than the sale of Inventory in the ordinary course of business and other than sales, transfers and other dispositions to other Loan Parties; or

(b)    Any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any ABL Priority Collateral.

“Pre-Petition” means the time period ending immediately prior to the filing of the applicable Chapter 11 Cases.

“Pre-Petition ABL Term Loan” means the “ABL Term Loans” as defined in the Pre-Petition Credit Agreement.

“Pre-Petition ABL Term Loan Agent” means the “ABL Term Loan Agent” as defined in the Pre-Petition Credit Agreement.

“Pre-Petition ABL Term Loan Prepayment Premium” means the “ABL Term Loan Prepayment Premium” as defined in the Pre-Petition Credit Agreement.

“Pre-Petition Agent” means each “Agent” as defined in the Pre-Petition Credit Agreement.

“Pre-Petition Closing Date” means June 2, 2017.

“Pre-Petition Consent” means that certain Consent to Second Amended and Restated Credit Agreement dated as of January 6, 2020 by and among the Borrower, the Pre-Petition Agent, the Pre-Petition ABL Term Loan Agent, and the Pre-Petition Lenders party thereto.

“Pre-Petition Credit Agreement” has the meaning set forth in the Recitals hereto.

“Pre-Petition Credit Extensions” means the “Credit Extensions” as defined in the Pre-Petition Credit Agreement.

“Pre-Petition FILO Credit Extensions” means Pre-Petition Obligations in respect of the principal of “FILO Loans” under, and as defined in, the Pre-Petition Credit Agreement.

“Pre-Petition Indemnity Account” means an amount equal to $500,000 for the purpose of securing contingent indemnification obligations and other contingent claims arising under the Pre-Petition Credit Agreement, the other Pre-Petition Loan Documents or otherwise in respect of the Pre-Petition Obligations in the event the Pre-Petition Agent, Pre-Petition ABL Term Loan Agent and the Pre-Petition Lenders have not received releases and discharges of claims and liabilities, in form and substance reasonably satisfactory to the Pre-Petition Agent, Pre-Petition ABL Term Loan Agent and the Pre-Petition Lenders, at the time of payment in full in cash of all Pre-Petition Obligations other than contingent obligations relating thereto.

“Pre-Petition Lenders” means the “Lenders” from time to time party to the Pre-Petition Credit Agreement.

“Pre-Petition Letter of Credit Outstandings” means Pre-Petition Obligations in respect of “Letter of Credit Outstandings” under, and as defined in, the Pre-Petition Credit Agreement and all interest, expenses, fees and other amounts payable in respect thereof under the Pre-Petition Credit Agreement.

“Pre-Petition Loan Documents” means the “Loan Documents” as set forth in the Pre-Petition Credit Agreement.

“Pre-Petition Obligations” means all of the “Obligations” as set forth in the Pre-Petition Credit Agreement.

“Pre-Petition Revolving Credit Extensions” means Pre-Petition Obligations in respect of the principal of “Revolving Credit Extensions” under, and as defined in, the Pre-Petition Credit Agreement and interest, expenses, fees and other sums payable in respect thereof under the Pre-Petition Loan Documents.

“Pre-Petition Security Documents” means the “Security Documents” as set forth in the Pre-Petition Credit Agreement.

“Pre-Petition Term Loan Agent” means Wilmington Savings Fund Society, FSB, as administrative agent under the Pre-Petition Term Loan Facility, and its successors and assigns in such capacity.

“Pre-Petition Term Loan Agreement” means that certain Term Loan Agreement dated as of April 30, 2014, by and among inter alios, the Borrower, the Pre-Petition Term Agent and the lenders from time to time party thereto, as amended, restated, amended and restated, supplemented, refinanced, replaced, extended, renewed or otherwise modified on or prior to the Closing Date in accordance with the terms of the Pre-Petition Credit Agreement and of the Intercreditor Agreement.

“Pre-Petition Term Loan Facility” means the term credit facility provided to the Borrower by the Pre-Petition Term Loan Lenders established pursuant to the Pre-Petition Term Loan Agreement and the Intercreditor Agreement.

“Pre-Petition Term Loan Lenders” means the lenders under the Pre-Petition Term Loan Facility.

“Prime Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”; (b) the Federal Funds Effective Rate for such day, plus 0.50%; and (c) the LIBO Rate for a one month interest period as determined on such day, plus 1.00%. The “prime rate” set forth in clause (a) above is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in Bank of America’s prime rate, the Federal Funds Effective Rate or the LIBO Rate, respectively, shall take effect at the opening of business on the day specified in the public announcement of such change. Notwithstanding the foregoing or anything else herein to the contrary, the Prime Rate shall in no event be less than zero percent (0.0%).

“Prime Rate Loan” means any Revolving Credit Loan or the outstanding portion of the FILO Loan bearing interest at a rate determined by reference to the Prime Rate, in accordance with the provisions of Article II.

“Prior Week” means, as of any date of determination, the immediately preceding week ended on a Saturday and commencing on the prior Sunday.

“Priority Carve-Out” means an amount equal to the sum of: the ABL Professional Fee Carve Out Cap (as defined in the applicable Order), plus the Post-Carve Out Trigger Notice Cap (as defined in the applicable Order), plus the amounts set forth in clauses (a)(i) and (a)(ii) of paragraph 40 (Carve-Out) of the Interim Order (or the corresponding paragraph of the Final Order, when applicable).

“Proceeds of Crime Act” means the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), and any regulations promulgated thereunder, if any, as the same may be amended from time to time.

“Purchase Option Event” has the meaning provided in SECTION 9.02.

“Qualified ECP Guarantor” means, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Real Estate” means all Leases and all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned by any Loan Party, including all easements, rights-of-way, and similar rights relating thereto and all leases, tenancies, and occupancies thereof.

“Recipient” means any Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Register” has the meaning provided in SECTION 9.04(c).

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Release” has the meaning provided in Section 101(22) of CERCLA.

“Remedies Notice Period” has the meaning specified in the Interim Order (or the Final Order, when applicable).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Reports” has the meaning provided in SECTION 8.13.

“Required ABL Term Lenders” means, at any time, ABL Term Lenders holding ABL Term Loans aggregating more than fifty percent (50%) of the aggregate amount of the ABL Term Loans outstanding.

“Required Lenders” means, at any time, Lenders (other than Defaulting Lenders) having Revolving Commitments and holding FILO Loans and ABL Term Loans aggregating more than fifty percent (50%) of the total Revolving Commitments and the principal amount of the FILO Loans and ABL Term Loans outstanding, or if the Revolving Commitments have been terminated, Lenders (other than Defaulting Lenders) whose percentage of the outstanding Credit Extensions (calculated assuming settlement and repayment of all Swingline Loans by the Lenders) aggregate not less than fifty percent (50%) of all such Credit Extensions; provided that, so long as any of Bank of America, Wells Fargo and Pathlight are Lenders hereunder, “Required Lenders” shall include each of Bank of America, Wells Fargo and Pathlight.

“Required Revolving Lenders” means, at any time, Revolving Lenders (other than Defaulting Lenders) having Revolving Commitments aggregating more than fifty percent (50%) of the aggregate amount of Revolving Commitments, or if the Revolving Commitments have been terminated, Revolving Lenders (other than Defaulting Lenders) whose percentage of the outstanding Revolving Credit Extensions (calculated assuming settlement and repayment of all Swingline Loans by the Revolving Lenders) aggregate not less than fifty percent (50%) of all such Revolving Credit Extensions.

“Reserves” means all (if any) Inventory Reserves and Availability Reserves.

“Responsible Officer” of any Person shall mean any executive officer or financial officer of such Person and any other officer or similar official thereof with responsibility for the administration of the obligations of such Person in respect of this Agreement.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any class of Capital Stock of a Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Capital Stock of a Person or any option, warrant or other right to acquire any Capital Stock of a Person.

“Restructuring Advisor” means a financial advisor reasonably acceptable to the Administrative Agent and the ABL Term Loan Agent (such approval not to be unreasonably withheld, delayed, denied or conditioned). For the avoidance of doubt, AlixPartners, L.P. constitutes a reasonably acceptable Restructuring Advisor.

“Revolving and FILO Obligations” means (a) the due and punctual payment of (i) the principal of, and interest (including all interest that accrues after the commencement of any case or proceeding by or against any Loan Party under the Bankruptcy Code, the BIA, the WURA or the CCAA or any state, federal or provincial bankruptcy, insolvency, receivership or similar law, whether or not allowed in such case or proceeding) on the Revolving Credit Loans and the FILO Loan, as and when due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Loan Parties under this Agreement or any other Loan Document in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise, of the Loan Parties to the Credit Parties (other than the ABL Term Loan Secured Parties) under this Agreement and the other Loan Documents, including, without limitation, for all such items that accrue after the commencement of any case or proceeding by or against any Loan Party under the Bankruptcy Code, the BIA, the WURA or the CCAA or any state, federal or provincial bankruptcy, insolvency, receivership or similar law, whether or not allowed in such case or proceeding, (b) the due and punctual payment and performance of all the covenants, agreements, obligations and liabilities of each Loan Party under or pursuant to this Agreement and the other Loan Documents (other than those related to the ABL Term Loan), and (c) Other Liabilities.

“Revolving Borrowing” means (a) the incurrence of Revolving Credit Loans of a single Type, on a single date and having, in the case of LIBO Loans, a single Interest Period, or (b) a Swingline Loan.

“Revolving Commitment” means, with respect to each Revolving Lender, the aggregate commitment(s) of such Revolving Lender hereunder in the amount set forth opposite its name on Schedule 1.1 hereto or as may subsequently be set forth in the Register from time to time, as the same may be increased or reduced from time to time pursuant to this Agreement.

“Revolving Commitment Percentage” means, with respect to each Revolving Lender, that percentage of the Revolving Commitments of all Revolving Lenders hereunder, in the amount set forth opposite such Revolving Lender’s name on Schedule 1.1 hereto or as may subsequently be set forth in the Register from time to time, as the same may be increased or reduced from time to time pursuant to this Agreement.

“Revolving Credit Ceiling” means $200,000,000, as such amount may be reduced in accordance with the terms of this Agreement.

“Revolving Credit Extensions” means each of the following: (a) a Revolving Borrowing and (b) an L/C Credit Extension.

“Revolving Credit Loans” means all loans at any time made by any Revolving Lender pursuant to Article II and, to the extent applicable, shall include Swingline Loans made by the Swingline Lender pursuant to SECTION 2.06.

“Revolving Credit Notes” means the promissory notes of the Borrower substantially in the form of Exhibit D, each payable to the order of a Revolving Lender, evidencing the Revolving Credit Loans made to the Borrower.

“Revolving Lender” means, at any time, any Lender that has a Revolving Commitment at such time, or, if the Revolving Commitments have terminated, Revolving Credit Extensions.

“Revolving Line Cap” means, at any time of determination, the lesser of (a) the aggregate amount of the Revolving Commitments or (b) the Borrowing Base.

“Revolving Purchase Date” has the meaning provided in SECTION 9.02.

“Revolving Purchase Notice” has the meaning provided in SECTION 9.02.

“Revolving Purchasing Creditors” has the meaning provided in SECTION 9.02.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sanction(s)” means any international economic sanction administered or enforced by OFAC, the United Nations Security Council, the federal government of Canada, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission.

“Security Agreement” means the Security Agreement dated as of the Closing Date among the Loan Parties and the Collateral Agent for its benefit and the benefit of the other Credit Parties.

“Security Documents” means the Security Agreement, the Orders, the General Security Agreement, the Facility Guarantee, the Facility Guarantors’ Collateral Documents, the Pledge Agreement, the Intellectual Property Security Agreement(s), and each other security agreement or other instrument or document executed and delivered pursuant to this Agreement or any other Loan Document to secure any of the Obligations.

“Settlement Date” has the meaning provided in SECTION 2.22(b).

“Specified Liquidation Agent” means Gordon Brothers, together with its Affiliates acting with respect to the Specified Store Closing Sales described in the definition thereof, or any successors to such Person acceptable to the Administrative Agent, the ABL Term Loan Agent and the Lenders.

“Specified Liquidation Agreement” means those certain liquidation agreements by and among the Borrower and the Specified Liquidation Agent, which (a) were existing at the time of the Pre-Petition Consent Agreement and which, among other things provides for the Specified Store Closing Sales referenced in clause (i) of such definition on terms agreed to pursuant to the Pre-Petition Consent Agreement or (b) are otherwise reasonably satisfactory to the Administrative Agent, the ABL Term Loan Agent and the Lenders.

“Specified Loan Party” means any Loan Party that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to SECTION 9.23).

“Specified Release Paragraph” has the meaning provided in SECTION 9.02.

“Specified Reserves” means, collectively, the FILO Reserve and the ABL Term Loan Reserve.

“Specified Sale Process Default” means the occurrence of an Event of Default specified in (i) SECTION 7.01(a) or (b), (ii) SECTION 7.01(c) with respect to any misrepresentation of the Borrowing Base, Compliance Certificate or any Budget Variance Certificate, (iii) SECTION 7.01(d) with respect to (A) SECTION 5.01(d), (B) SECTION 2.18, (C) SECTION 5.08, (D) SECTION 5.11, (E) SECTION 5.16, (F) SECTION 5.17 or (G) SECTION 5.18, and (iv) SECTION 7.01(t)(xxiii).

“Specified Store Closing Sales” means (i) the 2020 Store Closing Sale (as such term is defined in the Pre-Petition Consent), (ii) the closure of up to five additional stores and (iii) the closure of any additional stores in excess of those set forth in clauses (i) and (ii), to the extent approved in writing by the Administrative Agent, the ABL Term Loan Agent and the Required Lenders in their reasonable discretion (subject to the performance of a desktop appraisal in form and substance reasonably acceptable to Administrative Agent), and the liquidation of assets related thereto by a liquidator approved by the Administrative Agent, the ABL Term Loan Agent and the Lenders (it being agreed that the Specified Liquidation Agent shall be satisfactory) pursuant to bidding procedures, a liquidation agreement approved by the Administrative Agent, the ABL Term Loan Agent and the Lenders and all other relevant documents executed in connection therewith, each, as applicable, to be in form and substance reasonably satisfactory to the Administrative Agent, the ABL Term Loan Agent and the Required Lenders (it being agreed that the terms of the Specified Liquidation Agreement are satisfactory).

“Standby Letter of Credit” means any Letter of Credit other than a Commercial Letter of Credit.

“Stated Amount” means at any time the maximum amount for which a Letter of Credit may be honored.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the FRB to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the FRB). Such reserve percentages shall include those imposed pursuant to such Regulation D. LIBO Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” means Indebtedness which is expressly subordinated in right of payment to the prior payment in full of the Obligations and which is in form and on terms approved in writing by the Agents (for the avoidance of any doubt, the FILO Loan and the ABL Term Loan shall not constitute Subordinated Indebtedness).

“Subsidiary” means with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s Consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which Capital Stock representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests are, as of such date, owned, Controlled or held, or (b) except with respect to any financial statements or calculations in accordance with GAAP, that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Successor Cases” shall have the meaning given to such term in the Interim Order (or Final Order, when applicable).

“Swap Obligations” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swingline Lender” means Bank of America, N.A., in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Revolving Credit Loan made by the Swingline Lender to the Borrower, pursuant to SECTION 2.06 hereof.

“Swingline Loan Ceiling” means, at any time, ten percent (10%) of the Revolving Commitments. As of the Closing Date, the Swingline Loan Ceiling is $20,000,000.

“Swingline Note” means the promissory note of the Borrower substantially in the form of Exhibit E, payable to the order of the applicable Swingline Lender, evidencing the Swingline Loans made by the Swingline Lender to the Borrower.

“Synthetic Lease” means any lease or other agreement for the use or possession of property creating obligations which do not appear as Indebtedness on the balance sheet of the lessee thereunder but which, upon the insolvency or bankruptcy of such Person, may be characterized as Indebtedness of such lessee without regard to the accounting treatment.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Priority Collateral” has the meaning provided for such term in the Intercreditor Agreement.

“Termination Date” means the earliest to occur of (i) the Maturity Date, (ii) with respect to the Revolving and FILO Obligations, the date on which the maturity of the Revolving and FILO Obligations is accelerated in accordance herewith and the Revolving Commitments are irrevocably terminated, and with respect to the ABL Term Obligations, the date on which the ABL Term Obligations are accelerated, in each case in accordance with Article VII, whether by acceleration or otherwise, (iii) the effective date of a Plan of Reorganization for the Debtors, (iv) the date of consummation of a sale or disposition of all or substantially all of the Debtors’ working capital assets under Section 363 of the Bankruptcy Code, (v) the date on which any Agent is granted relief from the automatic stay or the stay granted in the Canadian Recognition Proceedings; (vi) the first Business Day on which the Interim Order or the Canadian Interim DIP Recognition Order expire by their terms or is terminated, unless the Final Order or Canadian Final DIP Recognition Order, as applicable, has been entered and become effective prior thereto (unless otherwise consented to in writing by the Administrative Agent, the ABL Term Loan Agent and the Required Lenders), (vii) conversion of any of the Cases to a case under Chapter 7 of the Bankruptcy Code or other case under the BIA or CCAA unless otherwise consented to in writing by the Administrative Agent, the ABL Term Loan Agent and the Required Lenders, and (viii) dismissal of any of the Bankruptcy Cases, unless otherwise consented to in writing by the Administrative Agent, the ABL Term Loan Agent and the Required Lenders.

“Total Outstandings” means the aggregate outstanding principal amount of all Loans and all Letter of Credit Outstandings.

“Transaction” means any or all of the Plan of Reorganization or any sale or disposition of any portion of, all or substantially all of the Debtors’ working capital assets under Section 363 of the Bankruptcy Code; provided that any such Transaction shall be conducted pursuant to bidding procedures, sales procedures, approval orders, purchase agreements, agency documents or other agreements, documents or instruments, as applicable, in form and substance and on terms reasonably satisfactory to the Administrative Agent, the ABL Term Loan Agent and the Required Lenders.

“Trust Funds” means any cash comprised of (i) funds specifically and exclusively used for payroll Taxes, payroll and other employee benefit payments to or for the benefit of any Loan Party’s or its Subsidiaries’ employees, (ii) all Taxes required to be collected, remitted or withheld (including, without limitation, federal and state withholding taxes (including the employer’s share thereof)) and (iii) any other funds (A) which any Loan Party holds on behalf of another Person and (B) which such Loan Party holds as an escrow or fiduciary for such Person.

“Trust Funds DDA” has the meaning provided in SECTION 2.18(h).

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, or the Prime Rate, as applicable.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“Unanimous Consent” means the consent of Lenders holding one hundred percent (100%) of the (a) outstanding Commitments and (b) Total Outstandings (other than, in each case, Commitments and any portion of the Total Outstandings held by a Defaulting Lender).

“Unused Commitment” shall mean, on any day, (a) the then aggregate Revolving Commitments minus (b) the sum of (i) the principal amount of Revolving Credit Loans (other than Swingline Loans) then outstanding, and (ii) the then Letter of Credit Outstandings.

“Unused Fee” has the meaning provided in SECTION 2.19(b).

“U.S. Bankruptcy Court” has the meaning provided as in the Recitals hereto.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in SECTION 2.23(e)(ii)(B)(III).

“U.S. Trustee” means the United States Trustee applicable in the Chapter 11 Cases.

“Wage Earner Protection Act Reserve” means, on any date of determination, an Availability Reserve (without duplication of any other Reserves or items that are otherwise addressed or excluded through eligibility criteria) established from time to time by the Administrative Agent in its commercially reasonable discretion from the perspective of an asset-based lender exercised in good faith in such amount as the Administrative Agent determines reflects the amounts which would give rise to a Lien under the Wage Earner Protection Program Act (Canada) with respect to the employees of any Loan Party employed in Canada with priority under Applicable Law over the Lien of the Collateral Agent.

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association, and its Subsidiaries and Affiliates.

“WURA” means the Winding-Up and Restructuring Act (Canada), and any regulations promulgated thereunder, if any, as amended from time to time.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal by the Parent or an ERISA Affiliate from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02    Terms Generally.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented, replaced, refinanced or otherwise modified (subject to any restrictions on such amendments, restatements, amendments and restatements, supplements, replacements, refinancings or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, unless the context shall otherwise require, (e) the term “security interest” shall include a hypothec and the term hypothecation, (f) the term “solidary” as used herein shall be read and interpreted in accordance with the Civil Code of Québec, (g) any reference to “registration” or “filing” in respect of security, security interest or hypothecation shall also mean “publishing”, (h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible, moveable and immoveable, and intangible assets and properties, including cash, securities, accounts and contract rights and (i) all financial statements and other financial information provided by the Borrower to the Agents or any Lender shall be provided with reference to dollars, (j) all references to “$” or “dollars” or to amounts of money shall be deemed to be references to the lawful currency of the United States of America and (k) references to “knowledge” or “awareness” of any Loan Party means the actual knowledge or awareness, as applicable, of a Responsible Officer.

SECTION 1.03    Accounting Terms; GAAP.

Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect on the Closing Date; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to reflect the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then the parties hereto shall negotiate in good faith to enter into an amendment to this Agreement to preserve the original intent thereof in light of such change in GAAP and such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such provision shall have been amended in accordance herewith; provided, further, that any change in GAAP (including the adoption of ASU No. 2016-02) will not cause any lease that was not or would not have been a capital lease prior to such change to be deemed a capital lease.

SECTION 1.04    [Reserved].

SECTION 1.05    Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.06    Letter of Credit Amounts.

Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to be the Stated Amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms of any Issuer Documents related thereto, provides for one or more automatic increases in the Stated Amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum Stated Amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum Stated Amount is in effect at such time.

SECTION 1.07    Timing of Performance.

Except as otherwise provided in SECTION 2.21(a), if the performance of any covenant, duty or obligation under any Loan Document shall be due on a day that is not a Business Day, the date for such performance shall be extended to the next succeeding Business Day.

SECTION 1.08    Divisions.

For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Capital Stock at such time.

ARTICLE II

Amount and Terms of Credit

SECTION 2.01    Commitment of the Lenders.

(a)    Each Revolving Lender, severally and not jointly with any other Lender, agrees, upon the terms and subject to the conditions herein set forth, to make Revolving Credit Extensions to or for the benefit of the Borrower, on a revolving basis, subject in each case to the following limitations:

(i)    The Total Outstandings shall not at any time either (A) exceed $256,043,540.73 or any lesser amount to which the Revolving Commitments have then been reduced by the Borrower pursuant to SECTION 2.15, or (B) cause Availability to be less than zero;

(ii)    Letters of Credit shall be available from the Issuing Banks to the Borrower, subject to the ratable participation of the Revolving Lenders, as set forth in SECTION 2.13. The Borrower shall not permit the aggregate Letter of Credit Outstandings at any time to exceed $60,000,000;

(iii)    No Revolving Lender shall be obligated to make any Revolving Credit Extension to the Borrower in excess of such Revolving Lender’s Revolving Commitment; and

(iv)    Subject to all of the other provisions of this Agreement, Revolving Credit Loans to the Borrower that are repaid may be reborrowed without premium or penalty prior to the Termination Date for the Revolving and FILO Obligations. No new Revolving Credit Extensions (other than Permitted Overadvances) shall be made to the Borrower after the Termination Date for the Revolving and FILO Obligations.

(b)    Except as provided in SECTION 2.01(a)(iii), each Borrowing of Revolving Credit Loans (other than Swingline Loans) shall be made by the Revolving Lenders pro rata in accordance with their respective Revolving Commitments. The failure of any Revolving Lender to make any Revolving Credit Loan to the Borrower shall neither relieve any other Revolving Lender of its obligation to fund its Revolving Credit Loan to the Borrower in accordance with the provisions of this Agreement nor, except in accordance with SECTION 8.16(b), increase the obligation of any such other Revolving Lender.

(c)    On the Closing Date, and subject to the terms and conditions set forth herein and therein, each FILO Lender shall make or be deemed to have made a FILO Loan to the Borrower in an aggregate amount equal to the amount set forth opposite such FILO Lender’s name set forth on Schedule 1.1 hereto. The FILO Commitments shall be reduced on a dollar for dollar basis by the FILO Loans made, or deemed made, on the Closing Date pursuant to this SECTION 2.01(c). Amounts borrowed under this SECTION 2.01(c) and repaid or prepaid may not be reborrowed.

(d)    On the Closing Date, and subject to the terms and conditions set forth herein and therein, each ABL Term Lender shall make or be deemed to have made an ABL Term Loan to the Borrower in an aggregate amount equal to the amount set forth opposite such ABL Term Lender’s name set forth on Schedule 1.1 hereto. The ABL Term Loan Commitments shall be reduced on a dollar for dollar basis by the ABL Term Loans made, or deemed made, on the Closing Date pursuant to this SECTION 2.01(d). Amounts borrowed under this SECTION 2.01(d) and repaid or prepaid may not be reborrowed.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, on the Closing Date the total outstanding amount of the Pre-Petition Obligations shall, except as otherwise provided in the Payoff Letter, be refinanced in full from the proceeds of the Loans hereunder.

SECTION 2.02    [Reserved].

SECTION 2.03    Reserves; Changes to Reserves.

(a)    The Inventory Reserves, Availability Reserves, the Carve-Out Reserve and the Lease Reserve as of the Closing Date are as set forth on the Borrowing Base Certificate dated February 20, 2020 and furnished to the Administrative Agent and the ABL Term Loan Agent as of the Closing Date.

(b)    The Administrative Agent may, without duplication of items that are otherwise addressed or excluded through eligibility criteria, hereafter establish additional Reserves or, subject to the provisions of SECTION 8.18, change any of the foregoing Reserves, in the exercise of its commercially reasonable business judgment acting in accordance with industry standards for asset based lending in the retail industry, provided that such Reserves shall not be established or changed except upon not less than one (1) Business Days’ notice to the Borrower (during which period the Administrative Agent shall be available to discuss any such proposed Reserve with the Borrower, provided that during such period, the Borrower shall not be permitted to borrow any amount that would cause an Overadvance if such Reserve had been in place during such period), provided further that no such prior notice shall be required for (1) changes to any Reserves resulting solely by virtue of mathematical calculations of the amount of the Reserve in accordance with the methodology of calculation previously utilized, or (2) changes to Reserves or establishment of additional Reserves if a Material Adverse Effect has occurred or it would be reasonably likely that a Material Adverse Effect would occur were such Reserve not changed or established, or (3) if an Event of Default has occurred and is then continuing. In no event will any reserves be imposed in respect of the FILO Borrowing Base or the ABL Term Borrowing Base. The Carve-Out Reserve, the Lease Reserve, the Canadian Claims Reserves, and the Specified Reserves shall be imposed against the Borrowing Base as and to the extent applicable.

SECTION 2.04    Making of Loans.

(a)    Except as set forth in SECTION 2.10, SECTION 2.11 and SECTION 2.12, Revolving Credit Loans (other than Swingline Loans) and the outstanding amount of the FILO Loan shall be either Prime Rate Loans or LIBO Loans as the Borrower may request (which request shall be made in the form attached hereto as Exhibit C), subject to and in accordance with this SECTION 2.04. All Swingline Loans shall be only Prime Rate Loans. All Revolving Credit Loans made pursuant to the same Borrowing shall, unless otherwise specifically provided herein, be

Revolving Credit Loans of the same Type. Each Lender may fulfill its Commitment with respect to any Revolving Credit Loan by causing any lending office of such Lender to make such Revolving Credit Loan; provided, however, that any such use of a lending office shall not affect the obligation of the Borrower to repay such Revolving Credit Loan in accordance with the terms of the applicable Revolving Credit Note. Each Lender shall, subject to its overall policy considerations, use reasonable efforts (but shall not be obligated) to select a lending office which will not result in the payment of increased costs by the Borrower pursuant to SECTION 2.14. Subject to the other provisions of this SECTION 2.04 and the provisions of SECTION 2.12, Borrowings of Revolving Credit Loans of more than one Type may be incurred at the same time, but in any event no more than ten (10) Borrowings of LIBO Loans may be outstanding at any time.

(b)    The Borrower shall give the Administrative Agent three (3) Business Days’ prior telephonic notice (thereafter confirmed in writing) of each Borrowing of LIBO Loans and notice of each Borrowing of Prime Rate Loans on the proposed day of each Borrowing. Any such notice, to be effective, must be received by the Administrative Agent not later than 1:00 p.m. on the third Business Day in the case of LIBO Loans prior to the date on which such Borrowing is to be made and, and no later than 1:00 p.m. on the same Business Day in the case of Prime Rate Loans on which such Borrowing is to be made. Such notice shall be irrevocable, shall contain disbursement instructions and shall specify: (i) whether the Borrowing then being requested is to be a Borrowing of Prime Rate Loans or LIBO Loans and, if LIBO Loans, the Interest Period with respect thereto; (ii) the amount of the proposed Borrowing (which shall be in an integral multiple of $1,000,000); and (iii) the date of the proposed Borrowing (which shall be a Business Day). If no election of Interest Period is specified in any such notice for a Borrowing of LIBO Loans, such notice shall be deemed a request for an Interest Period of one (1) month. If no election is made as to the Type of Revolving Credit Loan or the then outstanding amount of the FILO Loan, such notice shall be deemed a request for Borrowing of Prime Rate Loans. The Administrative Agent shall promptly notify each Lender of its proportionate share of such Borrowing, the date of such Borrowing, the Type of Borrowing being requested and the Interest Period or Interest Periods applicable thereto, as appropriate. On the borrowing date specified in such notice, each Lender shall make its share of the Borrowing available at the office of the Administrative Agent at 100 Federal Street, Boston, Massachusetts 02110, no later than 3:00 p.m. in immediately available funds. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with this SECTION 2.04 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In the event a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount, with interest thereon for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to Prime Rate Loans. If such Lender pays such amount to the Administrative Agent then such amount shall constitute such Lender’s Loan included in such Borrowing. Upon receipt of the funds made available by the Lenders to fund any borrowing hereunder, the Administrative Agent shall disburse such funds in the manner specified in the notice of borrowing delivered by the Borrower and shall use reasonable efforts to make the funds so received from the Lenders available to the Borrower no later than 4:00 p.m.

(c)    The Administrative Agent, without the request of the Borrower may advance any interest, fee, service charge, or other payment to which any Credit Party is entitled from the Loan Parties pursuant hereto or any other Loan Document and may charge the same to the Loan Account as and when the same become due and payable hereunder, after giving effect to any applicable grace periods, notwithstanding that an Overadvance may result thereby, provided that no advances which create an Overadvance shall be made for any Cash Management Services or Bank Products. The Administrative Agent shall advise the Borrower of any such advance or charge promptly after the making thereof. Such action on the part of the Administrative Agent shall not constitute a waiver of the Administrative Agent’s rights and the Borrower’s obligations under SECTIONS 2.17(a), 2.17(b) and 2.17(c). Any amount which is added to the principal balance of the Loan Account as provided in this SECTION 2.04(c) shall bear interest at the interest rate then and thereafter applicable to Prime Rate Loans.

SECTION 2.05    Overadvances.

(a)    The Agents and the Lenders shall have no obligation to make any Revolving Credit Loan (including, without limitation, any Swingline Loan) or to provide any Letter of Credit if an Overadvance would result.

(b)    The Administrative Agent may, in its discretion, make Permitted Overadvances to the Borrower without the consent of the Lenders and each Lender shall be bound thereby. Any Permitted Overadvances may constitute Swingline Loans, but in any event shall constitute Prime Rate Loans. The making of a Permitted Overadvance is for the benefit of the Borrower and shall constitute a Revolving Credit Loan and an Obligation. The making of any such Permitted Overadvance on any one occasion shall not obligate any Agent or any Lender to make or permit any Permitted Overadvance on any other occasion or to permit such Permitted Overadvances to remain outstanding.

(c)    The making by the Administrative Agent of a Permitted Overadvance shall not modify or abrogate any of the provisions of SECTION 2.13(g) regarding the Revolving Lenders’ obligations to purchase participations with respect to Letter of Credit Disbursements or the provisions of SECTION 2.22(a) regarding the Revolving Lenders’ obligations to participate in Swingline Loans.

SECTION 2.06    Swingline Loans

(a)    The Swingline Lender is authorized by the Revolving Lenders but is not obligated, to make Swingline Loans at any time (subject to SECTION 2.06(b)) to the Borrower (which shall be in an integral multiple of $100,000, but not less than $1,000,000), up to the amount of the sum of the Swingline Loan Ceiling, plus any Permitted Overadvances, in each case upon a notice of Borrowing from Borrower received by the Administrative Agent and the Swingline Lender (which notice, at the Swingline Lender’s discretion, may be submitted prior to 1:00 p.m. on the Business Day on which such Swingline Loan is requested). In no event shall the Swingline Lender be obligated to make any Swingline Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by the making of such Swingline Loan may have, Fronting Exposure. Swingline Loans shall be Prime Rate Loans and shall be subject to periodic settlement with the Revolving Lenders under SECTION 2.22.

(b)    Swingline Loans may be made by the Swingline Lender only (i) for Permitted Overadvances or (ii) for administrative convenience, at the Borrower’s request therefor which shall be deemed a representation that the applicable conditions for borrowing under SECTION 4.02 are satisfied. If the Borrower has so requested a Swingline Loan but the conditions for borrowing under SECTION 4.02 cannot in fact be fulfilled, (x) the Borrower shall give immediate notice (a “Noncompliance Notice”) thereof to the Administrative Agent and the Swingline Lender, and the Administrative Agent shall promptly provide each Revolving Lender with a copy of the Noncompliance Notice, and (y) the Required Revolving Lenders may direct the Swingline Lender to, and the Swingline Lender thereupon shall, cease making Swingline Loans (other than Permitted Overadvances) until such conditions can be satisfied or are waived in accordance with SECTION 9.02. Unless the Required Revolving Lenders so direct the Swingline Lender, the Swingline Lender may, but is not obligated to, continue to make Swingline Loans commencing one (1) Business Day after the Non-Compliance Notice is furnished to the Revolving Lenders. Notwithstanding the foregoing, no Swingline Loans (other than Permitted Overadvances) shall be made pursuant to this SECTION 2.06(b) if the aggregate outstanding amount of the Credit Extensions and Swingline Loans would exceed the amounts set forth in SECTION 2.01 hereof.

SECTION 2.07    Notes.

(a)    Upon each Lender’s request, the Loans made by such Lender shall be evidenced by a Revolving Credit Note, FILO Note, or ABL Term Note, as applicable, duly executed on behalf of the Borrower, dated the Closing Date, payable to the order of such Lender in an aggregate principal amount equal to such Lender’s applicable Commitment.

(b)    Upon the Swingline Lender’s request, the Revolving Credit Loans made by the Swingline Lender with respect to Swingline Loans shall be evidenced by a Swingline Note, duly executed on behalf of the Borrower, dated the Closing Date, payable to the order of the Swingline Lender, in an aggregate principal amount equal to the Swingline Loan Ceiling.

(c)    Each Lender is hereby authorized by the Borrower to endorse on a schedule attached to each Note delivered to such Lender (or on a continuation of such schedule attached to such Note and made a part thereof), or otherwise to record in such Lender’s internal records, an appropriate notation evidencing the date and amount of each Loan from such Lender, each payment and prepayment of principal of any such Loan, each payment of interest on any such Loan and the other information provided for on such schedule; provided, however, that the failure of any Lender to make such a notation or any error therein shall not affect the obligation of the Borrower to repay the Loans made by such Lender in accordance with the terms of this Agreement and the applicable Notes.

(d)    Upon receipt of an affidavit and indemnity of a Lender as to the loss, theft, destruction or mutilation of such Lender’s Note and upon cancellation of such Note, the Borrower will issue, in lieu thereof, a replacement Note in favor of such Lender, in the same principal amount thereof and otherwise of like tenor at no expense to the Borrower.

SECTION 2.08    Interest on Loans.

(a)    Subject to SECTION 2.12, (x) each Prime Rate Loan that is a Revolving Credit Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as applicable) at a rate per annum that shall be equal to the then Prime Rate plus the Applicable Margin for Revolving Credit Loans that are Prime Rate Loans, and (y) each Prime Rate Loan that is the outstanding amount of the FILO Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as applicable) at a rate per annum that shall be equal to the then Prime Rate plus the Applicable Margin for FILO Loans that are Prime Rate Loans.

(b)    Subject to SECTIONS 2.09 through 2.12, (x) each LIBO Loan that is a Revolving Credit Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal, during each Interest Period applicable thereto, to the Adjusted LIBO Rate for such Interest Period, plus the Applicable Margin for Revolving Credit Loans that are LIBO Loans, and (y) each LIBO Loan that is the outstanding amount of the FILO Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal, during each Interest Period applicable thereto, to the Adjusted LIBO Rate for such Interest Period, plus the Applicable Margin for FILO Loans that are LIBO Loans.

(c)    Subject to SECTION 2.12, each ABL Term Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum that shall be equal to the ABL Term Loan Rate, plus eight percent (8%) per annum; provided that if the ABL Term Loan Agent cannot determine the ABL Term Loan Rate as provided in SECTION 2.10 below, then such rate shall be equal to the Prime Rate plus seven percent (7%) per annum. The ABL Term Loan Rate for any monthly payment shall be determined on the first day of the calendar month for which such rate is applicable and will apply for the month then being paid.

(d)    Accrued interest on all Loans other than the ABL Term Loans shall be payable in arrears on each Interest Payment Date applicable thereto, and in the case of ABL Term Loans, all accrued interest thereon shall be payable in arrears on each Interest Payment Date for ABL Term Loans, and in each case, at maturity (whether by acceleration or otherwise), after such maturity on demand and upon any repayment or prepayment thereof (on the amount prepaid).

SECTION 2.09    Conversion and Continuation of Revolving Credit Loans.

(a)    The Borrower shall have the right at any time, on three (3) Business Days’ prior irrevocable notice to the Administrative Agent (which notice, to be effective, must be received by the Administrative Agent not later than 1:00 p.m. on the third Business Day preceding the date of any conversion), (i) to convert any outstanding Borrowings of Prime Rate Loans to Borrowings of LIBO Loans, (ii) to continue an outstanding Borrowing of LIBO Loans for an additional Interest Period, or (iii) to convert any outstanding Borrowings of LIBO Loans to a Borrowing of Prime Rate Loans, subject in each case to the following:

(i)    No Borrowing of Revolving Credit Loans or the outstanding FILO Loan may be converted into, or continued as, LIBO Loans at any time when an Event of Default has occurred and is continuing;

(ii)    If less than a full Borrowing of Revolving Credit Loans is converted, such conversion shall be made pro rata among the Revolving Lenders based upon their Revolving Commitment Percentages, in accordance with the respective principal amounts of the Revolving Credit Loans comprising such Borrowing held by such Revolving Lenders immediately prior to such conversion;

(iii)    The aggregate principal amount of Prime Rate Loans being converted into or continued as LIBO Loans shall be in an integral of $1,000,000 or, with respect to the FILO Loan, the entire amount of the FILO Loan then outstanding;

(iv)    Each Lender shall effect each conversion by applying the proceeds of its new LIBO Loan or Prime Rate Loan, as the case may be, to its Revolving Credit Loan or the outstanding amount of the FILO Loan being so converted;

(v)    The Interest Period with respect to a Borrowing of LIBO Loans effected by a conversion or in respect to the Borrowing of LIBO Loans being continued as LIBO Loans, shall commence on the date of conversion or the expiration of the current Interest Period applicable to such continuing Borrowing, as the case may be;

(vi)    A Borrowing of LIBO Loans may be converted only on the last day of an Interest Period applicable thereto except to the extent that any applicable Breakage Costs incurred in connection with conversion on any other day are paid by the Borrower pursuant to SECTION 2.16; and

(vii)    Each request for a conversion or continuation of a Borrowing of LIBO Loans which fails to state an applicable Interest Period shall be deemed to be a request for an Interest Period of one (1) month.

(b)    If the Borrower does not give notice to convert any Borrowing of LIBO Loans, or does not give notice to continue, or does not have the right to continue, any Borrowing as LIBO Loans, in each case as provided in SECTION 2.09(a), such Borrowing shall automatically be converted to, or continued as, a Borrowing of Prime Rate Loans, at the expiration of the then-current Interest Period. The Administrative Agent shall, after it receives notice from the Borrower, promptly give each Lender, notice of any conversion, in whole or part, of any Revolving Credit Loan or the outstanding amount of the FILO Loan made by such Lender.

SECTION 2.10    Alternate Rate of Interest for Loans.

If prior to the commencement of any Interest Period for a LIBO Borrowing, the Administrative Agent, or if prior to the first day of a calendar month regarding any reference to the ABL Term Loan Rate, the ABL Term Loan Agent:

(a)    Reasonably determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period or the ABL Term Loan Rate, respectively; or

(b)    Is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Required Lenders of making or maintaining their Revolving Credit Loans included in such Borrowing for such Interest Period;

then (1) in the case of a LIBO Borrowing, the Administrative Agent shall give notice thereof to the Borrower and the applicable Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the applicable Lenders that the circumstances giving rise to such notice no longer exist, (i) any Borrowing Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a LIBO Borrowing shall be ineffective and (ii) if any Borrowing Request requests a LIBO Borrowing, such Borrowing shall be made as a Borrowing of Prime Rate Loans, and (2) in the case of the interest rate regarding the ABL Term Loan, the ABL Term Loan Agent shall give notice thereof to the Borrower by telephone or telecopy as promptly as practicable thereafter and, until the ABL Term Loan Agent notifies the Borrower that the circumstances giving rise to such notice no longer exist the ABL Term Loan shall bear interest with reference to the Prime Rate and such interest shall be calculated as provided in SECTION 2.08(c).

SECTION 2.11    Change in Legality.

(a)    Notwithstanding anything to the contrary contained elsewhere in this Agreement, if (i) any Change in Law shall make it unlawful for a Lender to make or maintain a LIBO Loan or to give effect to its obligations as contemplated hereby with respect to a LIBO Loan or (ii) at any time the Required Lenders reasonably determine that the making or continuance of any LIBO Loans has become impracticable as a result of a contingency occurring after the Closing Date which adversely affects the London interbank market or the position of such Required Lenders in the London interbank market, then, by written notice to the Borrower, such Required Lenders may (x) declare that LIBO Loans will not thereafter be made by such Lenders hereunder, whereupon any request by the Borrower for a LIBO Borrowing shall, unless withdrawn, as to such Lenders only, be deemed a request for a Prime Rate Loan unless such declaration shall be subsequently withdrawn; and (y) require that all outstanding LIBO Loans made by such Lenders be converted to Prime Rate Loans, in which event all such LIBO Loans shall be automatically converted to Prime Rate Loans as of the effective date of such notice as provided in SECTION 2.09(b). In the event any Lender shall exercise its rights under clause (i) or the Required Lenders shall exercise their rights under clause (ii) of this SECTION 2.11(a), all payments and prepayments of principal which would otherwise have been applied to repay the LIBO Loans that would have been made by such Lenders or the converted LIBO Loans of such Lenders, shall instead be applied to repay the Prime Rate Loans made by such Lenders in lieu of, or resulting from the conversion of, such LIBO Loans.

(b)    For purposes of this SECTION 2.11, a notice to the Borrower pursuant to SECTION 2.11(a) shall be effective, if lawful, and if any LIBO Loans shall then be outstanding, on the last day of the then-current Interest Period; and otherwise such notice shall be effective on the date of receipt by the Borrower.

SECTION 2.12    Default Interest.

(a)    Effective upon written notice from the Administrative Agent or the Required Revolving Lenders after the occurrence of any Event of Default and at all times thereafter while such Event of Default is continuing, interest shall accrue on all outstanding Revolving Credit Loans (including Swingline Loans) and the FILO Loan (after as well as before judgment, as and to the extent permitted by law) at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days as applicable) (the “Default Rate”) equal to the rate (including the Applicable Margin for Revolving Credit Loans or FILO Loan, as applicable) in effect from time to time plus two percent (2%) per annum and such interest shall be payable on each Interest Payment Date (or any earlier maturity of the Revolving Credit Loans or the FILO Loan, as applicable).

(b)    Effective upon written notice from the ABL Term Loan Agent or the Required ABL Term Loan Lenders after the occurrence of any Event of Default, and at all times thereafter while such Event of Default is continuing, interest shall accrue on all outstanding ABL Term Obligations (after as well as before judgment, as and to the extent permitted by law) at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days as applicable) (the “ABL Term Default Rate”) equal to the ABL Term Loan Rate plus two percent (2%) per annum and such interest shall be payable on each Interest Payment Date (or any earlier maturity of the ABL Term Loan).

SECTION 2.13    Letters of Credit.

(a)    Upon the terms and subject to the conditions herein set forth, at any time and from time to time after the Closing Date and prior to the Termination Date, the Borrower may request an Issuing Bank to issue, and subject to the terms and conditions contained herein, such Issuing Bank shall issue, for the account of the Borrower, one or more Letters of Credit; provided, however, that no Letter of Credit shall be issued if after giving effect to such issuance (i) the aggregate Letter of Credit Outstandings shall exceed $60,000,000, (ii) the Total Outstandings would exceed the limitation set forth in SECTION 2.01(a), or (iii) the conditions for issuance of Letters of Credit under SECTION 4.02 are not then satisfied; and provided, further, that if Letters of Credit are issued by any Issuing Bank (other than Bank of America), such Issuing Bank (other than Bank of America) shall notify the Administrative Agent in a manner acceptable to the Administrative Agent on each Business Day of all Letters of Credit issued on the prior Business Day by such Issuing Bank. No Letter of Credit shall be issued if an Issuing Bank shall have received notice from the Administrative Agent that the conditions to such issuance have not been met. It is hereby acknowledged and agreed that each of the Existing Letters of Credit shall constitute a “Letter of Credit” for all purposes of this Agreement and shall be deemed issued under this Agreement on the Closing Date and all Pre-Petition Letter of Credit Outstandings shall constitute “Letter of Credit Outstandings” for all purposes of this Agreement.

(b)    Each Standby Letter of Credit shall expire no later than the date which is at or prior to the close of business on the earlier of the date which is (i) one (1) year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one (1) year after such renewal or extension) and (ii) five (5) Business Days prior to the Maturity Date (unless otherwise agreed by the applicable Issuing Bank); provided, however, that each Standby Letter of Credit may, upon the request of the Borrower include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of twelve (12) months or less (but not beyond the date that is five (5) Business Days prior to the Maturity Date (unless otherwise agreed by the applicable Issuing Bank)) unless the applicable Issuing Bank notifies the beneficiary thereof at least thirty (30) days prior to the then-applicable expiration date that such Letter of Credit will not be renewed.

(c)    Each Commercial Letter of Credit shall expire no later than the date which is at or prior to the close of business on the earlier of the date which is (i) 180 days after the date of the issuance, or extension, of such Commercial Letter of Credit (or such other period as may be acceptable to the Administrative Agent) and (ii) five (5) Business Days prior to the Maturity Date (unless otherwise agreed by the applicable Issuing Bank).

(d)    The Issuing Banks shall not issue any Letter of Credit, without the prior consent of the Administrative Agent, if:

(A)    any order, judgment or decree of any Governmental Authority or arbitrator (pursuant to a binding arbitration) shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any Applicable Law or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular;

(B)    the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally;

(C)    such Letter of Credit is to be denominated in a currency other than dollars;

(D)    such Letter of Credit contains any provisions for automatic reinstatement of the Stated Amount after any drawing thereunder; or

(E)    any Revolving Lender is at that time a Defaulting Lender, unless the Issuing Banks have entered into arrangements, including the delivery of cash collateral, satisfactory to the Issuing Banks (in their sole discretion) with the Borrower or such Revolving Lender to eliminate the Issuing Banks’ actual or potential Fronting Exposure (after giving effect to SECTION 2.26(a)(iv)) with respect to the Defaulting Lender arising from either (x) the Letter of Credit then proposed to be issued or (y) that Letter of Credit and all other Letter of Credit Outstandings as to which the Issuing Banks have actual or potential Fronting Exposure.

(e)    Drafts drawn under each Letter of Credit shall be reimbursed by the Borrower by paying to the Administrative Agent, an amount equal to such drawing not later than

1:00 p.m. on (i) the date that the Borrower shall have received notice of such drawing, if such notice is received prior to 10:00 a.m. on such date, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is received after 10:00 a.m. on the day of drawing, provided that in the absence of written notice to the contrary from the Borrower, and subject to the other provisions of this Agreement, such payment shall be financed when due with a Prime Rate Loan or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Prime Rate Loan or Swingline Loan. The Issuing Banks shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The applicable Issuing Bank shall promptly notify the Administrative Agent and the Borrower in a manner acceptable to the Administrative Agent of such demand for payment and whether the applicable Issuing Bank has made or will make payment thereunder; provided, however, that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the applicable Issuing Bank and the Revolving Lenders with respect to any such payment.

(f)    [Reserved].

(g)    Immediately upon the issuance of any Letter of Credit by an Issuing Bank (or the amendment of a Letter of Credit increasing the amount thereof), and without any further action on the part of such Issuing Bank, such Issuing Bank shall be deemed to have sold to each Revolving Lender and each such Revolving Lender shall be deemed unconditionally and irrevocably to have purchased from such Issuing Bank, without recourse or warranty, an undivided interest and participation, to the extent of such Revolving Lender’s Revolving Commitment Percentage in such Letter of Credit, each drawing thereunder and the obligations of the Borrower under this Agreement and the other Loan Documents with respect thereto. Upon any change in the Commitments pursuant to SECTION 2.02 or SECTION 9.04, it is hereby agreed that with respect to all Letter of Credit Outstandings, there shall be an automatic adjustment to the participations hereby created to reflect the new Revolving Commitment Percentages of the assigning and assignee Revolving Lenders. Any action taken or omitted by an Issuing Bank under or in connection with a Letter of Credit, if taken or omitted in the absence of gross negligence, bad faith or willful misconduct, shall not create for such Issuing Bank any resulting liability to any Revolving Lender.

(h)    In the event that an Issuing Bank makes any Letter of Credit Disbursement and the Borrower shall not have reimbursed such amount in full to such Issuing Bank pursuant to this SECTION 2.13, such Issuing Bank shall promptly notify the Administrative Agent which shall promptly notify each Revolving Lender of such failure, and each Revolving Lender shall promptly and unconditionally pay in dollars and in same day funds to the Administrative Agent for the account of such Issuing Bank the amount of such Revolving Lender’s Revolving Commitment Percentage of such unreimbursed payment in dollars and in same day funds. If an Issuing Bank so notifies the Administrative Agent, and the Administrative Agent so notifies the Revolving Lenders prior to 2 p.m. on any Business Day, each such Revolving Lender shall make available to such Issuing Bank such Revolving Lender’s Revolving Commitment Percentage of the amount of such payment on such Business Day in same day funds (or if such notice is received by the Revolving Lenders after 2 p.m. on the day of receipt, payment shall be made on the immediately following Business Day). If and to the extent such Revolving Lender shall not have so made its

Revolving Commitment Percentage of the amount of such payment available to the applicable Issuing Bank, such Revolving Lender agrees to pay to such Issuing Bank forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent for the account of such Issuing Bank at the Federal Funds Effective Rate. Each Revolving Lender agrees to fund its Revolving Commitment Percentage of such unreimbursed payment notwithstanding a failure to satisfy any applicable lending conditions or the provisions of SECTION 2.01 or SECTION 2.06, or the occurrence of the Termination Date. The failure of any Revolving Lender to make available to the applicable Issuing Bank its Revolving Commitment Percentage of any payment under any Letter of Credit shall neither relieve any Revolving Lender of its obligation hereunder to make available to such Issuing Bank its Revolving Commitment Percentage of any payment under any Letter of Credit on the date required, as specified above, nor increase the obligation of such other Revolving Lender. Whenever any Revolving Lender has made payments to an Issuing Bank in respect of any reimbursement obligation for any Letter of Credit, such Revolving Lender shall be entitled to share ratably, based on its Revolving Commitment Percentage, in all payments and collections thereafter received on account of such reimbursement obligation. All reimbursements to be made by the Loan Parties with respect to Letters of Credit shall be made in dollars.

(i)    Whenever the Borrower desires that an Issuing Bank issue a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall give to the applicable Issuing Bank and the Administrative Agent at least two (2) Business Days’ prior written (including telegraphic, telex, facsimile, e-mail or cable communication) notice (or such shorter period as may be agreed upon in writing by the applicable Issuing Bank and the Borrower) specifying the date on which the proposed Letter of Credit is to be issued, amended, renewed or extended (which shall be a Business Day), the Stated Amount of the Letter of Credit so requested, the expiration date of such Letter of Credit, the name and address of the beneficiary thereof, and the provisions thereof. If requested by an Issuing Bank, the Borrower shall also submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for the issuance, amendment, renewal or extension of a Letter of Credit, provided that in the event of a conflict or inconsistency between the terms of such application and this Agreement, the terms of this Agreement shall supersede any contrary terms in such application and shall control.

(j)    The obligations of the Borrower to reimburse the Issuing Banks for any Letter of Credit Disbursement shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation: (i) Any lack of validity or enforceability of a Letter of Credit; (ii) The existence of any claim, setoff, defense or other right which the Borrower may have at any time against a beneficiary of any Letter of Credit or against any Issuing Bank or any of the Revolving Lenders, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction; (iii) Any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged or fraudulent in any respect or any statement therein being untrue or inaccurate in any respect; (iv) Payment by an Issuing Bank of any Letter of Credit against presentation of a demand, draft or certificate or other document which does not strictly comply with the terms of such Letter of Credit; (v) Any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this SECTION 2.13, constitute a legal or equitable discharge of, or provide a right of setoff against, any Loan Party’s obligations hereunder; or (vi) The fact that any Event of Default shall have occurred and be continuing. No Credit Party shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Banks, provided that the foregoing shall not be construed to excuse the Issuing Banks from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by Applicable Law) suffered by the Borrower that are caused by the applicable Issuing Bank’s gross negligence, bad faith or willful misconduct when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in compliance with the terms of a Letter of Credit, an Issuing Bank may, in its reasonable discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(k)    If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Revolving Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Loan Parties shall immediately deposit in the Cash Collateral Account an amount in cash equal to 103% of the Letter of Credit Outstandings as of such date, plus any accrued and unpaid interest thereon. Each such deposit shall be held by the Collateral Agent for the payment and performance of the Obligations. The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such Cash Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and in the sole discretion of the Collateral Agent (at the request of the Borrower and at the Borrower’s risk and expense), such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such Cash Collateral Account shall be applied by the Administrative Agent to reimburse the Issuing Banks for payments on account of drawings under Letters of Credit for which the applicable Issuing Bank has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the Letter of Credit Outstandings at such time or, if the maturity of the Loans has been accelerated, shall be applied to satisfy other Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned promptly to the Borrower but in no event later than two (2) Business Days after all Events of Default are no longer continuing.

SECTION 2.14    Increased Costs.

(a)    If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any holding company of any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Banks; or

(ii)    impose on any Lender or any Issuing Bank or the London interbank market any other condition (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) affecting this Agreement or LIBO Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost in any material amount in excess of those incurred by similarly situated lenders to such Lender of making or maintaining any LIBO Loan (or of maintaining its obligation to make any such Revolving Credit Loan) or to increase the cost in any material amount in excess of those incurred by similarly situated lenders to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount in any material respect of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)    If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or liquidity or on the capital or liquidity of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company would have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital and liquidity adequacy), then from time to time the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c)    A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this SECTION 2.14 and setting forth in reasonable detail the manner in which such amount or amounts were determined shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(d)    Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this SECTION 2.14 shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this SECTION 2.14 for any increased costs or reductions incurred more than one hundred twenty (120) days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in

Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor, and provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the one hundred twenty (120) day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.15    Optional Termination or Reduction of Commitments.

(a)    Upon at least three (3) Business Days’ prior written notice to the Administrative Agent, the Borrower may, at any time, in whole permanently terminate, or from time to time in part permanently reduce, the Revolving Commitments. Each such reduction shall be in the principal amount of $20,000,000 or any integral multiple thereof. Each such reduction or termination shall (i) be applied ratably to the Revolving Commitments of each Revolving Lender and (ii) be irrevocable when given; provided, that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. At the effective time of each such reduction or termination, the Borrower shall pay to the Administrative Agent for application as provided herein (i) all earned and unpaid fees under the Fee Letter and all other fees accrued on the amount of the Revolving Commitments so terminated or reduced through the date thereof, and (ii) any amount by which the Revolving Credit Extensions to the Borrower outstanding on such date exceed the amount to which the Revolving Commitments are to be reduced effective on such date, in each case pro rata based on the amount prepaid, including, as applicable, by terminating or cash collateralizing any Letters of Credit in accordance with the terms hereof.

(b)    The commitment of each FILO Lender with respect to its FILO Loan shall be automatically and permanently reduced to $0 upon the funding or the deemed funding of such FILO Loan to be made by it on the Closing Date.

(c)    The commitment of each ABL Term Lender with respect to its ABL Term Loan shall be automatically and permanently reduced to $0 upon the funding or the deemed funding of such ABL Term Loan to be made by it on the Closing Date.

SECTION 2.16    Optional Prepayment of Loans; Reimbursement of Lenders.

(a)    Subject to the provisions of SECTION 2.16(d), the Borrower shall have the right at any time and from time to time to prepay (without a commitment reduction) outstanding Revolving Credit Loans in whole or in part, (x) with respect to LIBO Loans, upon at least two (2) Business Days’ prior written, telex, e-mail or facsimile notice to the Administrative Agent prior to 1:00 p.m., and (y) with respect to Prime Rate Loans, on the same Business Day if written, telex, e-mail or facsimile notice is received by the Administrative Agent prior to 2:00 p.m., subject in each case to the following limitations:

(i)    Subject to SECTION 2.17, all prepayments shall be paid to the Administrative Agent for application, first, to the prepayment of outstanding Swingline Loans, second, to the prepayment of other outstanding Revolving Credit Loans ratably in accordance with each Revolving Lender’s Revolving Commitment Percentage;

(ii)    Subject to the foregoing, outstanding Prime Rate Loans shall be prepaid before outstanding LIBO Loans are prepaid. Each partial prepayment of LIBO Loans shall be in an integral multiple of $1,000,000. No prepayment of LIBO Loans shall be permitted pursuant to this SECTION 2.16 other than on the last day of an Interest Period applicable thereto, unless the Borrower reimburses the Lenders for all Breakage Costs associated therewith within five (5) Business Days of receiving a written demand for such reimbursement which sets forth the calculation of such Breakage Costs in reasonable detail. No partial prepayment of a Borrowing of LIBO Loans shall result in the aggregate principal amount of the LIBO Loans remaining outstanding pursuant to such Borrowing being less than $5,000,000 (unless all such outstanding LIBO Loans are being prepaid in full); and

(iii)    Each notice of prepayment shall specify the prepayment date, the principal amount and Type of the Loans to be prepaid and, in the case of LIBO Loans, the Borrowing or Borrowings pursuant to which such Revolving Credit Loans were made. Each notice of prepayment shall be revocable, provided that, within five (5) Business Days of receiving a written demand for such reimbursement which sets forth the calculation of such Breakage Costs in reasonable detail, the Borrower shall reimburse the Lenders for all Breakage Costs associated with the revocation of any notice of prepayment. The Administrative Agent shall, promptly after receiving notice from the Borrower hereunder, notify each Lender of the principal amount and Type of the Loans held by such Lender which are to be prepaid, the prepayment date and the manner of application of the prepayment.

(b)    If no Revolving Credit Extensions are outstanding, the Borrower may prepay outstanding FILO Loans in minimum amounts of $1,000,000, upon at least five (5) Business Days’ prior written or facsimile notice to the Administrative Agent, prior to 1:00 p.m., provided that each such prepayment is accompanied by all accrued but unpaid interest thereon and any Breakage Costs applicable thereto (but with no other premium or penalty).

(c)    If the Revolving and FILO Obligations have been Paid in Full, the Borrower may prepay outstanding ABL Term Loans in minimum amounts of $1,000,000, upon at least five (5) Business Days’ prior written or facsimile notice to the ABL Term Loan Agent and the Administrative Agent, prior to 1:00 p.m., provided that each such prepayment is accompanied by all accrued but unpaid interest thereon (but with no other premium or penalty).

(d)    The Borrower shall reimburse each Lender within five (5) Business Days of notice for any loss incurred or to be incurred by the Lenders in the reemployment of the funds (i) resulting from any prepayment (for any reason whatsoever, including, without limitation, conversion to Prime Rate Loans or acceleration by virtue of, and after, the occurrence of an Event of Default) of any LIBO Loan required or permitted under this Agreement, if such Revolving Credit Loan is prepaid other than on the last day of the Interest Period for such Revolving Credit Loan or (ii) in the event that after the Borrower delivers a notice of borrowing under SECTION 2.04 in respect of LIBO Loans, such Revolving Credit Loans are not made on the first day of the Interest Period specified in such notice of borrowing for any reason other than a breach by such Lender of its obligations hereunder or the delivery of any notice pursuant to SECTION 2.11. Such loss shall be the amount (herein, collectively, “Breakage Costs”) as reasonably determined by such Lender as the excess, if any, of (A) the amount of interest which would have accrued to such Lender on the amount so paid, not prepaid or not borrowed at a rate of interest equal to the Adjusted

LIBO Rate for such Revolving Credit Loan (but specifically excluding any Applicable Margin), for the period from the date of such payment or failure to borrow or failure to prepay to the last day (x) in the case of a payment or refinancing of a LIBO Loan with Prime Rate Loans other than on the last day of the Interest Period for such Revolving Credit Loan or the failure to prepay a LIBO, of the then current Interest Period for such Revolving Credit Loan or (y) in the case of such failure to borrow, of the Interest Period for such LIBO Loan which would have commenced on the date of such failure to borrow, over (B) in the case of a LIBO Loan, the amount of interest which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the London interbank market. Any Lender demanding reimbursement for such loss shall deliver to the Borrower from time to time one or more certificates setting forth the amount of such loss as determined by such Lender and setting forth in reasonable detail the manner in which such amount was determined and such amounts shall be due within five (5) Business Days after the receipt of such notice.

(e)    In the event the Borrower fails to prepay any Revolving Credit Loan on the date specified in any prepayment notice delivered pursuant to SECTION 2.16(a), the Borrower within five (5) Business Days after the receipt of the notice described below from any Lender, shall pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any loss incurred by such Lender as a result of such failure to prepay, including, without limitation, any loss, cost or expenses (other than loss of profits) incurred by reason of the acquisition of deposits or other funds by such Lender to fulfill deposit obligations incurred in anticipation of such prepayment. Any Lender demanding such payment shall deliver to the Borrower from time to time one or more certificates setting forth the amount of such loss as determined by such Lender and setting forth in reasonable detail the manner in which such amount was determined and such amounts shall be due within five (5) Business Days after the receipt of such notice.

(f)    Whenever any partial prepayment of Revolving Credit Loans are to be applied to LIBO Loans, such LIBO Loans shall be prepaid in the chronological order of their Interest Payment Dates or as the Borrower may otherwise designate in writing.

SECTION 2.17    Mandatory Prepayment; Commitment Termination; Cash Collateral.

The outstanding Obligations shall be subject to prepayment as follows:

(a)    If at any time the amount of the Revolving Credit Extensions exceeds the Revolving Line Cap, the Borrower will (x) immediately upon notice from the Administrative Agent if such notice is received on or before 12:00 noon on a Business Day, or (y) if such notice is received after 12:00 noon on a Business Day, by 10:00 a.m. on the next succeeding Business Day, (1) prepay the Revolving Credit Loans in an amount necessary to eliminate such excess (without a corresponding commitment reduction), and (2) if, after giving effect to the prepayment in full of all outstanding Revolving Credit Loans such excess has not been eliminated, deposit cash into the applicable Cash Collateral Account in an amount equal to 103% of the Letters of Credit Outstanding.

(b)    The Loans shall be repaid daily in accordance with (and to the extent required under) the provisions of SECTION 2.18, to the extent then applicable.

(c)    The Borrower shall prepay the Loans in an amount equal to the Net Proceeds received by a Loan Party on account of a Prepayment Event (but with no other premium or penalty).

(d)    Any payments made pursuant to SECTIONS 2.17(b) and (c) above at any time when an Event of Default is not then continuing (it being understood and agreed that if an Event of Default shall have occurred and be continuing, SECTION 7.03 shall apply), shall be applied to the Obligations in the following order of priority:

(A)    FIRST, to pay interest and fees due and payable on the Revolving Credit Extensions to the Borrower;

(B)    SECOND, to pay outstanding Swingline Loans of the Borrower;

(C)    THIRD, to pay all outstanding reimbursement obligations for drawings made under Letters of Credit of the Borrower;

(D)    FOURTH, to pay principal outstanding under outstanding Revolving Credit Loans to the Borrower that are Prime Rate Loans;

(E)    FIFTH, to pay outstanding Revolving Credit Loans of the Borrower that are LIBO Loans and all Breakage Costs due in respect of such repayment or, at the Borrower’s option, to fund a cash collateral deposit to the Cash Collateral Account pursuant to SECTION 2.17(e) sufficient to pay, and with direction to pay, all such outstanding LIBO Loans on the last day of the then pending Interest Period therefor;

(F)    SIXTH, in each case at the option of the Administrative Agent (or at the direction of the Required Revolving Lenders), in the following priority:

(1)    to pay Credit Party Expenses, indemnities and other similar amounts then due to the Agents in connection with Revolving Credit Extensions to the Borrower; and

(2)    to pay Credit Party Expenses, indemnities and other similar amounts then due to the Revolving Lenders in connection with Revolving Credit Extensions to the Borrower;

(G)    SEVENTH, to pay interest and fees due and payable on the FILO Loan;

(H)    EIGHTH, to pay principal outstanding under the FILO Loan;

(I)    NINTH, in each case at the option of the Administrative Agent, in the following priority:

(1)    to pay Credit Party Expenses, indemnities and other similar amounts then due to the Agents in connection with the FILO Loan; and

(2)    to pay Credit Party Expenses, indemnities and other similar amounts then due to the FILO Lenders in connection with the FILO Loan;

(J)    TENTH, to pay interest and fees due and payable on the ABL Term Loan;

(K)    ELEVENTH, to pay principal outstanding under the ABL Term Loan;

(L)    TWELFTH, in each case at the option of the ABL Term Loan Agent, in the following priority:

(1)    to pay Credit Party Expenses, indemnities and other similar amounts then due to the ABL Term Loan Agent in connection with the ABL Term Loan; and

(2)    to pay Credit Party Expenses, indemnities and other similar amounts then due to the ABL Term Lenders in connection with the ABL Term Loan; and

(M)    THIRTEENTH, to pay other outstanding Obligations.

(e)    Subject to the foregoing, outstanding Prime Rate Loans shall be prepaid before outstanding LIBO Loans are prepaid. Each voluntary partial prepayment of LIBO Loans shall be in an integral multiple of $1,000,000. No prepayment of LIBO Loans shall be permitted pursuant to this SECTION 2.17 other than on the last day of an Interest Period applicable thereto, unless the Borrower reimburses the Lenders for all Breakage Costs associated therewith within five (5) Business Days of receiving a written demand for such reimbursement which sets forth the calculation of such Breakage Costs in reasonable detail. In order to avoid such Breakage Costs, as long as no Event of Default has occurred and is continuing, at the request of the Borrower, the Administrative Agent shall hold all amounts required to be applied to LIBO Loans in the Cash Collateral Account and will apply such funds to the applicable LIBO Loans at the end of the then pending Interest Period therefor (provided that the foregoing shall in no way limit or restrict the Agents’ rights upon the subsequent occurrence of an Event of Default). Except to the extent occurring as a result of a mandatory prepayment pursuant to this SECTION 2.17, no voluntary partial prepayment of a Borrowing of LIBO Loans shall result in the aggregate principal amount of the LIBO Loans remaining outstanding pursuant to such Borrowing being less than $5,000,000. A prepayment of the Revolving Credit Loans pursuant to this SECTION 2.17 shall not permanently reduce the Revolving Commitments.

(f)    All amounts required to be applied to all Revolving Credit Loans hereunder (other than Swingline Loans) shall be applied ratably in accordance with each Revolving Lender’s Revolving Commitment Percentage. All amounts required to be applied to all ABL Term Loans hereunder shall be applied ratably in accordance with each ABL Term Lender’s ABL Term Loan Percentage. All credits against the Obligations shall be conditioned upon final payment to the Administrative Agent of the items giving rise to such credits. If any item credited to the Loan Account is dishonored or returned unpaid for any reason, whether or not such return is rightful or timely, the Administrative Agent shall have the right to reverse such credit and charge the amount of such item to the Loan Account and the Borrower shall indemnify the Credit Parties against all claims and losses resulting from such dishonor or return.

(g)    Upon the Termination Date, the Borrower shall cause Payment in Full to occur.

SECTION 2.18    Cash Management.

(a)    On or before the Closing Date, the Loan Parties shall, as reasonably required by the Administrative Agent:

(i)    deliver to the Collateral Agent notifications (each, a “Credit Card Notification”) substantially in the form attached hereto as Exhibit F which have been executed on behalf of the Borrower and addressed to the Borrower’s credit card clearinghouses and processors listed in the Information Certificate; and

(ii)    enter into a Blocked Account Agreement with each Blocked Account Bank with respect to each DDA (other than a DDA constituting an Excluded DDA) maintained with such Blocked Account Bank (such DDAs subject to Blocked Account Agreements, collectively, the “Blocked Accounts”). Such Blocked Account Agreement(s) may be entered into with Administrative Agent, Wells Fargo Bank, National Association, any Lender, and/or another financial institution reasonably acceptable to the Agents. If any Loan Party is unable to obtain a Blocked Account Agreement as required herein, at the Collateral Agent’s option, such Loan Party shall be required to transfer to and maintain such account with the Collateral Agent or at another Blocked Account Bank.

(b)    Each Credit Card Notification shall require the ACH or wire transfer on each Business Day (and whether or not there is then an outstanding balance in the Loan Account) of all available cash receipts (the “Cash Receipts”) therein to a Blocked Account, and the Loan Parties shall cause the ACH or wire transfer of funds on deposit in DDAs (other than Excluded DDAs) to a Blocked Account. Any amounts held in the Bank of America Concentration Account following Payment in Full shall be remitted to a Blocked Account of the Borrower as specified by the Borrower.

(c)    Each Blocked Account Agreement (other than such agreement entered into with respect to the Bank of America Concentration Account) shall require, and to the extent that any Obligations (other than any contingent indemnification Obligations for which no claim has then been asserted) are then outstanding, the ACH or wire transfer on each Business Day (or such other frequency as the Administrative Agent may agree) (and whether or not there is then an outstanding balance in the Loan Account) of all available Cash Receipts to the Bank of America Concentration Account from:

(A)    the sale of Inventory;

(B)    all proceeds of collections of Accounts (including without limitation, proceeds of credit card charges);

(C)    all Net Proceeds on account of any Prepayment Event; and

(D)    the then contents of each Blocked Account (other than the Bank of America Concentration Account), provided that up to $3,500 may be maintained in overnight balances in any Blocked Account (other than the Bank of America Concentration Account).

(d)    The Loan Parties shall accurately report to the Administrative Agent all amounts deposited in the Blocked Accounts to ensure the proper transfer of funds as set forth above. If, at any time, any cash or cash equivalents consisting of proceeds of ABL Priority Collateral (other than Trust Funds that have been deposited in a Trust Fund DDA in accordance with clause (h) below, except to the extent any excess proceeds are required to be deposited in the Bank of America Concentration Account pursuant to such clause (h)) owned by any Loan Party are deposited to any account, or held or invested in any manner, other than in a Blocked Account (or a DDA which is swept daily to a Blocked Account), the Collateral Agent may require the applicable Loan Party to close such account and have all funds therein transferred to a Blocked Account, and all future deposits made to a Blocked Account, provided that up to $300,000 (plus any amounts that are deposited in such DDAs after amounts have been swept to a Blocked Account for such day) in the aggregate as to all DDAs may be maintained in overnight balances in such DDAs.

(e)    The Loan Parties may close DDAs or Blocked Accounts and/or open new DDAs or Blocked Accounts, subject, in the case of a Blocked Account, to the execution and delivery to the Collateral Agent of appropriate Blocked Account Agreements (unless expressly waived by the Collateral Agent) consistent with the provisions of this SECTION 2.18 and otherwise reasonably satisfactory to the Collateral Agent. No Loan Party shall enter into any agreements with credit card processors other than the ones expressly contemplated herein unless contemporaneously therewith, a Credit Card Notification is executed and delivered to the Collateral Agent.

(f)    The Borrower may also maintain one or more disbursement accounts (the “Disbursement Accounts”) to be used by the Borrower for disbursements and payments (including payroll) in the ordinary course of business or as otherwise permitted hereunder; provided that all deposits made in Disbursement Accounts shall be to pay fees, costs, expenses and other items in accordance with and as contemplated by the Approved Budget.

(g)    The Bank of America Concentration Account shall be under the sole dominion and control of the Collateral Agent. Each Loan Party hereby acknowledges and agrees that no Loan Party has any right of withdrawal from the Bank of America Concentration Account. The Blocked Account Agreement governing the Bank of America Concentration Account shall require, to the extent that any Obligations (other than any contingent indemnification Obligations for which no claim has then been asserted) are then outstanding, the transfer on each Business Day (and whether or not there is then an outstanding balance in the Loan Account) of all available amounts to the Administrative Agent for application to the Obligations in accordance with SECTION 2.17(d) or, if an Event of Default shall have occurred and be continuing, SECTION 7.03. All funds on deposit in the Bank of America Concentration Account shall at all times continue to be collateral security for all of the Obligations. In the event that, notwithstanding the provisions of this SECTION 2.18, any Loan Party receives or otherwise has dominion and control of any such proceeds or collections, then except as otherwise provided under clause (d) above with respect to maintenance of up to $300,000 (plus any amounts that are deposited in such DDAs after amounts have been swept to a Blocked Account for such day) in the aggregate in overnight balances, such proceeds and collections shall be held in trust by such Loan Party for the Collateral Agent, shall not be commingled with any of such Loan Party’s other funds or deposited in any account of such Loan Party and shall, not later than the Business Day after receipt thereof, be deposited into the Bank of America Concentration Account or dealt with in such other fashion as such Loan Party may be instructed by the Collateral Agent.

(h)    Notwithstanding anything to the contrary contained in this Section 2.18, the Borrower (i) may establish segregated DDAs into which Trust Funds may be deposited in the ordinary course of business and in accordance with the Borrower’s past practices (each such DDA, a “Trust Fund DDA”), and (ii) shall establish the Term Loan Priority Account (as defined in the Intercreditor Agreement) into which shall be deposited proceeds of the Term Priority Collateral in accordance with the Intercreditor Agreement. The Trust Funds so deposited shall not be swept to the Bank of America Concentration Account or applied to the Obligations but rather will be available for the specific purposes required for such Trust Funds. The proceeds of the Term Priority Collateral so deposited into the Term Loan Priority Account shall not be swept to the Bank of America Concentration Account or applied to the Obligations except to the extent provided in the Intercreditor Agreement. Any amounts in the Trust Fund DDAs and the Term Loan Priority Account shall continue to constitute Collateral. The excess proceeds deposited in the Trust Fund DDAs shall be deposited into the Bank of America Concentration Account or dealt with in such other fashion as such Loan Party may be instructed by the Collateral Agent. To the extent any proceeds of the Term Priority Collateral are received by the Administrative Agent, the same shall be applied in accordance with the Intercreditor Agreement.

(i)    The following shall apply to deposits and payments under and pursuant to this Agreement:

(i)    Funds shall be deemed to have been deposited to the Bank of America Concentration Account on the Business Day on which deposited, provided that notice of such deposit is available to the Collateral Agent by 2:00 p.m. on that Business Day;

(ii)    Funds paid to the Administrative Agent other than by deposit to the Bank of America Concentration Account, shall be deemed to have been received on the Business Day when they are good and collected funds, provided that notice of such payment is available to the Administrative Agent by 2:00 p.m. on that Business Day;

(iii)    If notice of a deposit to the Bank of America Concentration Account or payment is not available to the Administrative Agent until after 2:00 p.m. on a Business Day, such deposit or payment shall be deemed to have been made at 9:00 a.m. on the then next Business Day;

(iv)    On each Business Day, the Administrative Agent shall apply the then collected balance of the Bank of America Concentration Account (net of monthly fees charged, and of such impressed balances as may be required by Bank of America) in accordance with this SECTION 2.18; and

(v)    If any item deposited to the Bank of America Concentration Account and credited to the Loan Account is dishonored or returned unpaid for any reason, whether or not such return is rightful or timely, the Administrative Agent shall have the right to reverse such credit and charge the amount of such item to the applicable Loan Account and the Loan Parties shall indemnify the Credit Parties against all claims and losses resulting from such dishonor or return.

SECTION 2.19    Fees.

(a)    The Borrower shall pay to the Administrative Agent, the ABL Term Loan Agent, and the Lenders, as applicable, the fees set forth in the Fee Letters as and when payment of such fees is due as therein set forth.

(b)    The Borrower shall pay the Administrative Agent, for the account of the Revolving Lenders, a fee (the “Unused Fee”) equal to 0.375% per annum (on the basis of actual days elapsed in a year of 365 or 366 days, as applicable) of the average daily balance of the Unused Commitment, during the calendar month just ended (or relevant period with respect to the payment being made on the Termination Date); provided, that any Unused Fee accrued with respect to the Unused Commitments of a Defaulting Lender during the period prior to the time such Revolving Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Revolving Lender shall be a Defaulting Lender except to the extent that such Unused Fee shall otherwise have been due and payable by the Borrower prior to such time; provided, further, that no Unused Fee shall accrue on the Unused Commitments of a Defaulting Lender so long as such Revolving Lender shall be a Defaulting Lender. The Unused Fee shall be paid in arrears, on the first day of each calendar month after the execution of this Agreement and on the Termination Date.

(c)    The Borrower shall pay the Administrative Agent, for the account of the Revolving Lenders on the first day of each calendar month and on the Termination Date, in arrears, a fee calculated on the basis of a 365 or 366 day year, as applicable, and actual days elapsed (each, a “Letter of Credit Fee”), equal to the following per annum percentages of the average face amount of the following categories of Letters of Credit outstanding during the prior month then ended:

(i)    Standby Letters of Credit: At a per annum rate equal to the then Applicable Margin for LIBO Loans that are Revolving Credit Loans;

(ii)    Commercial Letters of Credit: At a per annum rate equal to the then Applicable Margin for LIBO Loans that are Revolving Credit Loans; and

(iii)    After the occurrence and during the continuance of an Event of Default, at any time that the Administrative Agent is not holding in the Cash Collateral Account an amount in cash equal to 103% of the Letter of Credit Outstandings as of such date, plus accrued and unpaid interest thereon, effective upon written notice from the Administrative Agent or the Required Revolving Lenders, the Letter of Credit Fee shall be increased, at the option of the Administrative Agent by an amount equal to two percent (2%) per annum;

provided, that, except as provided under SECTION 2.26(a)(iii), no Letter of Credit Fee shall accrue in favor of or be payable to any Defaulting Lender so long as such Revolving Lender shall be a Defaulting Lender.

(d)    The Borrower shall pay to the Administrative Agent, for the benefit of the applicable Issuing Bank, in addition to all Letter of Credit Fees otherwise provided for hereunder, a fronting fee in the amount of 0.125% of the face amount of each Letter of Credit or, if the Borrower and such Issuing Bank shall have separately agreed to a fronting fee for purposes hereof, then in the amount of such separately agreed fee (each, a “Fronting Fee”) and such other reasonable fees and charges in connection with the issuance, negotiation, settlement, amendment and processing of each Letter of Credit issued by the Issuing Bank as are customarily imposed by the Issuing Bank from time to time in connection with letter of credit transactions.

(e)    All fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for the respective accounts of the Administrative Agent and other Credit Parties as provided herein. Once due, all fees shall be fully earned and shall not be refundable under any circumstances.

SECTION 2.20    Maintenance of Loan Account; Statements of Account.

(a)    The Administrative Agent shall maintain an account on its books in the name of the Borrower (the “Loan Account”) which will reflect (i) all Loans and other advances made by the Lenders to the Borrower or for the Borrower’s account, (ii) all Letter of Credit Disbursements, fees and interest that have become payable as herein set forth, and (iii) any and all other monetary Obligations that have become payable.

(b)    The Loan Account will be credited with all amounts received by the Administrative Agent from the Borrower or from others for the Borrower’s account, including all amounts received in the Bank of America Concentration Account from the other Blocked Account Banks, and the amounts so credited shall be applied as set forth in SECTIONS 2.17(d) or 7.03, as applicable. After the end of each month, the Administrative Agent shall send to the Borrower a statement accounting for the charges, loans, advances and other transactions occurring among and between the Administrative Agent, the Lenders and the Borrower during that month. The monthly statements shall, absent manifest error, be deemed presumptively correct.

SECTION 2.21    Payments.

(a)    The Borrower shall make each payment required to be made hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of drawings under Letters of Credit, of amounts payable under SECTIONS 2.14, 2.16(c) or 2.23, or otherwise) prior to 2:00 p.m. on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 100 Federal Street, Boston, Massachusetts, except payments to be made directly to an Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to SECTIONS 2.14, 2.16(c), 2.23 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. For the avoidance of doubt, all payments of principal, interest and premiums in respect of the ABL Term Loans shall be made to the ABL Term Loan Agent for application to the ABL Term Loans in accordance with the terms of this Agreement. The Administrative Agent shall distribute any such payments to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, except with respect to LIBO Borrowings, the date for payment shall be extended to the next succeeding Business Day, and, if any payment due with respect to LIBO Borrowings shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, unless that succeeding Business Day is in the next calendar month, in which event, the date of such payment shall be on the last Business Day of subject calendar month, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars.

(b)    All funds received by and available to the Administrative Agent to pay principal, unreimbursed drawings under Letters of Credit, interest and fees then due hereunder, shall be applied in accordance with the provisions of SECTIONS 2.17(d) or 7.03 ratably among the parties entitled thereto in accordance with the amounts of principal, unreimbursed drawings under Letters of Credit, interest, and fees then due to such respective parties. Any net principal reductions to the Revolving Credit Loans received by the Administrative Agent in accordance with the Loan Documents during such period shall not reduce such actual amount so contributed, for purposes of calculation of interest due to that Lender, until the Administrative Agent has distributed to that Revolving Lender its Revolving Commitment Percentage thereof.

(c)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate.

(d)    If any Lender shall fail to make any payment required to be made by it pursuant to this Agreement, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.22    Settlement Amongst Lenders

(a)    Except as provided in SECTION 2.22(b), the Swingline Lender may (but shall not be obligated to), at any time, on behalf of the Borrower (which hereby authorizes the Swingline Lender to act on its behalf in that regard) request the Administrative Agent to cause the Lenders to make a Revolving Credit Loan (which shall be a Prime Rate Loan) in an amount equal to such Revolving Lender’s Revolving Commitment Percentage of the outstanding amount of Swingline Loans made in accordance with SECTION 2.06, which request may be made regardless of whether the conditions set forth in Article IV have been satisfied. Upon such request, each Lender shall make available to the Administrative Agent the proceeds of such Revolving Credit Loan for the account of the Swingline Lender. If the Swingline Lender requires a Revolving Credit Loan to be made by the Lenders and the request therefor is received prior to 12:00 Noon on a Business Day, such transfers shall be made in immediately available funds no later than 3:00 p.m. that day; and, if the request therefor is received after 12:00 Noon, then no later than 3:00 p.m. on the next Business Day. The obligation of each such Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Administrative Agent or the Swingline Lender. If and to the extent any Lender shall not have so made its transfer to the Administrative Agent, such Lender agrees to pay to the Administrative Agent forthwith on demand, such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent at the Federal Funds Effective Rate.

(b)    The amount of each Revolving Lender’s Revolving Commitment Percentage of outstanding Revolving Credit Loans (including outstanding Swingline Loans), shall be computed weekly (or more frequently in the Administrative Agent’s discretion) and shall be adjusted upward or downward based on all Revolving Credit Loans (excluding Swingline Loans) and repayments of Revolving Credit Loans (excluding Swingline Loans) received by the Administrative Agent as of 3:00 p.m. on the first Business Day (such date, the “Settlement Date”) following the end of the period specified by the Administrative Agent.

(c)    The Administrative Agent shall deliver to each of the Revolving Lenders promptly after a Settlement Date a summary statement of the amount of outstanding Revolving Credit Loans (excluding Swingline Loans) for the period and the amount of repayments received for the period. As reflected on the summary statement, (i) the Administrative Agent shall transfer to each Revolving Lender its applicable Revolving Commitment Percentage of repayments, and (ii) each Revolving Lender shall transfer to the Administrative Agent or the Administrative Agent shall transfer to each Revolving Lender such amounts as are necessary to ensure that, after giving effect to all such transfers, the amount of Revolving Credit Loans made by each Lender (excluding Swingline Loans) shall be equal to such Revolving Lender’s applicable Revolving Commitment Percentage of Revolving Credit Loans (excluding Swingline Loans) outstanding as of such Settlement Date. If the summary statement requires transfers to be made to the Administrative Agent by the Lenders and is received prior to 12:00 Noon on a Business Day, such transfers shall be made in immediately available funds no later than 3:00 p.m. that day; and, if received after 12:00 Noon then no later than 3:00 p.m. on the next Business Day. The obligation of each Revolving Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Administrative Agent. If and to the extent any Revolving Lender shall not have so made its transfer to the Administrative Agent such Revolving Lender agrees to pay to the Administrative Agent forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent at the Federal Funds Effective Rate.

SECTION 2.23    Taxes.

(a)    Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)    Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Laws (as determined in the good faith discretion of the withholding agent) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Loan Party, then the Administrative Agent or such Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii)    If any Loan Party or the Administrative Agent shall be required by any Applicable Laws to withhold or deduct any Taxes from any payment, then (A) such Loan Party or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Loan Party or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this SECTION 2.23) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)    Payment of Other Taxes by the Borrowers. Without limiting the provisions of subsection (a) above, the Borrowers shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)    Tax Indemnifications.

(i)    The Loan Parties shall, and each Loan Party does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this SECTION 2.23) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that if the Borrower reasonably believes that such taxes were not correctly or legally asserted, each Lender will use reasonable efforts to cooperate with the Borrower to obtain a refund of such taxes so long as such efforts would not, in the sole determination of such Lender result in any additional costs, expenses or risks or be otherwise disadvantageous to it. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or an Issuing Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, setting forth in reasonable detail the manner in which such amount was determined, shall be conclusive absent manifest error.

(ii)    Each Lender and an Issuing Bank shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender or such Issuing Bank (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (y) the Administrative Agent and the Loan Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of SECTION 9.04(e) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender or such Issuing Bank, in each case, that are payable or paid by the Administrative Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender and each Issuing Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or such Issuing Bank, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d)    Evidence of Payments. Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or by the Administrative Agent to a Governmental Authority as provided in this SECTION 2.23, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Applicable Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e)    Status of Lenders; Tax Documentation.

(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in SECTION 2.23(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in such Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)    any Foreign Lender, to the extent it is legally entitled to do so, shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(I)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II)    executed originals of IRS Form W-8ECI;

(III)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(IV)    to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS

Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;

(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)    Each Lender agrees that if any form or certification it previously delivered pursuant to this SECTION 2.23 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f)    Mitigation. If any Loan Party shall be required pursuant to this SECTION 2.23 to pay any additional amount to, or to indemnify, any Recipient to the extent that such Recipient becomes subject to Taxes subsequent to the Closing Date (or, if applicable, subsequent to the date such Person becomes a party to this Agreement) as a result of any change in the circumstances of such Recipient (other than a change in Applicable Law), including without limitation a change in the residence, place of incorporation, principal place of business of such

Recipient or a change in the branch or lending office of such Recipient, as the case may be, such Recipient shall use reasonable efforts to avoid or minimize any amounts which might otherwise be payable pursuant to this SECTION 2.23(f); provided, however, that such efforts shall not include the taking of any actions by such Recipient that would result in any tax, costs or other expense to such Recipient (other than a tax, cost or other expense for which such Recipient shall have been reimbursed or indemnified by the Loan Parties pursuant to this Agreement or otherwise) or any action which would or might in the reasonable opinion of such Recipient have an adverse effect upon its business, operations or financial condition or otherwise be disadvantageous to such Recipient.

(g)    Treatment of Certain Refunds. If any Recipient determines, in its reasonable discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this SECTION 2.23, it shall pay to the Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this SECTION 2.23 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

(h)    Notice and Assistance. A Lender affected thereby shall notify the Borrower within a reasonable time after receipt of a notice of assessment or proposed assessment under which such Lender may be liable for additional Indemnified Taxes (and any interest or penalties that may be assessed with respect to such Indemnified Taxes) as a direct result of the Loan. Thereafter, such Lender shall at the Loan Parties’ sole cost and expense, unless to do so might reasonably result in either any increased liabilities or expenses which have not been fully secured by the Loan Parties or any other material adverse effect on such Lender, (a) provide reasonable assistance to the Loan Parties in contesting such proposed assessment or assessment, and (b) not settle or compromise the contest of such proposed assessment or assessment without the Borrower’s consent (not to be unreasonably withheld). In addition to the foregoing, provided that the same will not result in material costs and expenses which have not been fully secured for by the Loan Parties, and at the Loan Parties sole cost and expense, the Lenders will upon reasonable request of the Borrower apply for any refund of Taxes which might reasonably be available.

(i)    Survival. Each party’s obligations under this SECTION 2.23 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or an Issuing Bank, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

(j)    Agent Tax Forms. Solely pursuant to this SECTION 2.23(j) (and for the avoidance of doubt, without imposing any additional rights or obligations pursuant to SECTION 2.23(e)), each Agent and the ABL Term Loan Agent shall be subject to the rights and obligations of a “Lender” outlined in paragraph (e) such that each such Person shall be required to provide the documentation referenced in paragraph (e) as if it were a Lender.

SECTION 2.24    Mitigation Obligations; Replacement of Lenders.

(a)    If any Lender requests compensation under SECTION 2.14 or cannot make Loans under SECTION 2.11, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to SECTION 2.23, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to SECTION 2.14 or 2.23, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment; provided, however, that the Borrower shall not be liable for such costs and expenses of a Lender requesting compensation if (i) such Lender becomes a party to this Agreement on a date after the Closing Date and (ii) the relevant Change in Law occurs on a date prior to the date such Lender becomes a party hereto.

(b)    If any Lender requests compensation under SECTION 2.14 or cannot make Loans under SECTION 2.11, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to SECTION 2.23, or if any Lender is a Defaulting Lender or a Minority Lender, then the Borrower may, at its expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate (and, subject to the terms and conditions hereof, such Lender shall be required to assign and delegate), without recourse (in accordance with and subject to the restrictions contained in SECTION 9.05), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, however, that (i) the Borrower shall have received the prior written consent of the Administrative Agent, the Issuing Banks and Swingline Lender (which consent shall not be unreasonably withheld), to the extent such consent is required pursuant to SECTION 9.04, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in unreimbursed drawings under Letters of Credit and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under SECTION 2.14 or payments required to be made pursuant to SECTION 2.23, such assignment will result in a reduction in such compensation or payments, and (iv) in the case of an assignment resulting from a Lender becoming a Minority Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.25    Super Priority Nature of Obligations and Collateral Agent’s Liens; Payment of Obligations.

(a)    The priority of the Collateral Agent’s Liens on the Collateral, claims and other interests shall be as set forth in the Orders, as applicable).

(b)    Subject to the terms of the Orders, upon the maturity (whether by acceleration or otherwise) of any of the Obligations under this Agreement or any of the other Loan Documents, Agents and Lenders shall be entitled to immediate payment of such Obligations without further application to or order of the Bankruptcy Court.

SECTION 2.26    Defaulting Lenders.

(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Revolving Lender becomes a Defaulting Lender, then, until such time as that Revolving Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders”, “Required Revolving Lenders” and SECTION 9.02.

(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by any Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by any Agent from a Defaulting Lender pursuant to SECTION 9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Banks or Swingline Lender hereunder; third, to cash collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan (which specific Loan shall be determined by the Administrative Agent) in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize the Issuing Banks’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement; sixth, to the payment of any amounts owing to the Revolving Lenders, the Issuing Banks or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Non-Defaulting Lender, any Issuing Bank or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting

Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans (including any Loans made pursuant to SECTION 2.13(e)) in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in SECTION 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letter of Credit Outstandings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Outstandings owed to, such Defaulting Lender until such time as all Revolving Credit Loans and funded and unfunded participations in Letter of Credit Outstandings and Swingline Loans are held by the Revolving Lenders pro rata in accordance with their Revolving Commitment Percentages hereunder without giving effect to SECTION 2.26(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this SECTION 2.26(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Revolving Lender irrevocably consents hereto.

(iii)    Certain Fees.

(A)    No Defaulting Lender shall be entitled to receive any fee payable under SECTION 2.19(b) for any period during which that Revolving Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)    Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Revolving Lender is a Defaulting Lender only to the extent allocable to its Revolving Commitment Percentage of the stated amount of Letters of Credit for which it has provided cash collateral pursuant to SECTION 2.13(d).

(C)    With respect to any fee payable under SECTION 2.19(b) or any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay (without duplication of amounts paid under clause (y) below) to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Outstandings or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay (without duplication of amounts paid under clause (x) above) to the Issuing Banks and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Banks’ or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)    Reallocation of Applicable Percentages to Reduce Fronting Exposure. If any Fronting Exposure exists at the time any Revolving Lender becomes a Defaulting Lender, then all or any part of such Defaulting Lender’s participation in Letter of Credit Outstandings and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Commitment Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the portion of the Total Outstandings owing to any Non-Defaulting Lender (including, without limitation, any Letters of Credit or Swingline Loans as to which any Non-Defaulting Lender has any participation obligation) to exceed such Non-Defaulting Lender’s Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Revolving Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)    Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under Applicable Law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lenders’ Fronting Exposure and (y) second, cash collateralize the Issuing Banks’ Fronting Exposure in an amount equal to 103% of the Letter of Credit Outstandings as of such date, plus any accrued and unpaid interest thereon.

(b)    Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swingline Lender and the Issuing Banks agree in writing that a Revolving Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which shall include the release of any cash collateral previously provided by the Borrower hereunder with respect to such Defaulting Lender to the extent such cash collateral has not been applied to the Obligations), that Revolving Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Revolving Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Revolving Lenders in accordance with their Revolving Commitment Percentages (without giving effect to SECTION 2.26(a)(iv)), whereupon such Revolving Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Revolving Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Revolving Lender will constitute a waiver or release of any claim of any party hereunder arising from that Revolving Lender’s having been a Defaulting Lender.

ARTICLE III

Representations and Warranties

To induce the Credit Parties to make the Loans and to issue Letters of Credit, the Loan Parties executing this Agreement, jointly and severally, make the following representations and warranties to each Credit Party with respect to each Loan Party:

SECTION 3.01    Organization; Powers.

Each Loan Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to own its property and assets and, subject to entry of the Interim Order by the U.S. Bankruptcy Court, and to the further approval of the Bankruptcy Court for transactions outside of the ordinary course of business, to carry on its business as now conducted and, subject to entry of the Interim Order and the Canadian Interim DIP Recognition Order (or the Final Order and the Canadian Final DIP Recognition Order, when applicable) to execute and deliver and perform all its obligations under all Loan Documents to which such Loan Party is a party. Each Loan Party is qualified to do business in, and is in good standing (where such concept exists) in, every jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified or in good standing individually or in the aggregate would not reasonably be expected to result in a Material Adverse Effect. The Information Certificate sets forth, as of the Closing Date, each Loan Party’s name as it appears in official filings in its state or province of incorporation or organization, its state or province of incorporation or organization, organization type, organization number, if any, issued by its state or province of incorporation or organization, and its federal employer identification number.

SECTION 3.02    Authorization; Enforceability.

Upon entry of the of the Interim Order and the Canadian Interim DIP Recognition Order (or the Final Order and the Canadian Final DIP Recognition Order, when applicable) by the Bankruptcy Court, and subject to its terms, the transactions contemplated hereby and by the other Loan Documents to be entered into by each Loan Party are within such Loan Party’s corporate powers and have been duly authorized by all necessary corporate, membership, partnership or other necessary action. This Agreement has been duly executed and delivered by each Loan Party that is a party hereto or thereto and, upon entry of the Interim Order and the Canadian Interim DIP Recognition Order (or the Final Order and the Canadian Final DIP Recognition Order, when applicable) by the Bankruptcy Court, and subject to its terms, constitutes, and each other Loan Document to which any Loan Party is a party, when executed and delivered by such Loan Party will constitute, a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03    Governmental Approvals; No Conflicts.

Except for the entry by the Bankruptcy Court of, or pursuant to the terms of, the Interim Order and the Canadian Interim DIP Recognition Order (or the Final Order and the Canadian Final DIP Recognition Order, when applicable), the transactions to be entered into and contemplated by the Loan Documents (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for such as have been obtained or made and are in full force and effect and except filings and recordings necessary to perfect Liens created under the Loan Documents, (b) will not violate any Applicable Law or the Charter Documents of any Loan Party, (c) will not violate or result in a default under any Material Contract, any indenture or any other agreement, instrument or other evidence of Material Indebtedness or other material instrument binding upon any Loan Party or its assets, or give rise to a right thereunder to require any payment to be made by any Loan Party, except to the extent that such violation or default would not reasonably be expected to result in a Material Adverse Effect, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party, except Liens created under the Loan Documents.

SECTION 3.04    Financial Condition.

(a)    The Borrower has heretofore furnished to the Agents the Consolidated balance sheets, and Consolidated statements of operations, stockholders’ equity, and cash flows for the Parent as of and for the Fiscal Year ending November 30, 2019, certified by a Financial Officer of the Parent. Such Consolidated financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Parent as of such date and for such period in accordance with GAAP.

(b)    The initial Approved Budget attached hereto as Schedule 5.16, which was furnished to the Administrative Agent, the ABL Term Loan Agent and the Lenders on or prior to the Closing Date, and each subsequent Approved Budget delivered in accordance with SECTION 5.16, has been prepared in good faith based upon assumptions the Borrower believed to be reasonable assumptions on the date of delivery of the then-applicable Approved Budget.

(c)    Since the Petition Date, other than those events or circumstances customarily leading up to or resulting from the commencement of the Bankruptcy Cases, there has been no Material Adverse Effect.

SECTION 3.05    Properties.

(a)    Except as disclosed in the Information Certificate, each Loan Party has title to, or valid leasehold interests in, all its real (immoveable) and personal (moveable) property material to its business, except for defects which would not reasonably be expected to have a Material Adverse Effect.

(b)    Each Loan Party owns or is licensed to use, all patents, trademarks, trade names, trade styles, brand names, service marks, logos, copyrights, and other intellectual property used in its business, except to the extent that the failure to so own or have the right to use would not reasonably be expected to have a Material Adverse Effect, and to the knowledge of its Responsible Officers the use thereof by the Loan Parties does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(c)    The Information Certificate sets forth the address (including county) of all Real Estate that is owned by the Loan Parties as of the Closing Date, together with a list of the holders of any mortgage thereon. The Information Certificate sets forth the address (including county) of all Real Estate that is leased by the Loan Parties as of the Closing Date, together with the name of the lessor with respect to each such Lease. Except as would not reasonably be expected to result in a Material Adverse Effect, to the knowledge of the Responsible Officers of the Loan Parties each of such Leases is in full force and effect and the Loan Parties are not in default of the terms thereof (other than violations stayed by order of the U.S. Bankruptcy Court or the Canadian Court).

SECTION 3.06    Litigation and Environmental Matters.

(a)    Except for Disclosed Matters and the Bankruptcy Cases, and matters stayed by order of the U.S. Bankruptcy Court or the Canadian Court, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Responsible Officers of the Loan Parties, threatened in writing against or affecting any Loan Party (i) as to which there is a reasonable possibility of an adverse determination which, if adversely determined, would reasonably be expected individually or in the aggregate to result in a Material Adverse Effect (other than Disclosed Matters and other than those events or circumstances customarily leading up to or resulting from the commencement of the Bankruptcy Cases) or (ii) that involve any of the Loan Documents.

(b)    Except for Disclosed Matters, to the knowledge of its Responsible Officers no Loan Party (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability, which, in each case, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

(c)    There has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

SECTION 3.07    Compliance with Laws and Agreements.

Each Loan Party is in compliance with all Applicable Law, including, without limitation, the Income Tax Act (Canada), all Material Contracts and all agreements relating to Material Indebtedness, and no default has occurred and is continuing thereunder (other than as a result of the commencement of the Bankruptcy Cases), except in each case (i) where the failure to comply or the existence of a default, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect and (ii) matters stayed by order of the U.S. Bankruptcy Court.

SECTION 3.08    Investment Company Status.

No Loan Party is or is required to be registered as an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 3.09    Taxes.

Each Loan Party has timely filed or caused to be filed all tax returns and reports required to have been filed (including Canadian federal and provincial income tax returns) and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings, for which such Loan Party has set aside on its books adequate reserves, and as to which no Lien has arisen, (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect or (c) the payment of which is stayed by order of the U.S. Bankruptcy Court or the Canadian Court. Proper and accurate amounts have been withheld by each Loan Party from its respective employees for all periods in compliance with all applicable federal, state, provisional, local and foreign laws and such withholdings have been timely paid to the respective Governmental Authorities, except to the extent, in each case, that the failure to so comply would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10    ERISA.

(a)    Except as would not reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other U.S. federal or state laws. Each Pension Plan (other than a Multiemployer Plan) that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Pension Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service or there is still time before such application is required to be submitted to the Internal Revenue Service, and to the best knowledge of a Responsible Officer of the Borrower, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b)    There are no pending or, to the best knowledge of a Responsible Officer of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Pension Plan (other than a Multiemployer Plan) that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)    Except as would not reasonably be expected to result in a Material Adverse Effect, (i) no ERISA Event has occurred, and no Responsible Officer of the Borrower or any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) the Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 80% or higher and neither the Borrower nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 80% as of the most recent valuation date; (iv) neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that would reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

SECTION 3.11    Disclosure.

To the knowledge of their Responsible Officers, the Loan Parties have disclosed to the Credit Parties all agreements, instruments and corporate or other restrictions to which any Loan Party is subject, and all other matters known to any of them that, if breached or defaulted, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. None of the written reports, financial statements, certificates or other written information (other than any projections, pro formas, budgets, and other forward-looking information and information of a general economic or industry-specific nature) concerning the Loan Parties furnished by or at the direction of any Loan Party to any Credit Party in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished), when taken as a whole, contains, as of the date furnished, any material misstatement of fact or omits to state any material fact necessary to make the statements therein not materially misleading in light of the circumstances under which such statements were made.

SECTION 3.12    Subsidiaries.

(a)    The Information Certificate sets forth the name of, and the ownership interest of each Loan Party in, each Subsidiary as of the Closing Date. There is no other Capital Stock of any class as to any such Subsidiary issued and outstanding as of the Closing Date, other than as set forth in the Information Certificate. All such shares of Capital Stock are validly issued, fully paid, and non-assessable (as applicable).

(b)    Except as set forth in the Information Certificate, no Loan Party is party to any joint venture, general or limited partnership, or limited liability company agreements or any other business ventures or entities as of the Closing Date.

SECTION 3.13    Insurance.

The Information Certificate sets forth a description of all general liability, comprehensive, health, and casualty insurance maintained by or on behalf of the Loan Parties as of the Closing Date. Each insurance policy listed in the Information Certificate is in full force and effect and all premiums in respect thereof that are due and payable as of the Closing Date have been paid.

SECTION 3.14    Labor Matters.

There are no strikes, lockouts or slowdowns against any Loan Party pending or, to the knowledge of any Responsible Officer of any Loan Party, threatened except to the extent that strikes, lockouts, or slowdowns would not reasonably be expected to result in a Material Adverse Effect. The Loan Parties reasonably believe that the hours worked by and payments made to employees of the Loan Parties have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, provincial, local or foreign law dealing with such matters to the extent that any such violation would reasonably be expected to have a Material Adverse Effect. Except for Disclosed Matters and to the extent that such liability would not reasonably be expected to have a Material Adverse Effect, the Loan Parties reasonably believe that all payments due from any Loan Party, or for which any claim may be made against any Loan Party, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued in accordance with GAAP as a liability on the books of such Loan Party. Except as set forth in the Information Certificate or as disclosed in any filing by any Loan Party with the SEC as of the Closing Date, no Loan Party is a party to or bound by any material collective bargaining agreement, management agreement, employment agreement, bonus, restricted stock, stock option, or stock appreciation plan or agreement or any similar plan, agreement or arrangement. As of the Closing Date, there are no representation proceedings pending or, to the knowledge of any Responsible Officer of any Loan Party, threatened to be filed with the National Labor Relations Board or other Governmental Authority, and no labor organization or group of employees of any Loan Party has made a pending demand for recognition. The consummation of the transactions contemplated by the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party is bound to the extent that such would be reasonably expected to result in a Material Adverse Effect.

SECTION 3.15    Security Documents.

Subject to the entry of the relevant Order, the Security Documents, together with the Order, shall be effective to create in favor of the Collateral Agent, for the ratable benefit of the Credit Parties, a legal, valid and enforceable security interest in the Collateral described therein and the proceeds thereof. Upon entry of the relevant Order, such Order together with other actions taken on or prior to the date hereof (including (i) in the case of the “Pledged Collateral” described in the Security Agreement, delivery of certificates or promissory notes, as applicable, representing such “Pledged Collateral” to the Collateral Agent (subject to the Intercreditor Agreement), and (ii) in the case of the other Collateral described in the Security Documents, upon the filing of financing statements and the obtaining of “control”, in each case, as applicable, with respect to the relevant Collateral as required under the applicable Uniform Commercial Code or similar legislation of any jurisdiction, including without limitation, the PPSA and the Civil Code of Québec), confer upon the Collateral Agent, for the ratable benefit of the Credit Parties, a perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof as security for the Obligations, with the priority set forth in the relevant Order.

SECTION 3.16    Federal Reserve Regulations.

(a)    No Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b)    No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to buy or carry Margin Stock or to extend credit to others for the purpose of buying or carrying Margin Stock or to refund indebtedness originally incurred for such purpose in violation of Regulation U or X or (ii) for any purpose that entails a violation of the provisions of the Regulations of the Board, including Regulation U or Regulation X.

SECTION 3.17    Bankruptcy Cases.

(a)    The Chapter 11 Cases were commenced on the Petition Date and the Canadian Recognition Proceedings were commenced, in each case, in accordance in all material respects with Applicable Law and proper notice thereof was given for (i) the motion seeking approval of the Loan Documents and the Interim Order, the Canadian Interim DIP Recognition Order, Final Order and the Canadian Final DIP Recognition Order, (ii) the hearing for the entry of the Interim Order and the Canadian Interim DIP Recognition Order, and (iii) the hearing for the entry of the Final Order and the Canadian Final DIP Recognition Order. The Debtors shall give, on a timely basis as specified in the Interim Order, the Canadian Interim DIP Recognition Order, the Final Order or the Canadian Final DIP Recognition Order, as applicable, all notices required to be given to all parties specified in the such orders, as applicable.

(b)    After the entry of the DIP Recognition Order and Interim Order, and pursuant to and to the extent permitted in the DIP Recognition Order, Interim Order and the Final Order, the Obligations will constitute allowed administrative expense claims in the Chapter 11 Cases and claims in the Recognition Proceedings, in each case, having priority over all administrative expense claims and unsecured claims, as applicable, against the Debtors now existing or hereafter arising, of any kind whatsoever, including all administrative expense claims having priority under Section 364(c)(l) of the Bankruptcy Code or similar claims under the CCAA (including, without limitation, such expenses specified in Sections 105, 326, 330, 331, 503(b), 506(c), 507(a), 507(b), 546(c), 726, 1114 or any other provision of the Bankruptcy Code or otherwise), subject to (i) the Priority Carve-Out and (ii) the priorities set forth in the Interim Order, the Final Order and the DIP Recognition Order, as applicable.

(c)    After the entry of the Interim Order and the Canadian Interim DIP Recognition Order and pursuant to and to the extent provided in such Order (including the Final Order and the Canadian Final DIP Recognition Order), the Obligations will be secured by a valid and perfected first priority Lien on all of the Collateral subject, as to priority, only to (i) the Priority Carve-Out, (ii) the Liens securing the Pre-Petition Term Loan Facility subject to the Intercreditor Agreement, and (iii) to the extent set forth in the Order.

(d)    The Interim Order and the Canadian Interim DIP Recognition Order (with respect to the period on and after entry of the Interim Order and the Canadian Interim DIP Recognition Order and prior to entry of the Final Order and the Canadian Final DIP Recognition Order, as applicable) or the Final Order or the Canadian Final DIP Recognition Order (with respect to the period on and after entry of the Final Order or the Canadian Final DIP Recognition Order, as applicable), as the case may be, is in full force and effect and has not been reversed, stayed (whether by statutory stay or otherwise), vacated, appealed or otherwise challenged (or subject to any pending or threatened, challenge or proceeding) or, without the Administrative Agent’s, the Required Lenders’ and the ABL Term Loan Agent’s consent, modified or amended in a manner adverse to the Lenders. The Loan Parties are in compliance in all material respects with the Orders.

(e)    Notwithstanding the provisions of Section 362 of the Bankruptcy Code, and subject to the applicable provisions of the Orders, upon the Termination Date (whether by acceleration or otherwise) of any of the Obligations, the Administrative Agent, the Collateral Agent, ABL Term Loan Agent and Lenders shall be entitled to immediate payment of such Obligations and to enforce the remedies provided for hereunder or under Applicable Law, without further notice, motion or application to, hearing before, or order from, the Bankruptcy Court.

SECTION 3.18    DDAs; Credit Card Arrangements.

(a)    The Information Certificate sets forth a list of all DDAs maintained by the Loan Parties as of the Closing Date, which list includes, with respect to each DDA, (i) the name and address of the depository; (ii) the account number(s) maintained with such depository; and (iii) a contact person at such depository.

(b)    The Information Certificate sets forth a list describing all agreements as of the Closing Date to which any Loan Party is a party with respect to the processing and/or payment to such Loan Party of the proceeds of any credit card charges and debit card charges for sales made by such Loan Party.

SECTION 3.19    Licenses; Permits.

(a)    Each Loan Party has obtained all permits, licenses and other authorizations which are required with respect to the ownership and operations of its business except where the failure to obtain such permits, licenses or other authorizations, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Each Loan Party is in material compliance with all terms and conditions of all such permits, licenses, orders and authorizations, and is also in compliance with all Applicable Laws, except where the failure to comply with such terms, conditions or Applicable Laws, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.20    Material Contracts.

Other than defaults resulting from the commencement of the Bankruptcy Cases, the Loan Parties are not in breach or in default of or under any Material Contract and have not received any notice of the intention of any other party thereto to terminate any Material Contract, except to the extent that such breach, default or termination, (x) individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect or (y) obligations stayed by order of the U.S. Bankruptcy Court or the Canadian Court.

SECTION 3.21    OFAC; Sanctions.

No Loan Party, nor, to the knowledge of any Loan Party, any Affiliate, partner, director, officer, employee, agent, trustee, administrator, manager, advisor or representative of such Loan Party, (i) is currently the subject of any Sanctions, (ii) is located, organized or residing in any Designated Jurisdiction, or (iii) is or has been (within the previous five years) engaged in any transaction with any Person who is now or was then the subject of Sanctions or who is located, organized or residing in any Designated Jurisdiction. No Loan, nor the proceeds from any Loan, has been used, directly or indirectly, to lend, contribute, provide or has otherwise made available to fund any activity or business in any Designated Jurisdiction or to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions, or in any other manner that will result in any violation by any Person (including any Lender, the Arranger, the Administrative Agent, any Issuing Bank or the Swingline Lender) of Sanctions, or for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, Corruption of Foreign Public Officials Act (Canada) and other similar anti-corruption legislation in other jurisdictions. The Loan Parties and their Subsidiaries have conducted their business in compliance with the United States Foreign Corrupt

Practices Act of 1977, the UK Bribery Act 2010, Corruption of Foreign Public Officials Act (Canada) and other similar anti-corruption legislation in other jurisdictions, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect, and have instituted and maintained policies and procedures designed to promote and achieve compliance in all material respects with such laws and applicable Sanctions, and to the knowledge of the Borrower, the Loan Parties and their Subsidiaries are in compliance with such applicable Sanctions in all material respects.

ARTICLE IV

Conditions

SECTION 4.01    Closing Date.

The effectiveness of this Agreement is subject to the satisfaction or waiver of the following conditions precedent:

(a)    The Agents (or their counsel) shall have received from each party either (i) a counterpart of this Agreement, the Payoff Letter and all other Loan Documents described in the Information Certificate signed on behalf of such party or (ii) written evidence satisfactory to the Agents (which may include telecopy or pdf transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and such other Loan Documents.

(b)    The Agents shall have received a customary written opinions (addressed to each Agent and the Lenders and dated the Closing Date) of (i) Kirkland & Ellis LLP, counsel for the Loan Parties and (ii) Kutak Rock LLP, Virginia counsel for the Loan Parties, in each case covering such matters relating to the Loan Parties and entry of the Interim Order, in form and substance reasonably satisfactory to the Administrative Agent. The Loan Parties hereby request such counsel to deliver such opinion.

(c)    The Agents shall have received Charter Documents and such other documents and certificates as the Agents or their counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the transactions contemplated by the Loan Documents and any other legal matters relating to the Loan Parties, the Loan Documents or the transactions contemplated thereby, all in form and substance reasonably satisfactory to the Agents and their counsel.

(d)    After giving effect to (i) any Loans to be made on the Closing Date, (ii) any charges to the Loan Account made in connection with the credit facility contemplated hereby and (iii) all Letters of Credit (including Existing Letters of Credit) to be issued at, or immediately subsequent to, the Closing Date, Availability shall be not less than $40,000,000. The Administrative Agent shall have received a Borrowing Base Certificate dated the Closing Date, relating to the week ended on February 8, 2020, and executed by a Financial Officer of the Borrower.

(e)    The Agents shall have received a certificate, reasonably satisfactory in form and substance to the Agents, certifying that (x) all representations and warranties contained in this Agreement and the other Loan Documents or otherwise made in writing in connection herewith or therewith are true and correct in all material respects as of the Closing Date with the same effect as if made on and as of such date, except to the extent that (A) such representations and warranties are qualified as to “materiality”, “Material Adverse Effect” or similar language, in which case they are true and correct in all respects (as so qualified by “materiality”, “Material Adverse Effect” or similar language) on and as of such date, and (B) such representations and warranties relate to an earlier date, in which case they are true and correct in all material respects on and as of such earlier date, and (y) as of the Closing Date, no Default or Event of Default exists.

(f)    To the extent not previously delivered, the Agents shall have received the Security Documents. The Collateral Agent shall be satisfied that, subject to the Order and terms thereof, the Loan Documents shall be effective to create in favor of the Collateral Agent a legal, valid and enforceable security interest and Lien upon the Collateral, with the priority set forth in the Orders and subject to the terms thereof.

(g)    Except for Disclosed Matters, the Chapter 11 Cases, and matters stayed by order of the U.S. Bankruptcy Court, no orders, injunctions or pending litigation shall exist which could reasonably be expected to have a Material Adverse Effect or which challenges this Agreement or the Loan Documents or the transactions contemplated hereby or thereby.

(h)    Since the Petition Date, other than those events or circumstances customarily resulting from the commencement of the Bankruptcy Cases, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expect to have a Material Adverse Effect.

(i)    After giving effect to the consummation of the transactions contemplated under this Agreement and the other Loan Documents on the Closing Date (including any Loans made or Letters of Credit issued hereunder), no Default or Event of Default shall exist.

(j)    The Agents shall have received results of searches or other evidence reasonably satisfactory to the Agents (in each case dated as of a date reasonably satisfactory to the Agents) indicating the absence of Liens on the assets of the Loan Parties, except for Permitted Encumbrances.

(k)    To the extent not previously delivered, the Agents shall have received all documents and instruments, including Uniform Commercial Code and PPSA financing statements and certified statements issued by the Québec Register of Personal and Moveable Property Rights and any amendments in respect of any of the foregoing, required by law or reasonably requested by the Agents to be filed, registered, published or recorded to create or perfect the Liens intended to be created under the Loan Documents and all such documents and instruments shall have been so filed, registered, published or recorded to the satisfaction of the Agents.

(l)    The Agents shall have received, and be reasonably satisfied with, evidence of the Loan Parties’ insurance, together with such endorsements as are required by the Loan Documents.

(m)    All fees due as of the Closing Date and all Credit Party Expenses incurred in connection with the establishment of the credit facility contemplated hereby (including the reasonable fees and expenses of counsel to the Agents), shall have been paid in full.

(n)    To the extent not previously delivered, there shall have been delivered to the Agents the additional instruments and documents described in the Information Certificate.

(o)    The Administrative Agent, the ABL Term Loan Agent and the Lenders shall have received the initial Approved Budget, the draft Plan of Reorganization and related disclosure statement, and the executed Plan Support Agreement.

(p)    The Administrative Agent shall have received drafts of the “first day” pleadings for the Bankruptcy Cases, in each case, in form and substance reasonably satisfactory to the Administrative Agent.

(q)    All motions, orders (including “first day” orders (the “First Day Orders”) and other documents to be filed with and submitted to the U.S. Bankruptcy Court on the Petition Date shall be in form and substance reasonably satisfactory to the Administrative Agent, and the U.S. Bankruptcy Court shall have approved and entered all First Day Orders including, without limitation, the Cash Management Order.

(r)    The Administrative Agent shall have received the Intercreditor Acknowledgment in form and substance reasonably satisfactory to the Administrative Agent.

(s)    The U.S. Bankruptcy Court shall have approved and entered the Interim Order by no later than five (5) Business Days after the Petition Date, substantially in the form attached hereto as Exhibit J or otherwise in form and substance reasonably satisfactory to the Administrative Agent and the ABL Term Loan Agent.

(t)    The Canadian Court shall have approved and entered the Canadian Interim DIP Recognition Order by no later than seven (7) Business Days after the U.S. Bankruptcy Court has approved and entered the Interim Order, in form and substance reasonably satisfactory to the Administrative Agent and the ABL Term Loan Agent.

The Administrative Agent shall notify the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding on the Loan Parties.

SECTION 4.02    Conditions Precedent to Each Revolving Credit Loan and Each Letter of Credit.

The obligations of the Revolving Lenders to make each Revolving Credit Loan, and of the Issuing Banks to issue each Letter of Credit, are subject to the following conditions precedent:

(a)    The Administrative Agent shall have received a notice with respect to such Borrowing or issuance, as the case may be, as required by Article II.

(b)    (i) No Default or Event of Default is then occurring, (ii) the representations and warranties contained in SECTION 3.04(b) shall be true and correct in all respects, and (iii) all other representations and warranties contained in this Agreement and the other Loan Documents or otherwise made in writing in connection herewith or therewith shall be true and correct in all material respects on and as of the date of each Borrowing or the issuance of each Letter of Credit hereunder with the same effect as if made on and as of such date, except to the extent that (A) such representations and warranties are qualified as to “materiality”, “Material Adverse Effect” or similar language, in which case they shall be true and correct in all respects (as so qualified by “materiality”, “Material Adverse Effect” or similar language) on and as of such date, and (B) such representations and warranties relate to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date.

(c)    On the date of each Borrowing hereunder and the issuance of each Letter of Credit and after giving effect thereto, the Loan Parties shall be in compliance with all of the terms and provisions set forth herein and in the other Loan Documents to be observed or performed and no Default or Event of Default shall have occurred and be continuing.

(d)    The Administrative Agent shall have received timely delivery of the most recently required Borrowing Base Certificate, with each such Borrowing Base Certificate including schedules as reasonably required by the Administrative Agent.

The request by the Borrower for, and the acceptance by the Borrower of, each extension of credit hereunder shall be deemed to be a representation and warranty by the Loan Parties that the conditions specified in this SECTION 4.02 have been satisfied at that time and that after giving effect to such extension of credit the Borrower shall continue to be in compliance with the Borrowing Base, the FILO Borrowing Base and the ABL Term Borrowing Base. The conditions set forth in this SECTION 4.02 are for the sole benefit of the Administrative Agent and each other Credit Party and may be waived by the Administrative Agent, in whole or in part, without prejudice to the Administrative Agent or any other Credit Party.

ARTICLE V

Affirmative Covenants

Until Payment in Full, each Loan Party covenants and agrees with the Credit Parties that:

SECTION 5.01    Financial Statements and Other Information.

The Borrower will furnish to the Administrative Agent for distribution to the Lenders in accordance with the provisions of SECTION 8.13(c):

(a)    Within one hundred and twenty (120) days after the end of each Fiscal Year of the Parent, the Consolidated balance sheets, Consolidated statements of operations, and Consolidated statements of stockholders’ equity and cash flows as of the end of and for such year for the Parent, setting forth in each case in comparative form the Consolidated figures for the previous Fiscal Year, all audited and reported on by independent registered public accounting firm of recognized national standing to the effect that such Consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Parent on a Consolidated basis in accordance with GAAP consistently applied and on an annual basis a consolidating balance sheet to be delivered in a timely fashion, when prepared;

(b)    (i) Within forty-five (45) days after the end of each of the first three (3) Fiscal Quarters of the Parent, the Consolidated balance sheets, Consolidated statements of operations, stockholders’ equity and cash flows of the Parent, as of the end of and for such Fiscal Quarter and the elapsed portion of the Fiscal Year, setting forth in each case in comparative form the Consolidated figures for the previous Fiscal Year, all certified by one of the Parent’s Financial Officers as presenting in all material respects the financial condition and results of operations of the Parent on a Consolidated basis in accordance with GAAP consistently applied, subject to normal year end audit adjustments and the absence of footnotes; and (ii) within thirty (30) days after the end of each Fiscal Month of the Parent, the Consolidated balance sheets, Consolidated statements of operations and stockholders’ equity of the Parent, as of the end of and for such Fiscal Month and the elapsed portion of the Fiscal Year, setting forth in each case in comparative form the Consolidated figures for the previous Fiscal Year, all certified by one of the Parent’s Financial Officers as presenting in all material respects the financial condition and results of operations of the Parent on a Consolidated basis in a manner consistent with past practices and reflecting the same information as reported to the Parent’s board of directors, subject to normal year end audit adjustments and the absence of footnotes;

(c)    Concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower in the form of Exhibit G hereto (a “Compliance Certificate”) (i) certifying as to whether a Default or Event of Default has occurred and, if a Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, and (ii) setting forth reasonably detailed calculations with respect to Availability;

(d)    On or before 5:00 p.m. Eastern time, on the fourth Business Day of each calendar week, (i) a certificate in the form of Exhibit H (a “Borrowing Base Certificate”) showing the Borrowing Base, the FILO Borrowing Base and the ABL Term Borrowing Base as of the close of business on the immediately preceding Saturday, with such weekly Borrowing Base Certificates updated for purchases and sales of Inventory from the prior week, (ii) an inventory roll forward, and (iii) a report listing the Stores subject to Specified Store Closing Sales being closed or proposed to be closed during such period;

(e)    Promptly after the same become publicly available (except to the extent otherwise required to be delivered hereunder), copies of all material periodic and other reports, proxy statements and other materials filed by any Loan Party with the SEC, or other foreign securities regulatory body, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, as the case may be;

(f)    The following reports:

(i)    On or before the 15th day after each fiscal month:

(A)    accounts receivables agings, and

(B)    a summary of Inventory by location and type, accompanied by such customary supporting documentation (including a supporting perpetual Inventory report) as shall be reasonably requested by the Administrative Agent or the ABL Term Loan Agent in their reasonable discretion, with detail sufficient to permit the preparation of an updated Inventory appraisal.

(ii)    On or before the 30th day after each fiscal month:

(A)    accounts payable agings (including a summary of both Pre-Petition and Post-Petition accounts payable), accompanied by such customary supporting detail and documentation as shall be reasonably requested by the Administrative Agent or the ABL Term Loan Agent in their reasonable discretion; and

(B)    an accounts payable and accrual report as of the end of the most recently ended Fiscal Month, in each case, accompanied by such customary supporting detail and documentation as shall be reasonably requested by the Administrative Agent or the ABL Term Loan Agent in their reasonable discretion.

(g)    A detailed summary of the Net Proceeds received from any Prepayment Event within three (3) Business Days after receipt of such proceeds, including, without limitation, to the extent applicable, the manner of allocation of the Net Proceeds amongst the assets and properties of the Loan Parties which are the subject of the Prepayment Event;

(h)    (i) Notice of any intended sale or other disposition (other than as permitted under Section 6.05) of material assets of any Loan Party permitted hereunder, at least five (5) Business Days prior to the date of consummation of such sale or disposition, and (ii) notice of any incurrence of any Indebtedness for borrowed money with a principal amount in excess of $250,000 in favor of any non-Affiliated Person permitted hereunder, promptly (but in any event within five (5) Business Days) following the incurrence of such Indebtedness;

(i)    Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Loan Party, or compliance with the terms of any Loan Document, as the Agents or any Lender may reasonably request;

(j)    If reasonably requested by the Administrative Agent, and concurrently with the delivery of the financial statements under clause (a) above, copies of the Borrower’s Canadian federal and provincial tax returns for the Fiscal Year to which such financial statements in clause (a) apply, if available.

(k)    Promptly after the Administrative Agent’s request therefor, copies of all Material Contracts and documents evidencing Material Indebtedness.

(l)    Any of the delivery requirements relating to written financial information set forth in this SECTION 5.01 may be satisfied by either (x) the Borrower’s posting such information in electronic format readable by the Administrative Agent and the Lenders to a secure address on the world wide web (the “Informational Website”) which is accessible by the Administrative Agent and the Lenders, (y) the Borrower’s delivering such financial information in electronic format to the Administrative Agent and the Administrative Agent’s posting such information to an Informational Website, or (z) the filing of such information on the website of the SEC at http://www.sec.gov. The accommodation provided by the foregoing sentence shall not impair the right of the Administrative Agent, or any Lender through the Administrative Agent, to request and receive from the Borrower physical delivery of specific financial information provided for in this SECTION 5.01. The Borrower shall give the Administrative Agent (and the Administrative Agent shall give each Lender) written or electronic notice each time any information is delivered by posting to the Informational Website or by filing electronically with the SEC. The Loan Parties shall be responsible for and shall bear all risk associated with establishing and maintaining the security and confidentiality of the Informational Website and the information posted thereto.

In no event shall the requirements set forth in SECTION 5.01 require the Borrower to provide any such information which (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent, the ABL Term Loan Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or third party confidentiality obligations (so long as such confidentiality obligation was not entered into in contemplation of this exception) or (iii) is subject to attorney-client or similar privilege or constitutes attorney work-product.

SECTION 5.02    Notices of Material Events.

The Borrower will furnish to the Administrative Agent prompt written notice of the occurrence of any of the following after any Responsible Officer of the Borrower obtains knowledge thereof:

(a)    A Default or Event of Default, specifying the nature and extent thereof and the action (if any) which is proposed to be taken with respect thereto;

(b)    The filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Loan Party or any Affiliate thereof that, as determined at the time of filing, would reasonably be expected to result in a Material Adverse Effect;

(c)    An ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;

(d)    Any development that results in a Material Adverse Effect;

(e)    Any change in the Parent’s chief executive officer or chief financial officer;

(f)    The discharge by any Loan Party of its present independent accountants or any withdrawal or resignation by such independent accountants;

(g)    Any material collective bargaining agreement or other union labor contract to which a Loan Party becomes a party, or the application for the certification of a collective bargaining agent;

(h)    The filing of any Lien (other than inchoate Liens) for unpaid Taxes in excess of $250,000 against any Loan Party;

(i)    (i) as soon as practicable and to the extent feasible in advance of filing with any Bankruptcy Court or delivering to the Committee appointed in a Chapter 11 Case, if any, or to the U.S. Trustee, as the case may be, (I) the Final Order and the Canadian Final DIP Recognition Order, and (II) all other material proposed orders and pleadings that are (A) adverse to the interests of the ABL Term Loan Lenders, the ABL Term Loan Agent, the FILO Lenders, the Revolving Credit Lenders or the Agents (or any of them) in such capacity or (B) inconsistent with the Approved Budget or terms of the Loan Documents, in each case, relating to any of (w) the Bankruptcy Cases, (x) the Pre-Petition Credit Agreement and this Agreement and the credit facilities contemplated thereby and hereby, (y) the Pre-Petition Term Loan Facility, or (z) any sale contemplated in accordance with the Required Milestones, any Plan of Reorganization or any disclosure statement related thereto, each of which material proposed orders or pleadings must be in form and substance reasonably satisfactory to the Administrative Agent, the ABL Term Loan Agent and the Required Lenders, (ii) substantially simultaneously with the filing with any Bankruptcy Court or delivering to the Committee appointed in any Chapter 11 Case, if any, or to the U.S. Trustee, as the case may be, monthly operating reports and all other notices, filings, motions, pleadings or other information concerning the financial condition of the Loan Parties or their Subsidiaries or the Bankruptcy Cases that may be filed with any Bankruptcy Court or delivered to the Committee appointed in any Chapter 11 Case, if any, or to the U.S. Trustee, and (iii) each report, notice or certificate required to be delivered to any of the lenders or agents under the Pre-Petition Term Loan Agreement; and

(j)    Any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any interest in a material portion of the Collateral or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding.

Each notice delivered under this SECTION 5.02 shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and, if applicable, any action taken or proposed to be taken with respect thereto.

SECTION 5.03    Information Regarding Collateral.

Except in connection with a transaction permitted by SECTION 6.03 in which a Loan Party is the surviving Person, the Borrower will furnish to the Agents prompt written notice of any change in: (a) any Loan Party’s legal name; (b) the location of any Loan Party’s chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral located in Canada owned by it or any office or facility at which Collateral located in Canada owned by it is located (including the establishment of any such new office or facility); provided that any such notice with respect to the opening or closing of any retail store (other than the opening of any retail store in Canada in any province or territory where the Collateral Agent’s Liens are not then perfected) shall be provided to the Agents solely upon request of the Administrative Agent; (c) any Loan Party’s organizational structure or jurisdiction of incorporation or formation; or (d) any Loan Party’s Federal Taxpayer Identification Number or organizational identification number assigned to it by its state of organization. The Loan Parties agree not to effect or permit any change referred to in the preceding sentence unless after giving effect thereto, the Agents continue at all times following such change to have a valid, legal and perfected first priority (subject only to Permitted Encumbrances having priority by operation of Applicable Law and, with respect to Term Priority Collateral but subject to the Intercreditor Agreement or any other intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent with respect thereto, Liens securing the Loan Parties’ obligations under the Pre-Petition Term Loan Documents and Liens permitted under clause (m) of the definition of “Permitted Encumbrances”) security interest in all the Collateral for its own benefit and the benefit of the other Credit Parties.

SECTION 5.04    Existence; Conduct of Business.

Each Loan Party will, and will cause each of its Subsidiaries to, do all things necessary to comply with its Charter Documents, and to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, except to the extent that (x)    the failure to do so would not reasonably be expected to have a Material Adverse Effect or (y) such obligation is stayed by order of the U.S. Bankruptcy Court or the Canadian Court; provided, however, that the foregoing shall not prohibit any merger, amalgamation, consolidation, liquidation or dissolution permitted under SECTION 6.03 or SECTION 6.04.

SECTION 5.05    Payment of Obligations.

Subject to the Orders and the terms thereof or as otherwise required by (or, with respect to any Tax liabilities, permitted by) any Bankruptcy Court, each Loan Party will, and will cause its Subsidiaries to, pay its Tax liabilities and claims for labor, materials, or supplies, in each case, incurred Post-Petition, before the same shall become delinquent or in default, but (other than with respect to Tax liabilities) subject to the Approved Budget except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends collection of the contested obligation and no unstayed or unpermitted Lien is securing such obligation, or (d) the failure to make payment would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.06    Maintenance of Properties.

Each Loan Party will, and will cause its Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear, casualty loss, and condemnation excepted, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect and except for store closings and asset dispositions permitted hereunder.

SECTION 5.07    Insurance.

(a)    Each Loan Party shall (i) maintain insurance with financially sound and reputable insurers (or, to the extent consistent with business practices of such Loan Party in effect on the Closing Date, a program of self-insurance) in at least such amounts and against at least such risks as is consistent with business practices in effect on the Closing Date or as otherwise determined by the Responsible Officers of the Loan Parties acting reasonably in their business judgment, including public liability insurance against claims for personal injury or death occurring upon, in or about or in connection with the use of any properties owned, occupied or controlled by it (including the insurance required pursuant to the Security Documents); (ii) maintain such other insurance as may be required by law; and (iii) furnish to the Administrative Agent, upon reasonable written request, full information as to the insurance carried.

(b)    Fire and extended coverage policies maintained with respect to any Collateral shall be endorsed or otherwise amended to include (i) a non-contributing lenders’ loss payable clause (regarding personal property), in form and substance reasonably satisfactory to the Agents, which endorsements or amendments shall provide that the insurer shall pay all proceeds (subject to the provisions of the Intercreditor Agreement and the Orders), otherwise payable to the Loan Parties under the policies directly to the Collateral Agent, (ii) a provision to the effect that none of the Loan Parties, Credit Parties or any other Person shall be a co-insurer and (iii) such other provisions as the Administrative Agent may reasonably require from time to time to protect the interests of the Credit Parties. Commercial general liability policies shall be endorsed to name the Administrative Agent, as an additional insured. Each such policy referred to in this SECTION 5.07(b) shall also provide that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium except upon not less than ten (10) days’ prior written notice thereof by the insurer to the Collateral Agent (giving such Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason except upon not less than thirty (30) days’ prior written notice thereof by the insurer to the Collateral Agent. The Borrower shall deliver to the Collateral Agent, prior to the cancellation, modification or non-renewal of any such policy of insurance, evidence of renewal of a policy (including an insurance binder) together with evidence satisfactory to the Collateral Agent of payment of the premium therefor.

SECTION 5.08    Books and Records; Inspection and Audit Rights; Appraisals; Accountants.

(a)    Each Loan Party will, and will cause each of its Material Domestic Subsidiaries to, keep proper books of record and account in accordance with GAAP and in which full, true and correct entries, in all material respects, are made of all dealings and transactions in relation to its business and activities. Each Loan Party will, and will cause each of its Material

Domestic Subsidiaries to, permit any representatives designated by any Agent, upon reasonable prior notice and during normal business hours prior to the occurrence of an Event of Default, to visit and inspect its properties, to discuss its affairs, finances and condition with its officers and internal accountants and to examine and make extracts from its books and records, all at such reasonable times and as often as reasonably requested. In no event shall the requirements set forth in this SECTION 5.08(a) require the Borrower to provide any such information which (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent, the ABL Term Loan Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or third party confidentiality obligations (so long as such confidentiality obligation was not entered into in contemplation of this exception) or (iii) is subject to attorney-client or similar privilege or constitutes attorney work-product.

(b)    Each Loan Party will, and will cause its Material Domestic Subsidiaries to, from time to time upon the request of any Agent, permit any Agent or professionals (including Agent’s Advisors) retained by the Agents, subject to reasonable prior notice and during normal business hours prior to the occurrence of an Event of Default, to conduct appraisals, commercial finance examinations and other evaluations, including, without limitation, of (i) the Borrower’s practices in the computation of the Borrowing Base, the FILO Borrowing Base and the ABL Term Borrowing Base, and (ii) the assets included in the Borrowing Base, the FILO Borrowing Base and the ABL Term Borrowing Base and related financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves. The Administrative Agent shall promptly deliver copies of the final appraisals and commercial finance examinations to the ABL Term Loan Agent. Any Lender, at its own expense, may accompany any Agent or professionals retained by any Agent on such examination. The Loan Parties shall pay the reasonable out-of-pocket fees and expenses of the Agents or such professionals with respect to such evaluations and appraisals, provided that (x) the Agents may, collectively in their reasonable discretion (and, shall, upon the written request of the ABL Term Loan Agent), (i) conduct the Inventory appraisal and field examination in process as of the Closing Date, (ii) conduct up to (x) two (2) desktop appraisals per month of the Borrower’s Inventory, and (y) without limiting clause (i) above, one (1) additional commercial finance examination and one (1) additional full appraisal of the Borrower’s Inventory during the term hereof, and (ii) if any Event of Default exists, cause such additional commercial finance examinations and Inventory appraisals to be taken as the Agents reasonably determine, in each case at the expense of the Loan Parties. The Agents may, collectively in their reasonable discretion, conduct such additional commercial finance examinations and such additional Inventory appraisals as it, in its discretion deems necessary or appropriate, at the Lenders’ expense. The Agents shall promptly deliver copies of such commercial finance examinations and Inventory appraisals to the Lenders pursuant to the provisions of SECTION 8.13(c).

(c)    The Loan Parties shall at all times retain Ernst & Young or another independent registered public accounting firm of recognized national standing.

SECTION 5.09    Physical Inventories.

(a)    Unless the Termination Date has occurred prior to such dates the Loan Parties, at their own expense, shall cause not less than one (1) physical inventory to be undertaken (x) at each distribution center of the Loan Parties on or before April 30, 2020 and (y) at each store location of the Loan Parties on or before June 30, 2020, in each case conducted by RGIS or another inventory taker reasonably satisfactory to the Agents, and periodic cycle counts, in each case consistent with past practice, and following such methodology as is consistent with the methodology used in the immediately preceding inventory or as otherwise may be reasonably satisfactory to the Agents. The Agents, at the expense of the Loan Parties, may observe each scheduled physical count of Inventory which is undertaken on behalf of any Loan Party. The Borrower, within forty-five (45) calendar days following the completion of such inventory, shall provide the Agents with a reconciliation of the results of such inventory (as well as of any other physical inventory undertaken by a Loan Party) and shall post such results to the Loan Parties’ stock ledgers and general ledgers, as applicable.

(b)    The Agents, in their reasonable discretion, if any Event of Default exists, may cause such inventories to be taken as the Agents reasonably determine (each, at the expense of the Loan Parties).

SECTION 5.10    Compliance with Laws.

Each Loan Party will comply with all Applicable Laws and the orders of any Governmental Authority, as applicable, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect or where obligation is stayed by order of the U.S. Bankruptcy Court or the Canadian Court.

SECTION 5.11    Use of Proceeds and Letters of Credit.

The proceeds of Loans made hereunder and of Letters of Credit issued hereunder will be used only on or after the Closing Date, to fund the Bankruptcy Cases in accordance with the Approved Budget (subject to variances permitted under SECTION 5.16(b)) and (a) to refinance in full (except as set forth in the Payoff Letter) the Pre-Petition Obligations, (b) for working capital and letters of credit, (c) for payment of costs, premiums, fees and expenses of administering the Bankruptcy Cases (including the Carve-Out), (d) for payment of Bankruptcy Court approved Pre-Petition obligations of the Loan Parties consistent with the Approved Budget or otherwise approved by the Agents and the Required Lenders, and (e) for other lawful purposes of the Borrower consistent with the Approved Budget and the terms of the Loan Documents. No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, (i) for any purpose that entails a violation of any of the regulations of the Board, including Regulations U and X, (ii) to be lent, contributed or otherwise made available to fund any activity or business in any Designated Jurisdiction; (ii) to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions; or (iii) in any other manner that will result in any violation by any Person (including any Lender, the Arranger, any Agent, the ABL Term Loan Agent, Issuing Bank or Swingline Lender) of any Sanctions.

SECTION 5.12    Additional Subsidiaries.

If any Loan Party shall form a Material Domestic Subsidiary after the Closing Date (provided that prior to any such formation, such Loan Party shall have received the written consent of the Agents), or if any existing Subsidiary of any Loan Party becomes a Material Domestic

Subsidiary, the Borrower will notify the Agents thereof and the Borrower will, on or prior to the later to occur of (i) thirty (30) calendar days (or such later date as the Administrative Agent may agree in its sole discretion) following the date on which such Subsidiary is formed or becomes a Material Domestic Subsidiary, or (ii) the earlier of (x) the date on which the next Compliance Certificate is required to be delivered pursuant to SECTION 5.01(a) or (b) following such creation, and (y) the date which is forty-five (45) calendar days after the end of the most recently ended Fiscal Quarter (or such later date as may be acceptable to the Administrative Agent in its discretion), (A) cause such Subsidiary to become a Loan Party hereunder by executing a Joinder Agreement and such other documents, instruments and agreements reasonably requested by the Administrative Agent, and under each applicable Security Document in the manner provided therein, and (B) take such actions to create and perfect Liens on such Material Domestic Subsidiary’s assets of the type included within the definition of Collateral, to secure the Obligations as the Administrative Agent or the Required Lenders shall request.

SECTION 5.13    Compliance with Terms of Leaseholds.

Except as otherwise expressly permitted hereunder and except with respect to the Specified Store Closing Sale, each Loan Party will (a) make all payments and otherwise perform all obligations in respect of all Leases to which any Loan Party or any of its Subsidiaries is a party consistent with the Approved Budget (subject to variances permitted under SECTION 5.16(b)), keep such Leases in full force and effect, (b) not allow such Leases to lapse or be terminated or any rights to renew such Leases to be forfeited or cancelled except in the ordinary course of business, consistent with past practices, (c) notify the Administrative Agent of any default by any Loan Party or any of its Subsidiaries with respect to such Leases and cooperate with the Administrative Agent in all respects to cure any such default, and (d) cause each of its Subsidiaries to do the foregoing, except, in each case, where the failure to do so, either individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.14    Material Contracts.

Each Loan Party will, subject to the requirements of the Orders, (a) perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, (b) maintain each such Material Contract in full force and effect except to the extent such Material Contract is no longer used or useful in the conduct of the business of the Loan Parties in the ordinary course of business, consistent with past practices, and (c) cause each of its Subsidiaries to do the foregoing, except, in each case, where the failure to do so, either individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.15    Further Assurances.

Each Loan Party will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that may be required under any Applicable Law, or which the Administrative Agent or the Required Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties. The Loan Parties also agree to provide to the

Administrative Agent, from time to time upon the reasonable request of Administrative Agent, evidence reasonably satisfactory to such Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

SECTION 5.16    Approved Budget.

(a)    The use of Loans and other extensions of credit to the Loan Parties under this Agreement and the other Loan Documents and the use of Cash Collateral shall be limited in accordance with the Approved Budget (subject to variances permitted under SECTION 5.16(b)) and SECTION 5.11. The initial Approved Budget shall depict, on a weekly and line item basis, (i) projected cash receipts, (ii) projected disbursements (including ordinary course operating expenses, bankruptcy-related expenses (including professional fees of the Loan Parties’ professionals and advisors), asset sales and any other fees and expenses relating to the Loan Documents), (iii) net cash flow, (iv) projected inventory receipts and levels, (v) projected Borrowing Base, FILO Borrowing Base, ABL Term Borrowing Base, and Availability, (vi) total available liquidity, and (vii) professional fees and disbursements with respect to the Loan Parties’ professionals, in each case for the first thirteen (13) week period from the Closing Date, and such initial Approved Budget shall be approved by, and in form and substance reasonably satisfactory to, the Administrative Agent, the ABL Term Loan Agent and the Required Lenders in their sole discretion (it being acknowledged and agreed that the initial Approved Budget attached hereto as Schedule 5.16 is approved by and reasonably satisfactory to the Administrative Agent, the ABL Term Loan Agent and the Required Lenders). The Approved Budget shall be updated, modified or supplemented by the Borrower with the written consent of the Administrative Agent, the ABL Term Loan Agent and the Lenders, and upon the joint request of the Administrative Agent and the ABL Term Loan Agent from time to time (which request may, without limitation, be made in connection with any Transaction or the commencement, or during the continuation, of the Specified Stores Closing Sale), but in any event the Approved Budget shall be updated by the Lead Borrower not less than one time in each four (4) consecutive week period), and each such updated, modified or supplemented budget shall be approved in writing (including by email) by, and shall be in form and substance reasonably satisfactory to, the Administrative Agent, the ABL Term Loan Agent and the Required Lenders in each of their sole discretion and no such updated, modified or supplemented budget shall be effective until so approved and once so approved shall be deemed an Approved Budget (it being agreed that to the extent such Person does not object in writing to such proposed updated Approved Budget within five (5) Business Days of receipt, such Person shall be deemed to have approved the updated Approved Budget); provided, however, that in the event the Administrative Agent, the ABL Term Loan Agent and the Lenders, on the one hand, and the Loan Parties, on the other hand, cannot agree as to an updated, modified or supplemented budget, such disagreement shall give rise to an Event of Default once the period covered by the prior Approved Budget has terminated. Each Approved Budget delivered to the Administrative Agent and the ABL Term Loan Agent shall be accompanied by such customary supporting documentation as reasonably requested by the Administrative Agent or the ABL Term Loan Agent. Each Approved Budget shall be prepared in good faith based upon assumptions which the Loan Parties believe to be reasonable at the time of delivery.

(b)    Commencing with the fourth full calendar week following the Petition Date and for each calendar week thereafter, the Borrowers shall not permit (i) Actual Inventory Levels for any Cumulative Four Week Period to be less than 85% of Budgeted Inventory Levels for set forth in the Approved Budget as at the end of such Cumulative Four Week Period, (ii) the Actual Cash Receipts for any Cumulative Four Week Period to be less than 90% of the Budgeted Cash Receipts for any such Cumulative Four Week Period, and (iii) the Actual Disbursement Amount for any Cumulative Four Week Period to exceed 110% of the Budgeted Disbursement Amount for any such Cumulative Four Week Period.

(c)    The Borrower shall deliver to the Administrative Agent and the ABL Term Loan Agent, on or before 5:00 p.m. Eastern time on fourth Business Day of each calendar week, a Budget Variance Certificate, substantially in the form attached hereto as Exhibit K-1, and such Budget Variance Certificate shall include such detail as is reasonably satisfactory to the Administrative Agent and the ABL Term Loan Agent, signed by a Responsible Officer of the Borrower certifying that (i) the Loan Parties are in compliance with the covenants contained in this SECTION 5.16 and (ii) to the knowledge of the Borrower, no Default or Event of Default has occurred or, if such a Default or Event of Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, together with an Approved Budget Variance Report, which shall be prepared by the Borrower through the last day of the Prior Week, the Cumulative Four Week Period. In addition, the Borrower shall also deliver a rolling thirteen (13) week cash flow forecast (“Rolling 13-Week Cash Flow”) consistent in form with the Approved Budget and the supporting information set forth in SECTION 5.16(a) above. For the avoidance of doubt, the Rolling 13-Week Cash Flow shall not be used for covenant testing purposes.

(d)    The Administrative Agent, the ABL Term Loan Agent and the Lenders (i) may assume that the Loan Parties will comply with the Approved Budget, (ii) shall have no duty to monitor such compliance and (iii) shall not be obligated to pay (directly or indirectly from the Collateral) any unpaid expenses incurred or authorized to be incurred pursuant to any Approved Budget. Nothing in any Approved Budget (including any estimates of a loan balance in excess of borrowing base restrictions) shall constitute an amendment or other modification of any Loan Document or any of the borrowing base restrictions or other lending limits set forth therein.

SECTION 5.17    Required Milestones.

The Loan Parties shall comply with each of the covenants on Schedule 5.17 upon the terms and at the times provided for therein.

SECTION 5.18    Collateral Updates.

At the reasonable request of the Administrative Agent from time to time (including on a weekly basis, if requested, but not more frequently than weekly), promptly deliver to and shall reasonably cooperate with the Agent’s Advisors and their designees to obtain the following (and shall cause any liquidation agent of the Loan Parties to deliver and cooperate, as applicable), in each case, in form reasonably satisfactory to the Administrative Agent:

(a)    Collateral valuation updates from the Specified Liquidation Agent, including, without limitation, in connection with the Specified Store Closing Sale, it being understood that the Specified Liquidation Agent shall grant access to records, and reasonably cooperate in all respects with, the Administrative Agent and the Agent’s Advisors, and shall provide all information that such parties may reasonably request in a timely manner in connection with monitoring and valuing the Collateral; and

(b)    To the extent reasonably available, copies of any informational packages provided to potential bidders, draft agency agreements, purchase agreements, status reports, and updated information related to the Specified Store Closing Sale or any other Transaction and copies of any such bids and any updates, modifications or supplements to such information and materials.

SECTION 5.19    Debtors’ Advisors.

Continue to retain (i) the Restructuring Advisor, (ii) the Investment Banker and (iii) the Specified Liquidation Agent (to the extent the Specified Store Closing Sale has not been completed) (collectively, the “Debtors’ Advisors”) on terms and conditions reasonably satisfactory to the Administrative Agent, the ABL Term Loan Agent and the Required Lenders. The Loan Parties and their representatives will fully cooperate with any such advisors and consultants (including the Restructuring Advisor, the Investment Banker and the Specified Liquidation Agent) and grant them reasonable access to the books and records of the Loan Parties.

SECTION 5.20    Agents’ Advisors.

Pay all reasonable fees and expenses of each Agent’s Advisor to the extent and as set forth in SECTION 9.03 and all such reasonable fees and expenses shall constitute Obligations and be secured by the Collateral. The Administrative Agent, on behalf of itself and the Lenders, shall be entitled to retain or continue to retain (either directly or through counsel) any Agent’s Advisors the Administrative Agent may deem necessary in accordance with SECTION 9.03 and the definition of “Credit Party Expenses” to provide advice, analysis and reporting for the benefit of the Administrative Agent and the Lenders. The Loan Parties and their advisors, including the Restructuring Advisor and the Financial Advisor, shall grant access to, and cooperate in all respects with, the Administrative Agent, the Collateral Agent, the Lenders, Agent’s Advisors, and any other representatives of the foregoing and provide all information that such parties may reasonably request in a timely manner.

ARTICLE VI

Negative Covenants

Until Payment in Full, each Loan Party covenants and agrees with the Credit Parties that:

SECTION 6.01    Indebtedness and Other Obligations.

No Loan Party will create, incur, assume or permit to exist any Indebtedness, except Permitted Indebtedness.

SECTION 6.02    Liens.

No Loan Party will create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including Accounts)

or rights in respect of any thereof, except Permitted Encumbrances. Notwithstanding the foregoing, Liens permitted under this SECTION 6.02, other than the Liens securing the Pre-Petition Term Loan Facility on Term Priority Collateral (solely to the extent set forth in the Order) shall at all times be junior and subordinate to the Liens under the Loan Documents and the Order securing the Obligations. The prohibition provided for in this Section 6.02 specifically includes any material step by any Debtor, any official committee in any Chapter 11 Case or any other party in interest in the Bankruptcy Cases, as applicable, to prime any claims, Liens or interests of (i) the Agents, the ABL Term Loan Agent and the Lenders or (ii) for so long as the Pre-Petition Obligations have not been indefeasibly paid in full in cash, the Pre-Petition Agents, the Pre-Petition ABL Term Loan Agent and the Pre-Petition Lenders, any Lien, in each case, other than as set forth in the applicable Order and irrespective of whether such claims, Liens or interests may be “adequately protected.” The designation of a Lien as a Permitted Encumbrance shall not limit or restrict the ability of the Administrative Agent to establish any Reserve relating thereto in accordance with the terms hereof.

SECTION 6.03    Fundamental Changes.

(a)    The Borrower will not, and will not permit any other Loan Party to, merge, amalgamate into or consolidate with any other Person, or permit any other Person to merge, amalgamate into or consolidate with it, or liquidate or dissolve, (i) any Subsidiary may merge, consolidate or amalgamate into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Subsidiary that is not the Borrower may merge, consolidate or amalgamate into any Subsidiary that is not the Borrower, (iii) any Facility Guarantor may consummate a dissolution or liquidation, the purpose of which is to effect an asset disposition permitted pursuant to SECTION 6.05, and (v) any Facility Guarantor may liquidate or dissolve if such liquidation or dissolution is in the best interests of the Borrower and is not materially adverse to the Lenders. To the extent that any Facility Guarantor is merged, consolidated or amalgamated with or into any other Loan Party (or any Person in a transaction permitted under clause (iii) above) or liquidated or dissolved, in each case, as permitted under this clause (a), such Facility Guarantor shall be released from its obligations under any Facility Guarantee to which it is a party.

(b)    The Borrower will not, and will not permit any other Loan Party to, engage, to any material extent, in any business other than business of the type conducted by such Loan Party on the date of execution of this Agreement and businesses reasonably related or reasonably ancillary thereto.

SECTION 6.04    Investments, Loans, Advances, Guarantees and Acquisitions.

No Loan Party will make or permit to exist any Investment, except Permitted Investments.

SECTION 6.05    Asset Sales.

No Loan Party will sell, transfer, lease (as lessor) or otherwise voluntarily dispose of any asset, including any Capital Stock of another Person, except (i) sales of Inventory and the use of cash in the ordinary course of business and consistent with the Approved Budget and the Order, (ii) transactions permitted by SECTION 6.02, SECTION 6.03, SECTION 6.04 or SECTION 6.06, and (iii) Permitted Dispositions. The Collateral Agent’s Liens on any assets sold, transferred, leased (as lessor) or otherwise voluntarily disposed of, to the extent in connection with a transaction permitted by this SECTION 6.05, shall be released in accordance with Section 8.12 of the Security Agreement.

SECTION 6.06    Restricted Payments; Certain Payments of Indebtedness.

(a)    No Loan Party will declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment other than Permitted Dividends.

(b)    No Loan Party will make directly or indirectly, any voluntary payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness (other than (x) the Obligations and (y) solely for the purpose of refinancing such obligations in accordance with the terms of this Agreement and the Order, the Pre-Petition Obligations), or any voluntary payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except:

(i)    mandatory payments and mandatory prepayments of interest and principal as and when due in respect of any Permitted Indebtedness, solely as contemplated by the Approved Budget and permitted pursuant to the Order; provided that if an Event of Default then exists or would arise from the making of any such payment or prepayment, no part of the proceeds of any Loan or any Letter of Credit will be used (whether directly or indirectly) therefor; and

(ii)    refinancings of Indebtedness to the extent the Indebtedness incurred in connection with such refinancing would otherwise be permitted under this Agreement.

SECTION 6.07    Transactions with Affiliates.

No Loan Party will sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions in the ordinary course of business that are at prices and on terms and conditions, taken as a whole, not less favorable to such Loan Party than could be obtained on an arm’s-length basis from unrelated third parties and contemplated in the Approved Budget, (b) transactions between or among the Loan Parties not otherwise prohibited hereunder, (c) transactions as set forth in the Information Certificate, (d) payment of indemnities and compensation to officers and employees for services actually rendered to any such Loan Party or any of its Subsidiaries and contemplated in the Approved Budget, (e) payment of director’s fees, expenses, and indemnities contemplated in the Approved Budget, (f) stock option, stock award and compensation plans of the Loan Parties and their Subsidiaries and contemplated in the Approved Budget and permitted by the Order, (g) employment contracts with officers and management of the Loan Parties and their Subsidiaries, (h) the repurchase of equity interests from officers, directors, and employees to the extent contemplated in the Approved Budget and permitted under this Agreement and, as long as no Default or Event of Default then exists or would arise therefrom, pursuant to stock options, stock awards and stock incentive plans, (i) advances and loans to officers and employees of the Loan Parties and their Subsidiaries to the extent contemplated in the Approved Budget and otherwise permitted under this Agreement and to the extent permitted by Applicable Law, (j) other transactions specifically permitted under this Agreement, or (k) any transactions approved by Administrative Agent or permitted by any Bankruptcy Court.

SECTION 6.08    Restrictive Agreements.

No Loan Party will directly or indirectly enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party to create, incur or permit to exist any Lien upon any of its property or assets in favor of the Collateral Agent or (b) the ability of any Subsidiary thereof to pay dividends or other distributions with respect to any shares of its Capital Stock to such Loan Party or to make or repay loans or advances to a Loan Party or any other Subsidiary of a Loan Party or to guarantee Indebtedness of the Loan Parties or any other Subsidiary of the Loan Parties, provided that (i) the foregoing shall not apply to (1) restrictions and conditions imposed by Applicable Law or by any Loan Document, (2) any restriction or condition with respect to any asset of any Loan Party or any of its Subsidiaries imposed pursuant to an agreement which has been entered into for the sale or disposition of such assets or all or substantially all of the Capital Stock or assets of such Loan Party or such Subsidiary, so long as such sale or disposition is permitted under this Agreement, (3) contractual obligations binding on a Subsidiary of the Borrower at the time such Person first becomes a Subsidiary, so long as such contractual obligations were not entered into in contemplation of such Person becoming a Subsidiary, (4) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted hereunder and applicable solely to such joint venture entered into in the ordinary course of business, or (5) any restriction or condition imposed by any Pre-Petition Term Loan Document and (ii) clause (a) of the foregoing shall not apply to (1) customary provisions in leases or licenses restricting the assignment or subleasing thereof, (2) any negative pledges and restrictions on Liens (other than Liens permitted by the Orders) in favor of any holder of Permitted Indebtedness and (3) restrictions on cash, other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business and permitted under this Agreement and contemplated by the Approved Budget.

SECTION 6.09    Amendment of Material Documents.

No Loan Party will amend, modify or waive any of its rights under (a) (i) its Charter Documents, or (ii) any Material Contract or Material Indebtedness, in each case of this clause (a) to the extent that such amendment, modification or waiver would be reasonably likely to result in a Material Adverse Effect, or (b) any Pre-Petition Term Loan Document, to the extent that such amendment, modification or waiver would not be permitted under the Intercreditor Agreement.

SECTION 6.10    Bankruptcy Covenants.

(a)    Notwithstanding anything to the contrary herein, the Borrower shall not use any portion or proceeds of the Loans or the Collateral, or disbursements set forth in the Approved Budget, for payments or purposes that would violate the terms of Paragraph 41 (Limitations on Use of DIP Proceeds, Cash Collateral, and Carve Out) of the Interim Order, and the corresponding paragraph of the Final Order.

(b)    No Loan Party shall enter into any agreement to return any of its Inventory to any of its creditors for application against any Pre-Petition Indebtedness, Pre-Petition trade payables or other Pre-Petition claims under Section 546(c) of the Bankruptcy Code or like provision of the BIA (including Section 81 thereof) or allow any creditor to take any setoff or recoupment against any of its Pre-Petition Indebtedness, Pre-Petition trade payables or other Pre-Petition claims based upon any such return pursuant to Section 553(b)(1) of the Bankruptcy Code, the BIA or CCAA or otherwise if, after giving effect to any such agreement, setoff or recoupment, the aggregate amount applied to Pre-Petition Indebtedness, Pre-Petition trade payables and other Pre-Petition claims subject to all such agreements, setoffs and recoupments since the Petition Date would exceed $1,000,000.

(c)    No Loan Party shall incur, create, assume, suffer to exist or permit any other superpriority administrative or other claim which is pari passu with or senior to the claim of the Administrative Agent or the Lenders against the Debtors, except as set forth in the Order and its terms or with the written consent of the Administrative Agent and the ABL Term Loan Agent.

(d)    No Loan Party shall seek, consent to, or permit to exist, without the prior written consent of the Administrative Agent and the ABL Term Loan Agent, any order granting authority to take any action that is prohibited by the terms of this Agreement, the Orders or the other Loan Documents or refrain from taking any action that is required to be taken by the terms of this Agreement, the Order or any of the other Loan Documents.

(e)    No Loan Party shall assert any right of subrogation or contribution against any other Loan Party.

SECTION 6.11    Fiscal Year.

No Loan Party will change its Fiscal Year without the approval of the Administrative Agent.

SECTION 6.12    ERISA.

The Parent shall not, nor shall cause or permit any of its ERISA Affiliates to:

(a)    cause or permit to occur an event that would reasonably be expected to result in the imposition of a Lien under Section 4068 of ERISA to the extent such Lien secures obligations in excess of $1,000,000; or

(b)    cause or permit to occur an ERISA Event to the extent such ERISA Event would reasonably be expected to result in a Material Adverse Effect; or

(c)    engage in any transaction in connection with which the Parent or any ERISA Affiliate could be reasonably expected to be subject to either a civil penalty assessed pursuant to the provisions of Section 502(i) of ERISA or a tax imposed under the provisions of Section 4975 of the Code which, in each case, would reasonably be expected to result in a Material Adverse Effect; or

(d)    adopt an amendment to any Plan requiring the provision of security under Section 401(a)(29) of the Code which would reasonably be expected to result in a Material Adverse Effect; or

(e)    terminate any Plan under Section 4041(c) of ERISA without the prior consent of Administrative Agent which would reasonably be expected to result in a Material Adverse Effect; or

(f)    fail in any material respect to make payment (including any “minimum required contribution” (as defined in Section 430 of the Code or Section 303 of ERISA)) when due (including permissible extensions) of all amounts which, under the provisions of any Pension Plan, it is required to pay as contributions thereto or as premiums to the PBGC, or, with respect to any Multiemployer Plan, permit to exist any material “accumulated funding deficiency” (within the meaning of Section 304 of ERISA and Section 431 of the Code) which would reasonably be expected to result in a Material Adverse Effect; or

(g)    enter into a new agreement or agreements that would obligate the Parent or any ERISA Affiliate to (i) make contributions to a Multiemployer Plan subject to Subtitle (E) of Title IV of ERISA in excess of $1,000,000 per year, or (ii) to create, extend or increase an obligation to provide health or medical benefits for retirees of the Parent or an ERISA Affiliate that would reasonably be expected to result in a Material Adverse Effect; or

(h)    enter into a plan in respect of Canadian employees of the Borrower or any of its Affiliates which is (or acquires an interest in any Person if such Person sponsors, maintains, administers or contributes to, or has any liability in respect of) a “registered pension plan” as such term is defined in the Income Tax Act (Canada), and which is subject to the Income Tax Act (Canada) and the Pension Benefits Act (Ontario) or other similar applicable provincial or federal pension benefits legislation.

SECTION 6.13    Environmental Laws.

The Loan Parties shall not, and shall not permit any Subsidiary to, (a) fail to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, or (b) become subject to any Environmental Liability, in each case which would be reasonably likely to result in a Material Adverse Effect.

SECTION 6.14    Additional Subsidiaries.

The Loan Parties will not create any additional Subsidiary, unless such Subsidiary is a Loan Party or if the Investment with respect thereto is permitted pursuant to SECTION 5.12 or SECTION 6.04.

ARTICLE VII

Events of Default

SECTION 7.01    Events of Default.

If any of the following events (“Events of Default”) shall occur:

(a)    Any Loan Party shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any Letter of Credit Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)    Any Loan Party shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in SECTION 7.01(a), or an amount payable for Other Liabilities) payable under this Agreement or any other Loan Document and such failure continues for three (3) Business Days after notice from Agents;

(c)    Any representation or warranty made or deemed made by or on behalf of any Loan Party in, or in connection with, any Loan Document or any amendment or modification thereof or waiver thereunder (including, without limitation, in any Borrowing Base Certificate, Compliance Certificate or Budget Variance Certificate or any certificate of a Financial Officer accompanying any, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder), shall prove to have been incorrect in any material respect when made or deemed made;

(d)    Any Loan Party shall fail to observe or perform when due any covenant, condition or agreement contained in ARTICLE VI or any of SECTION 2.18, SECTION 5.01(d), SECTION 5.01(f), SECTION 5.07, SECTION 5.08, SECTION 5.11, SECTION 5.16, SECTION 5.17, SECTION 5.18, SECTION 5.19 or SECTION 5.20);

(e)    Any Loan Party shall fail to observe or perform when due any covenant, condition or agreement contained in any Loan Document (other than those specified in SECTION 7.01(a), SECTION 7.01(b), SECTION 7.01(c), or SECTION 7.01(d)), and such failure shall continue unremedied for a period of twenty (20) days after notice thereof from the Administrative Agent to the Borrower;

(f)    Except for defaults occasioned by the filing of the Bankruptcy Cases and defaults resulting from obligations with respect to which the Bankruptcy Code, BIA or CCAA prohibits any Loan Party or any Subsidiary from complying or permits any Loan Party or any Subsidiary not to comply, any Loan Party or any Subsidiary (i) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Indebtedness (other than the Obligations), (ii) fails to observe or perform any other agreement or condition relating to such Material Indebtedness beyond the applicable grace period with respect thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders thereof after the expiration of the applicable grace period with respect thereto, to cause, with the giving of notice if required, such Material Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Material Indebtedness to be made, prior to its stated maturity, in each case, that has not been cured or waived under such Material Indebtedness prior to the acceleration of any of the Obligations; or (iii) any “Event of Default” (as defined in the Pre-Petition Term Loan Agreement) occurs that has not been cured or waived under the Pre-Petition Term Loan Agreement prior to the acceleration of any of the Obligations; or

(g)    a Change in Control shall occur;

(h)    Except as permitted under SECTION 5.17, SECTION 6.05 or the Plan Support Agreement as in effect on the Closing Date and the Plan of Reorganization, the determination of the Loan Parties, whether by vote of the Loan Parties’ board of directors or otherwise to: suspend the operation of the Loan Parties’ business in the ordinary course, liquidate all or substantially all of the Borrower’s assets or store locations, or employ an agent or other third party to conduct any so-called store closing, store liquidation or “Going-Out-Of-Business” sales for all or substantially all of the store locations;

(i)    One or more final non-appealable judgments for the payment of money in an aggregate amount in excess of $1,000,000 in excess of insurance coverage (or indemnities from indemnitors reasonably satisfactory to the Agents) shall be rendered after the Petition Date against any Loan Party or any combination of Loan Parties and the same shall remain undischarged for a period of thirty (30) days during which execution shall not be effectively stayed, satisfied, or bonded or any action shall be legally taken by a judgment creditor to attach or levy (by writ or otherwise) upon any material assets of any Loan Party to enforce any such judgment;

(j)    An ERISA Event shall have occurred that when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in liability to any Plan, Multiemployer Plan, or the PBGC (or any combination thereof) in excess of $1,000,000 (net of actual, or likely, recoveries, payments, or insurance proceeds), and would reasonably be expected to result in a Material Adverse Effect, and the same shall remain undischarged for a period of thirty (30) consecutive days during which period any action shall not be legally taken to attach or levy upon any material assets of any Loan Party to enforce any such liability;

(k)    (i) Any challenge by or on behalf of any Loan Party to the validity or continuing effectiveness of any Loan Document or any Pre-Petition Loan Document or the applicability or enforceability of any Loan Document or any Pre-Petition Loan Document strictly in accordance with the subject Loan Document’s or any Pre-Petition Loan Document’s terms or which seeks to void, avoid, limit, or otherwise adversely affect any security interest created by or in any Loan Document or any Pre-Petition Loan Document or any payment made pursuant thereto, or (ii) except as expressly permitted hereunder or under any other Loan Document or any Pre-Petition Loan Document, (A) the receipt by the Administrative Agent of notice by any Facility Guarantor of the termination of any Facility Guarantee to which it is a party, or (B) any other termination of any Facility Guarantee;

(l)    Any challenge by or on behalf of any other Person to the validity of any Loan Document or any Pre-Petition Loan Document or the applicability or enforceability of any Loan Document or any Pre-Petition Loan Document strictly in accordance with the subject Loan Document’s or any Pre-Petition Loan Document’s terms or which seeks to void, avoid, limit, or otherwise adversely affect any security interest created by or in any Loan Document or any Pre-Petition Loan Document or any payment made pursuant thereto, in each case, as to which an order or judgment has been entered materially adverse to the Agents and the Lenders;

(m)    Any Lien purported to be created under any Security Document or any Pre-Petition Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Security Document or Pre-Petition Security Document (subject to the Intercreditor Agreement) and the Order except as a result of the sale, release, or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents;

(n)    The indictment of any Loan Party under any Applicable Law where the crime alleged would constitute a felony under Applicable Law and such indictment remains unquashed or such legal process remains undismissed for a period of seventy-five (75) days or more, unless the Administrative Agent, in its reasonable discretion, determines that the indictment is not material;

(o)    Any Responsible Officer of any Loan Party is criminally indicted or convicted of a felony for fraud or dishonesty in connection with the Loan Parties’ business, unless such director or senior officer promptly (i) resigns, (ii) is promptly removed by the applicable Loan Party’s board of directors (or other governing body), or (iii) is replaced by the applicable Loan Party’s board of directors (or other governing body) and no longer constitutes a Responsible Officer for the purposes of this Agreement;

(p)    (i) The subordination provisions of the documents evidencing or governing any Pre-Petition Subordinated Indebtedness (the “Subordination Provisions”) shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Pre-Petition Subordinated Indebtedness; or (ii) any Loan Party shall make or receive any payment, or take or fail to take any action, in each such case in contravention of the applicable Subordination Provisions of any Pre-Petition Subordinated Indebtedness;

(q)    The provisions of the Intercreditor Agreement, as supplemented and modified by the Intercreditor Acknowledgment, shall for any reason be revoked or invalidated, in whole or in part, or otherwise cease to be in full force and effect, or any Loan Party, the Pre-Petition Term Loan Agent, any Pre-Petition Term Loan Lender or any Affiliate of any of the foregoing shall have commenced a suit or an action, including any motion or adversary proceeding in the Chapter 11 Cases, contesting in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations, for any reason shall not have the priority contemplated by this Agreement, the Pre-Petition Credit Agreement or the Intercreditor Agreement, as supplemented and modified by the Intercreditor Acknowledgment;

(r)    The imposition of any stay or other order, the effect of which restrains the conduct by the Loan Parties, taken as a whole, of their business in the ordinary course in a manner that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect;

(s)    The Loan Parties shall fail to comply (and such failure shall continue for a period of two (2) Business Days) in any material respect with the terms of any Approved Liquidation Agreement for the Specified Store Closing Sale or any Approved Liquidation Agreement for the Specified Store Closing Sale shall be amended or modified in a manner which is materially adverse to the Lenders without the Administrative Agent’s and the ABL Term Loan Agent’s consent;

(t)    The occurrence of any of the following in the Bankruptcy Cases:

(i)    the bringing of a motion, taking of any action or the filing of any plan of reorganization or disclosure statement attendant thereto by any of the Loan Parties or any Subsidiary, or any Person claiming by or through any Loan Party or any Subsidiary, in the Bankruptcy Cases: (A) to obtain additional financing under Section 364(c) or Section 364(d) of the Bankruptcy Code or under the BIA or CCAA not otherwise permitted pursuant to this Agreement or that is not consented to by the Administrative Agent and the ABL Term Loan Agent; (B) to grant any Lien other than Liens permitted pursuant to SECTION 6.02 upon any Collateral; (C) except as provided in the Order, to use Cash Collateral of the Agents, the ABL Term Loan Agent and the other Credit Parties or Pre-Petition Agents, the Pre-Petition ABL Term Loan Agent, and Pre-Petition Lenders under Section 363(c) of the Bankruptcy Code or otherwise without the prior written consent of the Administrative Agent and the ABL Term Loan Agent; or (D) any other action or actions materially adverse to (x) the Agents, ABL Term Loan Agent and Lenders or Pre-Petition Agents, Pre-Petition ABL Term Loan Agent and Pre-Petition Lenders or their rights and remedies hereunder, under any other Loan Documents, or their interest in the Collateral or (y) Pre-Petition Agents, Pre-Petition ABL Term Loan Agent and Pre-Petition Lenders or their rights under the Pre-Petition Credit Agreement or the other Pre-Petition Loan Documents or their interest in the Collateral (as defined in the Pre-Petition Credit Agreement);

(ii)    (A) the filing of any plan of reorganization or disclosure statement attendant thereto, or any amendment to such plan or disclosure statement, by a Loan Party that does not propose to indefeasibly repay in full in cash the Obligations under this Agreement and the Pre-Petition Obligations or by any other Person to which the Administrative Agent and the ABL Term Loan Agent do not both consent, or any of the Loan Parties or their Subsidiaries shall seek, support or fail to contest in good faith the filing or confirmation of any such plan or entry of any such order, (B) the entry of any order terminating any Loan Party’s exclusive right to file a plan of reorganization, or (C) the expiration of any Loan Party’s exclusive right to file a plan of reorganization;

(iii)    the entry of an order in any of the Bankruptcy Cases confirming a plan of reorganization other than a Plan of Reorganization;

(iv)    (x) the entry of an order amending, supplementing, staying, vacating or otherwise modifying the Loan Documents, the Order or the Cash Management Order in a manner adverse in any material respect to the Lenders without the written consent of the Administrative Agent and the ABL Term Loan Agent or the filing of a motion for reconsideration with respect to the Order or the Cash Management Order, the Order or the Cash Management Order shall otherwise not be in full force and effect or (y) any Loan Party or any Subsidiary shall fail to comply with the Order in any material respect;

(v)    the payment of, or application for authority to pay, any Pre-Petition claim without each of the Administrative Agent’s and the ABL Term Loan Agent’s prior written consent unless in accordance with the Approved Budget (subject to permitted variances) or in the First Day Orders entered by the U.S. Bankruptcy Court on the Petition Date;

(vi)    the allowance of any claim or claims under Section 506(c) of the Bankruptcy Code or otherwise against the Administrative Agent, the Collateral Agent, the ABL Term Loan Agent, any Lender or any of the Collateral or against the Pre-Petition Agents, the Pre-Petition Term Loan Agent, any Pre-Petition Lender or any Collateral (as defined in the Pre-Petition Credit Agreement);

(vii)    (A) the appointment of an interim or permanent trustee or receiver, as applicable, in the Bankruptcy Cases or of any of the Debtors or their property, or the appointment of a trustee, receiver, or an examiner in the Bankruptcy Cases or of any of the Debtors or their property, with expanded powers to operate or manage the financial affairs, the business, or reorganization of the Loan Parties (excluding, for greater certainty, the appointment of the Information Officer in the Canadian Recognition Proceedings); or (B) the sale without the Administrative Agent’s and the ABL Term Loan Agent’s consent of all or substantially all of the Debtors’ assets either through a sale under Section 363 of the Bankruptcy Code, through a confirmed plan of reorganization in the Bankruptcy Cases or otherwise that does not result in payment in full in cash of all of the Obligations under this Agreement and all Pre-Petition Obligations at the closing of such sale or initial payment of the purchase price or effectiveness of such plan, as applicable;

(viii)    the dismissal of any Bankruptcy Case, or the conversion of any Bankruptcy Case from one under Chapter 11 to one under Chapter 7 of the Bankruptcy Code or one under the CCAA to a bankruptcy or receivership under applicable Canadian law or any Loan Party shall file a motion or other pleading seeking the dismissal of the Bankruptcy Cases under Section 1112 of the Bankruptcy Code or otherwise;

(ix)    any Loan Party shall file a motion seeking, or the Bankruptcy Court shall enter an order granting, relief from or modifying the Automatic Stay (other than in connection with the Specified Store Closing Sale or in accordance with Approved Budget) (A) to allow any creditor (other than the Administrative Agent) to execute upon or enforce a Lien on any Collateral with a value in excess of $1,000,000, (B) approving any settlement or other stipulation not approved by the Administrative Agent and the ABL Term Loan Agent with any secured creditor of any Loan Party providing for payments as adequate protection or otherwise to such secured creditor, (C) with respect to any Lien on or the granting of any Lien on any Collateral to any federal, state or local environmental or regulatory agency or authority, which in either case involves a claim of $1,000,000 or more or (D) permit other actions that would have a Material Adverse Effect on the Debtors or their estates (taken as a whole);

(x)    the commencement of a suit or an action (but not including a motion for standing to commence a suit or an action) against either the Agents, the ABL Term Loan Agent or any Lender or the Pre-Petition Agents, the Pre-Petition ABL Term Loan Agent or any Pre-Petition Lender and, as to any suit or action brought by any Person other than a Loan Party or a Subsidiary, officer or employee of a Loan Party, the continuation thereof without dismissal for thirty (30) days after service thereof on either the Agents, the ABL Term Loan Agent or such Lender or Pre-Petition Agents, the Pre-Petition ABL Term Loan Agent or any Pre-Petition Lender, that asserts or seeks by or on behalf of a Loan Party, any state, provincial or federal environmental protection or health and safety agency, any official committee in any Bankruptcy Case or any other party in interest in any of the Bankruptcy Cases, a claim or any legal or equitable remedy that would (x) have the effect of invalidating, subordinating or challenging any or all of the Obligations or Liens of the Agents, the ABL Term Loan Agent or any Lender under the Loan Documents or the Pre-Petition Obligations or Liens of the Pre-Petition Agents, the Pre-Petition ABL Term Loan Agent or Pre-Petition Lenders under the Pre-Petition Loan Documents to any other claim, or (y) have a material adverse effect on the rights and remedies of the Agents, the ABL Term Loan Agent or any Lender or Pre-Petition Agents, the Pre-Petition ABL Term Loan Agent or any Pre-Petition Lender under any Pre-Petition Loan Document or the collectability of all or any portion of the Obligations or the Pre-Petition Obligations;

(xi)    the entry of an order in the Bankruptcy Cases avoiding or permitting recovery of any portion of the payments made on account of the Obligations owing under this Agreement or the other Loan Documents or the Pre-Petition Obligations owing under the Pre-Petition Loan Documents;

(xii)    [reserved];

(xiii)    the existence of any claims or charges, or the entry of any order of any Bankruptcy Court authorizing any claims or charges, other than in respect of this Agreement and the other Loan Documents or as otherwise permitted under the applicable Loan Documents or permitted under the Order and the terms thereof (including the Carve-Out), entitled to superpriority administrative or other expense claim status in any Bankruptcy Case pursuant to Section 364(c)(1) of the Bankruptcy Code or otherwise pari passu with or senior to the claims of the Agents and the Secured Parties under this Agreement and the other Loan Documents, or there shall arise or be granted by any Bankruptcy Court (A) any claim having priority over any or all administrative expenses of the kind specified in clause (b) of Section 503 or clause (b) of Section 507 of the Bankruptcy Code, or otherwise, or (B) any Lien on the Collateral having a priority senior to or pari passu with the Liens and security interests granted herein, except, in each case, as expressly provided in the Loan Documents or in the Order and the terms thereof then in effect (but only in the event specifically consented to by the Agents and the ABL Term Loan Agent), whichever is in effect;

(xiv)    the Orders and the terms thereof shall cease to create a valid and perfected Lien on the Collateral or to be in full force and effect, shall have been reversed, modified, amended, stayed, vacated, or subject to stay pending appeal, in the case of modification or amendment, without prior written consent of the Administrative Agent and the ABL Term Loan Agent;

(xv)    an order in the Chapter 11 Cases shall be entered (A) charging any of the Collateral under Section 506(c) of the Bankruptcy Code against the Administrative Agent and the Credit Parties or (B) limiting the extension under Section 552(b) of the Bankruptcy Code of the Liens of the Pre-Petition Agent on the Collateral to any proceeds, products, offspring, or profits of the Collateral acquired by any Loan Party after the Petition Date, or the commencement of other actions that is materially adverse to the Administrative Agent and the other Credit Parties or their respective rights and remedies under the Loan Documents in any of the Bankruptcy Cases or inconsistent with any of the Loan Documents;

(xvi)    if the Final Order does not include a waiver, in form and substance reasonably satisfactory to the Administrative Agent and the ABL Term Loan Agent, of (A) the right to surcharge the Collateral under Section 506(c) of the Bankruptcy Code and (B) any ability to limit the extension under Section 552(b) of the Bankruptcy Code of the Liens of the Pre-Petition Agents on the Collateral to any proceeds, products, offspring, or profits of the Collateral acquired by any Loan Party after the Petition Date;

(xvii)    an order of any Bankruptcy Court shall be entered denying or terminating use of cash collateral by the Loan Parties;

(xviii)    any Loan Party shall challenge, support or encourage a challenge of any payments made to the Agents or any other Credit Party with respect to the Obligations or the Pre-Petition Agents, Pre-Petition ABL Term Loan Agent or the Pre-Petition Lenders with respect to the Pre-Petition Obligations, or without the consent of the Administrative Agent and the ABL Term Loan Agent, the filing of any motion by the Loan Parties seeking approval of (or the entry of an order by any Bankruptcy Court approving) adequate protection or similar protections to any pre-petition agent or lender that is inconsistent with the Orders;

(xix)    any Loan Party shall make any payment (whether by way of adequate protection or otherwise) of principal or interest or otherwise on account of any Pre-Petition Indebtedness or payables other than payments permitted under this Agreement, the Orders, the First Day Orders and other orders of any Bankruptcy Court, in each case on a basis consistent with the Approved Budget (including permitted variances);

(xx)    if, unless otherwise approved by both the Administrative Agent and the ABL Term Loan Agent, an order of the U.S. Bankruptcy Court shall be entered providing for a change of venue with respect to any of Chapter 11 Cases and such order shall not be reversed or vacated within ten (10) days;

(xxi)    any Loan Party or any Subsidiary thereof shall file any motion or other request with any Bankruptcy Court seeking: (A) to grant or impose, under Section 364 of the Bankruptcy Code or otherwise, liens or security interests in any DIP Collateral (as defined in the Order), whether senior, equal or subordinate to the Agents’ liens and security interests; or (B) to modify or affect any of the rights of the Agents, the ABL Term Loan Agent, or the Lenders in a manner materially adverse to them under the Order, the Loan Documents by any plan of reorganization confirmed in the Bankruptcy Cases or subsequent order entered in the Bankruptcy Cases;

(xxii)    any Loan Party or any Subsidiary thereof shall take any action in support of any matter set forth in this SECTION 7.01(y) or any other Person shall do so and such application is not contested in good faith by the Loan Parties and the relief requested is granted in an order that is not stayed pending appeal; or

(xxiii)    (i) the amendment, modification or waiver of any date required pursuant to Section 4 of the Plan Support Agreement (as in effect on the Closing Date) without the prior consent of the Agents, the ABL Term Loan Agent and the Required Lenders (provided that, the extension of any such date by the Consenting Term Lenders by not more than two (2) Business Days shall not require such prior consent), (ii) to the extent unremedied for a period of two (2) Business Days, the amendment, modification of waiver of any other provision of the Plan Support Agreement in a manner materially adverse to the Lenders without the prior consent of the Agents, the ABL Term Loan Agent and the Required Lenders, (iii) the breach by any Loan Party of any of its obligations under the Plan Support Agreement in any material respect or (iv) the termination of the Plan Support Agreement unless (x) replaced with an agreement on terms acceptable to the Agents, the ABL Term Loan Agent and the Required Lenders in their sole discretion or (y) upon such termination, the Obligations are Paid in Full;

then, and in every such event, and at any time thereafter during the continuance of such event, subject to the Orders and the terms thereof, notwithstanding the provisions of Section 362 of the Bankruptcy Code and without notice, application or motion, hearing before, or order of any Bankruptcy Court, the Administrative Agent may, and at the request of the Required Lenders (or, solely with respect to any Obligations that are Other Liabilities, at the request of the Credit Party that is the provider of the applicable Bank Product or Cash Management Service) shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Revolving Commitments, and thereupon the Revolving Commitments shall irrevocably terminate immediately; (ii) declare the Obligations then outstanding to be due and payable in whole, and thereupon the principal of the Loans and all other Obligations so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Loan Parties accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties; (iii) require the Loan Parties to furnish cash collateral with respect to the Letter of Credit Outstandings (or, alternatively, a backstop letter of credit in an amount equal to 103% of such Letter of Credit Outstandings, which backstop letter of credit shall be in form and substance and from an issuing bank reasonably satisfactory to the Administrative Agent and the applicable Issuing Bank(s)) to be held and applied in accordance with SECTION 2.17 and SECTION 7.03; (iv) terminate, reduce or restrict any right or ability of the Loan Parties to use any Cash Collateral; (v) declare that the application of the Carve-Out has occurred through the delivery of a Carve-Out Trigger Notice (as defined in the Order); or (vi) subject to the Remedies Notice Period, direct any or all of the Loan Parties to sell or otherwise dispose of any or all of the Collateral on terms and conditions acceptable to the Administrative Agent pursuant to Section 363, Section 365 and other applicable provisions of the Bankruptcy Code (and, without limiting the foregoing, direct any Loan Party to assume and assign any lease or executory contract included in the Collateral to the Administrative Agent’s designees in accordance with and subject to Section 365 of the Bankruptcy Code).

SECTION 7.02    Remedies on Default.

(a)    In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the maturity of the Obligations shall have been accelerated pursuant hereto, the Agents may (and at the direction of the Required Lenders, shall), subject to the Orders and the terms thereof, notwithstanding the provisions of Section 362 of the Bankruptcy Code and without notice, application or motion, hearing before, or order of any Bankruptcy Court but subject to the Remedies Notice Period, (i) proceed to protect and enforce their rights and remedies (including the right to require the issuance of a Letter of Credit as set forth in SECTION 9.06) under this Agreement or any of the other Loan Documents by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Credit Parties, or (ii) take any and all actions described in the Orders, including, without limitation, those actions specified in the Orders after the occurrence of any Specified Sale Process Default. No remedy herein is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

(b)    Subject to the Order and the terms thereof, notwithstanding the provisions of Section 362 of the Bankruptcy Code and without notice, application or motion, hearing before, or order of any Bankruptcy Court but subject to the Remedies Notice Period, if any ABL Term Loan Event of Default occurs and is continuing (unless the ABL Term Loan Agent has waived such ABL Term Loan Event of Default) and the ABL Term Loan Standstill Period has expired, the Administrative Agent, at the written request of the ABL Term Loan Agent, shall, within a reasonable time after receipt of such request (but in any event within two (2) Business Days with respect to clause (i) below, only) take any or all of the following actions:

(i)    declare the unpaid principal amount of the outstanding ABL Term Loan, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document with respect to the ABL Term Loan to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties; or

(ii)    whether or not the maturity of the ABL Term Loan shall have been accelerated pursuant hereto, proceed to protect, enforce and exercise the rights and remedies under this Agreement, any of the other Loan Documents or Applicable Law on behalf of the ABL Term Loan Agent and the ABL Term Lenders, all in such manner as the Administrative Agent may determine in its reasonable discretion; provided, however, that the ABL Term Loan Agent will not request or direct the Administrative Agent to commence or continue the exercise of any secured creditor remedies or direct or request the Administrative Agent to seek or continue any rights and remedies under this Agreement, any of the other Loan Documents or Applicable Law on behalf of the ABL Term Loan Agent and the ABL Term Lenders so long as the Administrative Agent is diligently pursuing in good faith the exercise of its rights and remedies against all or a material portion of the Collateral, including through actions taken by the Loan Parties with the consent of the Administrative Agent. For the avoidance of doubt, the Administrative Agent shall have no liability for a failure to follow any such request or direction.

SECTION 7.03    Application of Proceeds.

(a)    After the occurrence and during the continuance of an Event of Default, subject to the Intercreditor Agreement, all proceeds realized from any Loan Party or on account of any Collateral or, without limiting the foregoing, on account of any Prepayment Event shall be applied in the following order:

(i)    FIRST, ratably to pay the Obligations in respect of any Credit Party Expenses, indemnities, fees and other amounts then due to the Agents and the ABL Term Loan Agent until paid in full;

(ii)    SECOND, ratably to pay any Credit Party Expenses, indemnities and fees then due to the Revolving Lenders until paid in full;

(iii)    THIRD, ratably to pay interest accrued in respect of the Revolving Credit Loans until paid in full;

(iv)    FOURTH, to pay principal due in respect of the Swingline Loans until paid in full;

(v)    FIFTH, ratably to pay principal due in respect of the Revolving Credit Loans until paid in full;

(vi)    SIXTH, to the Administrative Agent, to be held by the Administrative Agent, for the ratable benefit of the Issuing Banks and the Lenders as cash collateral in an amount up to 103% of the then extant Stated Amount of Letters of Credit until paid in full;

(vii)    SEVENTH, ratably to pay outstanding Obligations with respect to Cash Management Services furnished to any Loan Party;

(viii)    EIGHTH, ratably to pay any Credit Party Expenses, indemnities and fees then due to the FILO Lenders until paid in full;

(ix)    NINTH, ratably to pay interest accrued in respect of the FILO Loan until paid in full;

(x)    TENTH, ratably to pay principal due in respect of the FILO Loan until paid in full;

(xi)    ELEVENTH, ratably to pay outstanding Obligations with respect to Bank Products furnished to any Loan Party (other than Bank Products for which the ABL Term Loan Agent has instructed the Administrative Agent to implement an Availability Reserve pursuant to SECTION 8.18(a) hereof, solely to the extent the Administrative Agent has not so implemented such Availability Reserve);

(xii)    TWELFTH, ratably to pay any Credit Party Expenses, indemnities and fees then due to the ABL Term Lenders until paid in full;

(xiii)    THIRTEENTH, ratably to pay interest accrued in respect of the ABL Term Loan until paid in full;

(xiv)    FOURTEENTH, ratably to pay principal due in respect of the ABL Term Loan until paid in full;

(xv)    FIFTEENTH, ratably to pay any other outstanding Obligations (other than ABL Term Obligations) until paid in full, including outstanding Bank Products not otherwise paid pursuant to clause ELEVENTH above;

(xvi)    SIXTEENTH, ratably to pay any other outstanding ABL Term Obligations until paid in full;

(xvii)    SEVENTEENTH, as provided for under the Intercreditor Agreement; and

(xviii)    EIGHTEENTH, to the Borrower or such other Person entitled thereto under Applicable Law.

(b)    Excluded Swap Obligations with respect to any Facility Guarantor shall not be paid with amounts received from such Facility Guarantor, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to the Obligations otherwise set forth above in this Section.

(c)    For the avoidance of doubt, any Bank Products that have been Cash Collateralized prior to application of proceeds pursuant to this Section shall remain secured by such Cash Collateral and shall not be affected by the application of proceeds pursuant to this Section.

SECTION 7.04    License; Access; Cooperation.

The Administrative Agent is hereby granted an irrevocable, non-exclusive license or other right to use, license or sub-license (without payment of royalty or other compensation to any Person) any or all Intellectual Property of the Loan Parties, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral, in each case, after the occurrence and during the continuance of an Event of Default. Subject to the terms of the Intercreditor Agreement, the Administrative Agent (together with its agents, representatives and designees) is hereby granted a non-exclusive right to have access to, and a rent free right to use, any and all owned or leased locations (including, without limitation, warehouse locations, distribution centers and Store locations) for the purpose of arranging for and effecting the sale or disposition of Collateral, including the production, completion, packaging and other preparation of such Collateral for sale or disposition, and to engage in bulk sales of Collateral. It is further understood and agreed that the Administrative Agent and its representatives (and persons employed on their behalf) may continue to operate, service, maintain, process and sell the Collateral. Upon the occurrence and the continuance of an Event of Default and the exercise by the Administrative Agent or Lenders of their rights and remedies under this Agreement and the other Loan Documents, the Loan Parties shall assist the Administrative Agent and Lenders in effecting a sale or other disposition of the Collateral upon such terms as are reasonably acceptable to the Administrative Agent.

ARTICLE VIII

The Agents

SECTION 8.01    Appointment and Administration by Administrative Agent.

Each Lender and each Issuing Bank hereby irrevocably designate Bank of America as Administrative Agent under this Agreement and the other Loan Documents. The general administration of the Loan Documents shall be by the Administrative Agent. The Lenders and each Issuing Bank each hereby (i) irrevocably authorizes the Administrative Agent and the Collateral Agent to enter into the Loan Documents to which it is a party, and at its discretion, to take or refrain from taking such actions as agent on its behalf and to exercise or refrain from exercising such powers under the Loan Documents as are delegated by the terms hereof or thereof, as appropriate, together with all powers reasonably incidental thereto, and (ii) agrees and consents to all of the provisions of the Security Documents. Subject to the Intercreditor Agreement, all Collateral shall be held or administered by the Administrative Agent (or its duly-appointed agent) for its own benefit and for the ratable benefit of the other Credit Parties. Any proceeds received by the Administrative Agent from the foreclosure, sale, lease or other disposition of any of the Collateral and any other proceeds received pursuant to the terms of the Security Documents or the other Loan Documents shall be paid over to the Administrative Agent for application as provided in this Agreement, the Intercreditor Agreement and the other Loan Documents. The Administrative Agent shall have no duties or responsibilities except as set forth in this Agreement and the other Loan Documents, nor shall it have any fiduciary relationship with any other Credit Party, and no implied covenants, responsibilities, duties, obligations, or liabilities shall be read into the Loan Documents or otherwise exist against the Administrative Agent.

SECTION 8.02    Appointment of Collateral Agent.

(a)    Each Lender and each Issuing Bank hereby irrevocably designate Bank of America as Collateral Agent under this Agreement and the other Loan Documents. The Lenders and each Issuing Bank each hereby (i) irrevocably authorizes the Collateral Agent (x) to enter into the Loan Documents to which it is a party, and (y) at its discretion, to take or refrain from taking such actions as agent on its behalf and to exercise or refrain from exercising such powers under the Loan Documents as are delegated by the terms hereof or thereof, as appropriate, together with all powers reasonably incidental thereto, and (ii) agrees and consents to all of the provisions of the Security Documents. Subject to the Intercreditor Agreement, all Collateral shall be held or administered, subject to the direction of the Administrative Agent, by the Collateral Agent (or its duly-appointed agent) for its own benefit and for the ratable benefit of the other Credit Parties. Any proceeds received by the Collateral Agent from the foreclosure, sale, lease or other disposition of any of the Collateral and any other proceeds received pursuant to the terms of the Security Documents or the other Loan Documents shall be paid over to the Administrative Agent for application as provided in this Agreement, the Intercreditor Agreement and the other Loan Documents. The Collateral Agent shall have no duties or responsibilities except as set forth in this Agreement and the other Loan Documents, nor shall it have any fiduciary relationship with any other Credit Party, and no implied covenants, responsibilities, duties, obligations, or liabilities shall be read into the Loan Documents or otherwise exist against the Collateral Agent.

(b)    (i) Without limiting the generality of paragraph (a) above, for the purposes of creating a solidarité active in accordance with Article 1541 of the Civil Code of Québec, between each Credit Party, taken individually, on the one hand, and the Collateral Agent, on the other hand, each Loan Party, each such Credit Party and the Collateral Agent acknowledge and agree that such Credit Party and the Collateral Agent are hereby conferred the legal status of solidary creditors of each Loan Party in respect of all Obligations, present and future, owed by each Loan Party to each such Lender and the Collateral Agent (collectively, the “Solidary Claim”). Each Loan Party which is not a signatory of this Agreement but is or may become a signatory to any other Loan Documents shall be deemed to have accepted the provisions contained in this paragraph by its execution of such other Loan Documents. Accordingly, but subject (for the avoidance of doubt) to Article 1542 of the Civil Code of Québec, the Loan Parties are irrevocably bound towards the Collateral Agent and each other Credit Party in respect of the entire Solidary Claim of the Collateral Agent and such other Credit Party. As a result of the foregoing, the parties hereto acknowledge that the Collateral Agent and each other Credit Party shall at all times have a valid and effective right of action for the entire Solidary Claim of the Collateral Agent and such other Credit Party and the right to give full acquittance for it. Accordingly, without limiting the generality of the foregoing, the Collateral Agent, as solidary creditor with each other Credit Party, shall at all times have a valid and effective right of action in respect of all Obligations, present and future, owned by each Loan Party to the Collateral Agent and the other Credit Parties or any of them and the right to give a full acquittance for same. The parties further agree and acknowledge that the Collateral Agent’s Liens on the Collateral shall be granted to the Collateral Agent, for its own benefit and for the benefit of the other Credit Parties.

(ii)    In addition, and without limiting any of the foregoing, for the purposes of holding any security granted by any Loan Party pursuant to the laws of the Province of Québec to secure payment of any bond issued by any Loan Party, each of the Credit Parties hereby irrevocably appoints and authorizes the Collateral Agent and, to the extent necessary, ratifies the appointment and authorization of the Collateral Agent, to act as the person holding the power of attorney (i.e. “fondé de pouvoir”) (in such capacity, the “Attorney”) of the Credit Parties as contemplated under Article 2692 of the Civil Code of Québec, and to enter into, to take and to hold on its behalf, and for its benefit, any hypothec, and to exercise such powers and duties that are conferred upon the Attorney under any hypothec. Moreover, without prejudice to such appointment and authorization to act as the person holding the power of attorney as aforesaid, each of the Credit Parties hereby irrevocably appoints and authorizes the Collateral Agent (in such capacity, the “Custodian”) to act as agent and custodian for and on behalf of the Credit Parties to hold and be the sole registered holder of any bond which may be issued under any hypothec, the whole notwithstanding Section 32 of An Act respecting the special powers of legal persons (Québec) or any other applicable law, and to execute all related documents. Each of the Attorney and the Custodian shall: (a) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Attorney and the Custodian (as applicable) pursuant to any hypothec, bond, pledge, applicable laws or otherwise, (b) benefit from and be subject to all provisions hereof with respect to the Collateral Agent mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Credit Parties, and (c) be entitled to delegate from time to time any of its powers or duties under any hypothec, bond, or pledge on such terms and conditions as it may determine from time to time. Any person who becomes a Credit Party shall, by its execution of an Assignment and Acceptance, be deemed to have consented to and confirmed: (i) the Attorney as the person holding the power of attorney as aforesaid and to have ratified, as of the date it becomes a Credit Party, all actions taken by the Attorney in such capacity, and (ii) the Custodian as the agent and custodian as aforesaid and to have ratified, as of the date it becomes a Credit Party, all actions taken by the Custodian in such capacity. The substitution of the Collateral Agent pursuant to the provisions of this Article VIII shall also constitute the substitution of the Attorney and the Custodian.

(iii)    In addition, and without limiting any of the foregoing, for the purposes of holding any security granted by any Loan Party pursuant to the laws of the Province of Québec to secure payment of all Obligations, present and future, owed by each Loan Party, each of the Credit Parties hereby irrevocably appoints and authorizes the Collateral Agent and, to the extent necessary, ratifies the appointment and authorization of the Collateral Agent, to act as the hypothecary representative of the Credit Parties as contemplated under Article 2692 of the Civil Code of Québec, and to enter into, to take and to hold on its behalf, and for its benefit, any hypothec, and to exercise such powers and duties that are conferred upon the Collateral Agent under any hypothec. The Collateral Agent shall: (a) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Collateral Agent pursuant to any hypothec, applicable laws or otherwise, (b) benefit from and be subject to all provisions hereof with respect to the Collateral Agent mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Credit Parties, and (c) be entitled to delegate from time to time any of its powers or duties under any hypothec on such terms and conditions as it may determine from time to time. Any person who becomes a Credit Party shall, by its execution of an Assignment and Acceptance, be deemed to have consented to and confirmed the Collateral Agent as the hypothecary representative as aforesaid and to have ratified, as of the date it becomes a Credit Party, all actions taken by the Collateral Agent in such capacity. The substitution of the Collateral Agent pursuant to the provisions of this Article VIII shall also constitute the substitution of the Collateral Agent in its capacity as hypothecary representative as aforesaid.

SECTION 8.03    Sharing of Excess Payments.

If, other than as expressly provided in SECTION 9.04, at any time or times any Credit Party shall receive (i) by payment, foreclosure, setoff, banker’s lien, counterclaim, or otherwise, or any payments with respect to the Obligations owing to such Credit Party arising under, or relating to, this Agreement or the other Loan Documents, except for any such proceeds or payments received by such Credit Party from the Borrower, the Administrative Agent or the ABL Term Loan Agent pursuant to the terms of this Agreement, or (ii) payments from the Administrative Agent in excess of such Credit Party’s ratable portion of all such distributions by the Administrative Agent, such Credit Party shall promptly (1) turn the same over to the Administrative Agent in kind, and with such endorsements as may be required to negotiate the same to the Administrative Agent, or in same day funds, as applicable, for the account of all of the Credit Parties and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (2) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Credit Parties so that such excess payment received shall be applied ratably as among the Credit Parties in accordance with their Revolving Commitment Percentages, FILO Percentages or ABL Term Loan Percentages, as applicable; provided, however, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

SECTION 8.04    Agreement of Applicable Lenders.

Upon any occasion requiring or permitting an approval, consent, waiver, election or other action on the part of the Applicable Lenders, action shall be taken by the Administrative Agent for and on behalf or for the benefit of all Credit Parties upon the direction of the Applicable Lenders, and any such action shall be binding on all Credit Parties. No amendment, modification, consent, or waiver shall be effective except in accordance with the provisions of SECTION 9.02.

No Credit Party (other than the Agents) shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Agents on behalf of the Credit Parties in accordance with the terms thereof. In the event of a foreclosure by the Agents on any of the Collateral pursuant to a public or private sale or other disposition, any Agent or any Lender may be the purchaser or licensor of any or all of such

Collateral at any such sale or other disposition, and any Agent, as agent for and representative of the Credit Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by any Agent on behalf of the Credit Parties at such sale or other disposition. Each Credit Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Obligations provided under the Loan Documents, to have agreed to the foregoing provisions.

SECTION 8.05    Liability of Agents.

(a)    The Agents, when acting on behalf of the Credit Parties, may execute any of their respective duties under this Agreement by or through any of its officers, agents and employees, and no Agent nor its respective directors, officers, agents or employees shall be liable to any other Credit Party for any action taken or omitted to be taken in good faith, or be responsible to any other Credit Party for the consequences of any oversight or error of judgment, or for any loss, except to the extent of any liability imposed by law by reason of such Agent’s own gross negligence, bad faith or willful misconduct. No Agent or its respective directors, officers, agents and employees shall in any event be liable to any other Credit Party for any action taken or omitted to be taken by it pursuant to instructions received by it from the Applicable Lenders, or in reliance upon the advice of counsel selected by it. Without limiting the foregoing, no Agent or any of its respective directors, officers, employees, or agents shall be: (i) responsible to any other Credit Party for the due execution, validity, genuineness, effectiveness, sufficiency, or enforceability of, or for any recital, statement, warranty or representation in, this Agreement, any other Loan Document or any related agreement, document or order; (ii) required to ascertain or to make any inquiry concerning the performance or observance by any Loan Party of any of the terms, conditions, covenants, or agreements of this Agreement or any of the Loan Documents; (iii) responsible to any other Credit Party for the state or condition of any properties of the Loan Parties or any other obligor hereunder constituting Collateral for the Obligations or any information contained in the books or records of the Loan Parties; (iv) responsible to any other Credit Party for the validity, enforceability, collectibility, effectiveness or genuineness of this Agreement or any other Loan Document or any other certificate, document or instrument furnished in connection therewith; or (v) responsible to any other Credit Party for the validity, priority or perfection of any Lien securing or purporting to secure the Obligations, or for the value or sufficiency of any of the Collateral.

(b)    The Agents may execute any of their duties under this Agreement or any other Loan Document by or through its agents or attorneys-in-fact, and shall be entitled to the advice of counsel concerning all matters pertaining to its rights and duties hereunder or under the other Loan Documents. The Agents shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

(c)    None of the Agents nor any of their respective directors, officers, employees, or agents shall have any responsibility to any Loan Party on account of the failure or delay in performance or breach by any other Credit Party (other than by each such Agent in its capacity as a Lender) of any of its respective obligations under this Agreement or any of the other Loan Documents or in connection herewith or therewith.

(d)    The Agents shall be entitled to rely, and shall be fully protected in relying, upon any notice, consent, certificate, affidavit, or other document or writing believed by them to be genuine and correct and to have been signed, sent or made by the proper person or persons, and upon the advice and statements of legal counsel (including, without, limitation, counsel to the Loan Parties), independent accountants and other experts selected by any Loan Party or any Credit Party. The Agents shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless they shall first receive such advice or concurrence of the Applicable Lenders as it deems appropriate or they shall first be indemnified to its satisfaction by the other Credit Parties against any and all liability and expense which may be incurred by them by reason of the taking or failing to take any such action.

SECTION 8.06    Notice of Default.

The Agents shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless such Agent has actual knowledge of the same or has received notice from a Credit Party or Loan Party referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that an Agent obtains such actual knowledge or receives such a notice, such Agent shall give prompt notice thereof to each of the other Credit Parties. Upon the occurrence of an Event of Default, the Administrative Agent shall (subject to the provisions of SECTION 9.02) take such action with respect to such Default or Event of Default as shall be reasonably directed by the Applicable Lenders. Unless and until the Administrative Agent shall have received such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to any such Default or Event of Default as it shall deem advisable in the best interest of the Credit Parties. In no event shall the Administrative Agent be required to comply with any such directions to the extent that the Administrative Agent reasonably believes that its compliance with such directions would be unlawful.

SECTION 8.07    Credit Decisions.

Each Credit Party (other than the Agents) acknowledges that it has, independently and without reliance upon the Agents or any other Credit Party, and based on the financial statements prepared by the Loan Parties and such other documents and information as it has deemed appropriate, made its own credit analysis and investigation into the business, assets, operations, property, and financial and other condition of the Loan Parties and has made its own decision to enter into this Agreement and the other Loan Documents. Each Credit Party (other than the Agents) also acknowledges that it will, independently and without reliance upon the Agents or any other Credit Party, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in determining whether or not conditions precedent to closing any Loan hereunder have been satisfied and in taking or not taking any action under this Agreement and the other Loan Documents.

SECTION 8.08    Reimbursement and Indemnification.

Each Credit Party (other than the Agents) agrees to (i) reimburse the Agents for such Credit Party’s Revolving Commitment Percentage, FILO Percentage or ABL Term Loan Percentage, as applicable, of (x) any expenses and fees incurred by any Agent for the benefit of Credit Parties under this Agreement and any of the other Loan Documents, including, without limitation, counsel fees and compensation of agents and employees paid for services rendered on behalf of the Credit Parties, and any other expense incurred in connection with the operations or enforcement thereof not reimbursed by the Loan Parties and (y) any expenses of any Agent incurred for the benefit of the Credit Parties that the Loan Parties have agreed to reimburse pursuant to this Agreement or any other Loan Document and have failed to so reimburse and (ii) indemnify and hold harmless each Agent and any of its directors, officers, employees, or agents, on demand, in the amount of such Credit Party’s Revolving Commitment Percentage, FILO Percentage or ABL Term Loan Percentage, as applicable, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against it or any Credit Party in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by it or any of them under this Agreement or any of the other Loan Documents to the extent not reimbursed by the Loan Parties, including, without limitation, costs of any suit initiated by each Agent against any Credit Party (except such as shall have been determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent); provided, however, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Credit Party in its capacity as such. The provisions of this SECTION 8.08 shall survive the Payment in Full.

SECTION 8.09    Rights of Agents.

It is understood and agreed that the Agents shall have the same rights and powers hereunder (including the right to give such instructions) as the other Lenders and may exercise such rights and powers, as well as their rights and powers under other agreements and instruments to which they are or may be party, and engage in other transactions with the Loan Parties, as though they were not the Agents. Each Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of commercial or investment banking, trust, advisory or other business with the Loan Parties and their Affiliates as if it were not an Agent hereunder.

SECTION 8.10    Notice of Transfer.

The Administrative Agent may deem and treat a Lender party to this Agreement as the owner of such Lender’s portion of the Obligations for all purposes, unless and until, and except to the extent, an Assignment and Acceptance shall have become effective as set forth in SECTION 9.04.

SECTION 8.11    Successor Agents.

Any Agent may resign at any time by giving thirty (30) Business Days’ written notice thereof to the other Credit Parties and the Borrower. Upon any such resignation of an Agent, the Required Lenders shall have the right to appoint a successor Agent, which, so long as there is no Event of Default under SECTION 7.01(a), (b) or (t) shall be reasonably satisfactory to the

Borrower (whose consent in any event shall not be unreasonably withheld or delayed). If no successor Agent shall have been so appointed by the Required Lenders and/or none shall have accepted such appointment within thirty (30) Business Days after the retiring Agent’s giving of notice of resignation, the retiring Agent may, on behalf of the other Credit Parties, appoint a successor Agent which, (i) shall be a Person a commercial bank (or affiliate thereof) organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of a least $100,000,000, or (ii) capable of complying with all of the duties of such Agent hereunder (in the opinion of the retiring Agent and as certified to the other Credit Parties in writing by such successor Agent) which, so long as there is no Event of Default under SECTION 7.01(a), (b) or (t) shall be reasonably satisfactory to the Borrower (whose consent in any event shall not be unreasonably withheld or delayed). Upon the acceptance of any appointment as Agent by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent’s resignation hereunder as such Agent, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was such Agent under this Agreement.

SECTION 8.12    Relation Among the Lenders.

The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of any Agent) authorized to act for, any other Lender.

SECTION 8.13    Reports and Financial Statements.

By signing this Agreement, each Lender:

(a)    agrees to furnish the Administrative Agent on the first day of each month (or more frequently as the Administrative Agent may reasonably request) with a summary of all Other Liabilities due or to become due to such Lender (and the Agreement Value, if appropriate). In connection with any distributions to be made hereunder, the Administrative Agent shall be entitled to assume that no amounts are due to any Lender on account of Other Liabilities unless the Administrative Agent has received written notice thereof from such Lender and if such notice is received, the Administrative Agent shall be entitled to assume that the only amounts due to such Lender on account of Other Liabilities is the amount set forth in such notice;

(b)    with respect to each Issuing Bank, agrees to furnish the Administrative Agent with a report of each Letter of Credit then outstanding issued by such Issuing Bank, as described in SECTION 2.13(a), which report shall be in such form as may be requested by the Administrative Agent;

(c)    is deemed to have requested that the Administrative Agent furnish such Lender, promptly after they become available, copies of all financial statements required to be delivered by the Borrower hereunder and all commercial finance examinations and appraisals of the Collateral received by the Administrative Agent (collectively, the “Reports”);

(d)    expressly agrees and acknowledges that the Administrative Agent makes no representation or warranty as to the accuracy of the Reports, and (ii) shall not be liable for any information contained in any Report;

(e)    expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Administrative Agent or any other party performing any audit or examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel;

(f)    agrees to keep all Reports confidential and strictly for its internal use, and not to distribute except to its participants, or use any Report in any other manner; and

(g)    without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Administrative Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any Credit Extensions that the indemnifying Lender has made or may make to the Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan or Loans of the Borrower; and (ii) to pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including attorney costs) incurred by the Administrative Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

SECTION 8.14    Agency for Perfection.

Each Lender hereby appoints each other Lender as agent for the purpose of perfecting Liens for the benefit of the Agents and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other Applicable Law of the United States of America or Canada can be perfected only by possession. Should any Lender (other than an Agent) obtain possession of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.

SECTION 8.15    Collateral and Guaranty Matters.

The Credit Parties irrevocably authorize the Agents, at their option and in their discretion,

(a)    to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (i) upon Payment in Full, (ii) that is sold or otherwise disposed or to be sold or otherwise disposed of as part of or in connection with any sale permitted hereunder or under any other Loan Document or, with respect to Term Priority Collateral, as to which the Collateral Agent is required to release such Lien pursuant to the Intercreditor Agreement, or (iii) if approved, authorized or ratified in writing by the Applicable Lenders in accordance with SECTION 9.02;

(b)    to subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted under the definition of “Permitted Encumbrances”;

(c)    to release any Facility Guarantor from its obligations under any Facility Guarantee if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder;

(d)    to release each Loan Party from its obligations under the Loan Documents (other than those that expressly survive termination) upon Payment in Full;

(e)    to release its Lien on Term Priority Collateral at the times and as required under the Security Agreement or the Intercreditor Agreement; and

(f)    to enter into, on behalf of the Applicable Lenders, the Intercreditor Acknowledgment and any other intercreditor agreements and/or subordination agreements described herein, to the extent the same are in form and substance reasonably satisfactory to the Agents.

Upon request by the Administrative Agent at any time, the Applicable Lenders will confirm in writing the Agents’ authority to release or subordinate its interest in particular types or items of property, to release any Facility Guarantor from its obligations under any Facility Guarantee, to release any Loan Party from its obligations under the Loan Documents, or to enter into the Intercreditor Acknowledgment and any other intercreditor agreement and/or subordination agreement, in each case pursuant to this SECTION 8.15. In each case as specified in this SECTION 8.15, the Agents will, at the Loan Parties’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Facility Guarantor from its obligations under the applicable Facility Guarantee, or to release each Loan Party from its obligations under the Loan Documents, or to enter into any intercreditor agreement and/or subordination agreement, in each case in accordance with the terms of the Loan Documents and this SECTION 8.15.

SECTION 8.16    Intercreditor Acknowledgment.

The Agents are hereby authorized to enter into the Intercreditor Acknowledgment or any intercreditor agreement to the extent contemplated by the terms hereof, and the parties hereto acknowledge that the Intercreditor Agreement, as supplemented by the Intercreditor Acknowledgment or such other intercreditor agreement is binding upon them. Each Lender (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement or any other intercreditor agreement entered into pursuant to the immediately preceding sentence and (b) hereby authorizes and instructs the Agents to enter into the Intercreditor Agreement, the Intercreditor Acknowledgment and any other intercreditor agreement entered into pursuant to the immediately preceding sentence and, in each case, to subject the Liens on the Collateral securing the Obligations to the provisions thereof. In addition, each Lender hereby authorizes the Agents to enter into any amendment to the Intercreditor Agreement and any other intercreditor agreement, in each case, to the extent required to give effect to the establishment of intercreditor rights and privileges as contemplated and required by this Agreement or the other Loan Documents. Promptly after execution thereof, the Agents shall provide each Lender with a copy of any other intercreditor agreement, and any amendment to or other modification of the Intercreditor Agreement or any other intercreditor agreement.

SECTION 8.17    Debtors’ Advisors.

Notwithstanding the provisions of this Agreement or any of the other Loan Documents, none of the Debtors’ Advisors shall have any powers, rights, duties, responsibilities or liabilities with respect to this Agreement and the other Loan Documents.

SECTION 8.18    Reserves.

(a)    Upon the written request of the ABL Term Loan Agent, the Administrative Agent shall establish an Availability Reserve with respect to Bank Products which are provided by any Revolving Lender or its Affiliates, at any time that (i) an Event of Default has occurred and is continuing or (ii) Availability is less than (A) fifteen percent (15%) for more than five (5) Business Days or (B) twelve and one-half percent (12.5%) at any time, in each case of the Line Cap. The amount of the applicable Reserve shall be determined by the Administrative Agent in good faith consistent with past practices for similarly situated borrowers and shall be reviewed and adjusted by the Administrative Agent periodically (but no less frequently than with the delivery of a Borrowing Base Certificate) to reflect any material changes in the credit exposure with respect to such Bank Products for which the Reserve has been established. Any Reserve established pursuant to this SECTION 8.18(a) shall automatically be released and no longer required from and including the date of which such Event of Default is no longer continuing or, if such Reserve has been imposed pursuant to clause (ii) above, the date of which the Borrower has delivered a Borrowing Base Certificate evidencing Availability equal to or in excess of the level indicated in this SECTION 8.18(a)(i)(A). The foregoing provisions are intended solely to establish circumstances in which the Administrative Agent must establish such Availability Reserve with respect to Bank Products. The provisions of this SECTION 8.18(a) shall not limit the right of the Administrative Agent to establish additional Reserves at such time and in such amounts as the Administrative Agent determines in its reasonable discretion to the extent otherwise permitted by the terms of this Agreement. The Administrative Agent hereby agrees, promptly upon the reasonable written request of the ABL Term Loan Agent, to provide to the ABL Term Loan Agent the aggregate amount of Obligations in respect of Bank Products outstanding at such time; provided, that no right or benefit of the Administrative Agent hereunder shall at any time in any way be prejudiced or impaired by any failure of the Administrative Agent to provide such information.

(b)    Notwithstanding anything to the contrary contained in this Agreement, as long as the ABL Term Loan remains outstanding, the Administrative Agent shall maintain Reserves of the type existing on the Closing Date, which Reserves shall be calculated using the same methodology used as of the Closing Date; provided that (x) the Administrative Agent may eliminate any Reserve (other than any reserves described in SECTION 8.18(a) (which shall be implemented and/or removed in accordance with the terms of clause (a) above) concurrent with, or after elimination of, the event or circumstance that gave rise to the establishment of such Reserve and (y) the Administrative Agent may in its reasonable discretion change the methodology used to calculate any Reserve if the effect of such change is to increase the amount of such Reserve. For clarity, the foregoing shall not limit the right of the Administrative Agent (i) to modify the amount of any of the Reserves based upon mathematical calculations (e.g., based on an increase or reduction in Customer Credit Liabilities at the time of calculation), including reducing the amount of any such Reserves to an amount less than those Reserves in effect on the Closing Date, or (ii) without regard to clause (i) hereof, to increase any Reserve from the level in effect at the time of the Closing Date and thereafter to reduce the amount of such Reserve to an amount not less than the amount thereof in effect on the Closing Date, in the case of each of clauses (i) and (ii), in a manner otherwise permitted by this Agreement.

SECTION 8.19    ABL Term Loan Agent.

(a)    Each ABL Term Lender hereby irrevocably designates Pathlight Capital LP as ABL Term Loan Agent under this Agreement and the other Loan Documents. The ABL Term Lenders each hereby irrevocably authorizes the ABL Term Loan Agent (x) to enter into the Loan Documents to which it is a party, and (y) at its discretion, to take or refrain from taking such actions as agent on its behalf and to exercise or refrain from exercising such powers under the Loan Documents as are delegated by the terms hereof or thereof, as appropriate, together with all powers reasonably incidental thereto. The ABL Term Loan Agent shall act on behalf of the ABL Term Secured Parties with respect to the ABL Term Loans and the ABL Term Obligations associated therewith, and the ABL Term Loan Agent shall have all of the benefits and immunities provided to the Administrative Agent in this Article VIII with respect to any acts taken or omissions suffered by ABL Term Loan Agent in connection with the ABL Term Obligations as fully as if the term “Administrative Agent” as used in this Article VIII included the ABL Term Loan Agent with respect to such acts or omissions.

(b)    The ABL Term Loan Agent may resign at any time by giving thirty (30) Business Days’ written notice thereof to the other ABL Term Lenders, the Administrative Agent and the Borrower. Upon any such resignation of the ABL Term Loan Agent, the Required Term Lenders shall have the right to appoint a successor ABL Term Loan Agent, which, shall be reasonably satisfactory to the Administrative Agent and, so long as there is no Event of Default under SECTION 7.01(a), (b) or (t), shall be reasonably satisfactory to Borrower. If no successor ABL Term Loan Agent shall have been so appointed by the Required Term Lenders, and/or none shall have accepted such appointment within thirty (30) days after the retiring ABL Term Loan Agent’s giving of notice of resignation, the retiring ABL Loan Term Agent may, on behalf of the other ABL Term Secured Parties, appoint a successor ABL Term Loan Agent which shall either be a commercial bank (or an affiliate thereof) or a commercial finance company specializing in providing financings comparable to the ABL Term Loan, in either such case, organized under the laws of the United States of America or of any State thereof which, shall be reasonably satisfactory to the Administrative Agent and, so long as there is no Event of Default under SECTION 7.01(a), (b) or (t), shall be reasonably satisfactory to Borrower. Upon the acceptance of any appointment as ABL Term Loan Agent by a successor ABL Term Loan Agent, such successor ABL Term Loan Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring ABL Term Loan Agent and the retiring ABL Term Loan Agent shall be discharged from its duties and obligations under this Agreement. After any retiring ABL Term Loan Agent’s resignation hereunder as ABL Term Loan Agent, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it (i) while it was ABL Term Loan Agent under this Agreement and (ii) after such resignation for so long as it continues to act in any capacity hereunder or under the other Loan Documents.

ARTICLE IX

Miscellaneous

SECTION 9.01    Notices.

Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or e-mail, as follows:

(a)    if to any Loan Party, to it at 100 Pier 1 Place, Fort Worth, Texas 76102, Attention: Bob Riesbeck, Chief Financial Officer (Telecopy No. (817) 334-0191, E-Mail: RJRIESBECK@pier1.com), with a copy to Kirkland & Ellis LLP, 300 North LaSalle, Chicago, IL 60654, Attention: Michelle Kilkenney, P.C., Esquire (Telecopy No. (312) 862-2200, E-Mail: michelle.kilkenney@kirkland.com);

(b)    if to the Administrative Agent, the Collateral Agent or the Swingline Lender to Bank of America, N.A., 100 Federal Street, Boston, Massachusetts 02110, Attention: Andrew Cerussi (Telecopy No. (617) 310-2686, E-Mail Andrew.cerussi@baml.com), with a copy to Morgan, Lewis & Bockius LLP, One Federal Street, Boston, Massachusetts 02110, Attention: Marjorie S. Crider, Esquire (Telecopy No. (617) 341-7701, E-Mail Marjorie.crider@morganlewis.com);

(c)    if to the ABL Term Loan Agent to Pathlight Capital LP, 18 Shipyard Drive, Suite 2C, Hingham, Massachusetts 02043, Attention: Katie Hendricks (E-Mail khendricks@pathlightcapital.com), with a copy to Choate, Hall & Stewart LLP, Two International Place, Boston, Massachusetts 02110, Attention: Mark Silva, Esquire (Telecopy No. (617) 502-5127, E-Mail msilva@choate.com); and

(d)    if to any other Credit Party, to it at its address (or telecopy number or electronic mail address) set forth on the signature pages hereto or on any Assignment and Acceptance.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given three (3) days after mailing or otherwise upon delivery.

SECTION 9.02    Waivers; Amendments.

(a)    No failure or delay by any Credit Party in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Credit Parties hereunder and under the other Loan Documents are cumulative and are not exclusive of any other rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by SECTION 9.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether any Credit Party may have had notice or knowledge of such Default or Event of Default at the time.

(b)    Except as otherwise specifically provided in this Section 9.02(b), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Loan Parties and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided, however, that no such waiver, amendment, modification or other agreement shall:

(i)    Increase the Commitment of any Lender without the prior written consent of such Lender;

(ii)    Reduce the principal amount of any Obligation or reduce the rate of interest thereon, or reduce any fees payable under the Loan Documents without the consent of the Lenders affected thereby, provided that the foregoing shall not limit the rights of the Administrative Agent and/or the Required Revolving Lenders to impose or waive the imposition of any Default Rate, increased fees pursuant to SECTION 2.19(c)(iii) or similar increase arising as a result of the occurrence of an Event of Default, or limit the rights of the Required ABL Term Lenders to impose or waive the imposition of the ABL Term Default Rate; provided, further that (A) only the consent of the Required Revolving Lenders and the Borrower shall be necessary to amend the definition of “Default Rate” to increase the Default Rate up to an additional two percent (2.0%) and any amount over two percent (2.0%) shall require the consent of the Required Revolving Lenders, the ABL Term Loan Agent and the Borrower and (B) only the consent of the ABL Term Loan Agent and the Borrower shall be necessary to amend the definition of “ABL Term Default Rate” to increase the ABL Term Default Rate up to an additional two percent (2.0%) and any amount over two percent (2.0%) shall require the prior written consent of the Required Revolving Lenders, the ABL Term Loan Agent and the Borrower;

(iii)    (x) Without prior written Unanimous Consent of all Lenders:

(A)    except for dispositions permitted by SECTION 6.05, and subject to the Specified Release Paragraph, release any material portion of the Collateral from the Liens of the Security Documents;

(B)    increase the Revolving Commitments;

(C)    change the definition of the terms “Appraisal Percentage”, “Availability”, “Availability Block”, “Borrowing Base”, “Carve-Out”, “FILO Borrowing Base”, “ABL Term Borrowing Base”, “Permitted Overadvance”, “Inadvertent Overadvance”, “Line Cap”, or any component definition thereof if, as a result thereof, the amounts available to be borrowed by the Borrower would be increased, provided that the foregoing shall not limit the discretion of the Administrative Agent to change, establish or eliminate any Reserves;

(D)    except in accordance with SECTION 6.05 and SECTION 8.15, and subject to the Specified Release Paragraph, release any Loan Party from its obligations under any Loan Document, or limit its liability in respect of such Loan Document;

(E)    change or modify SECTION 2.17(d), SECTION 7.03 or SECTION 8.03;

(F)    subordinate the Obligations hereunder or, other than as set forth in the Intercreditor Agreement, the Liens, granted hereunder or under the other Loan Documents, to any other Indebtedness or, except as provided in the Intercreditor Agreement, any Lien, as the case may be; or

(G)    change or modify any of the provisions of this SECTION 9.02 or the definition of the terms “Required Lenders”, “Required ABL Term Lenders”, “Required Revolving Lenders”, “Unanimous Consent”, or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder.

(y)    without prior written consent of all affected Lenders, postpone the scheduled date of payment of the principal amount of any Obligation, or any interest thereon, or any fees payable under the Loan Documents, or reduce the amount of, waive or excuse any such payment, or postpone the expiration of the Commitments or postpone the Maturity Date (except as expressly contemplated in the definition of “Maturity Date”); or

(z)    without the prior written consent of the Revolving Lenders, increase the Swingline Loan Ceiling.

(iv)    Without prior written consent of the Agents, the ABL Term Loan Agent, or the Issuing Banks, as the case may be, affect, modify or limit the rights or duties of the Agents, the ABL Term Loan Agent, or the Issuing Banks, as applicable;

(v)    without the prior written consent of the Required Revolving Lenders and the ABL Term Loan Agent, (x) amend, modify or waive the definition of “ABL Term Loan Event of Default”, “ABL Term Obligations”, “ABL Term Loan Standstill Period”, “Borrowing

Base Certificate”, “Cash Management Services”, “Carve-Out Reserve”, “Lease Reserve”, “Canadian Claims Reserves”, “FILO Reserve”, or “ABL Term Loan Reserve” or fail to maintain the full amount of the Carve-Out Reserve, Lease Reserve, Canadian Claims Reserves, FILO Reserve, or ABL Term Loan Reserve, as and when required pursuant to the terms hereof;

(vi)    without the prior written consent of the Required Revolving Lenders and the ABL Term Loan Agent, amend, modify or waive (A) SECTION 2.03, SECTION 2.18, SECTION 5.01(d), SECTION 5.08(b), SECTION 5.16, SECTION 5.17, SECTION 5.18, SECTION 5.19, SECTION 5.20, SECTION 6.10(b), SECTION 7.02(b), or SECTION 7.05, or (B) the definitions of “Other Liabilities” or “Revolving Credit Ceiling”,

(vii)    without the prior written consent of the Required Revolving Lenders amend, modify or waive (A) Article II (solely to the extent such amendment, modification or waiver being proposed would directly affect the Revolving Credit Loans, Swingline Loans or Overadvances, as applicable, made thereunder, or the Letters of Credit issued, extended or renewed thereunder), or (B) the definitions of “Overadvance”, “Swingline Loan Ceiling”, and the sublimit for Letters of Credit set forth in SECTION 2.13(a)(i);

(viii)    without the prior written consent of the ABL Term Lenders, change the definition of “Required ABL Term Lenders”;

(ix)    without the prior written consent of the ABL Term Loan Agent and each Lender directly affected thereby, amend or modify the ratable requirement of SECTION 2.21(b); or

(x)    without the prior written consent of the ABL Term Loan Agent (and, for certainty, the Required Lenders), (A) amend, modify or waive SECTION 2.19(f) or SECTION 8.18, or (B) amend or modify the terms of SECTION 7.01 (which restriction shall not extend to any waiver of compliance with SECTION 7.01, unless such waiver would also constitute a waiver of any ABL Term Loan Event of Default).

(c)    Notwithstanding anything to the contrary contained in this SECTION 9.02, in the event that the Borrower shall request that this Agreement or any other Loan Document be modified, amended or waived in a manner which would require the consent of the Lenders pursuant to SECTION 9.02(b) and such amendment is approved by the Required Lenders, but not by the requisite percentage of all the Lenders or any class of Lenders, the Borrower and the Administrative Agent shall be permitted to amend this Agreement without the consent of the Lender or Lenders which did not agree to the modification, amendment or waiver requested by the Borrower (such Lender or Lenders, collectively the “Minority Lenders”) subject to their providing for (i) the termination of the Commitment (if applicable) of each of the Minority Lenders, (ii) the addition to this Agreement of one or more other financial institutions which would qualify as an Eligible Assignee, subject to the reasonable approval of the Administrative Agent and, so long as no Event of Default shall have occurred and be continuing, the Borrower, or an increase in the Commitment of one or more of the Required Lenders, so that the Revolving Commitments (if applicable) after giving effect to such amendment shall be in the same amount as the aggregate Commitments immediately before giving effect to such amendment, (iii) if any Loans are outstanding at the time of such amendment, the making of such additional Loans by such new or increasing Lender or Lenders, as the case may be, as may be necessary to repay in full the outstanding Loans (including principal, interest, and fees and other amounts due and owing under the Loan Documents) of the Minority Lenders immediately before giving effect to such amendment and (iv) such other modifications to this Agreement or the Loan Documents as may be appropriate and incidental to the foregoing; provided that, in the event that, in connection with any such amendment contemplated under this clause (c), the ABL Term Obligations are not repaid in full or assigned to such Lender(s) supporting such amendment, then the provisions of such amendment shall be subject to any applicable consent rights of the ABL Term Loan Agent and the ABL Term Loan Lenders set forth in this SECTION 9.02.

(d)    No notice to or demand on any Loan Party shall entitle any Loan Party to any other or further notice or demand in the same, similar or other circumstances. Each holder of a Note shall be bound by any amendment, modification, waiver or consent authorized as provided herein, whether or not a Note shall have been marked to indicate such amendment, modification, waiver or consent and any consent by a Lender, or any holder of a Note, shall bind any Person subsequently acquiring a Note, whether or not a Note is so marked. No amendment or modification to this Agreement or any other Loan Document shall be effective against the Borrower unless signed by the Borrower or other applicable Loan Party.

(e)    Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

(f)    Notwithstanding the foregoing, (i) the Administrative Agent and the Borrower may amend, modify or supplement this Agreement or any other Loan Document to cure any ambiguity, error, omission, defect or inconsistency without any further action or consent of any other party to any Loan Document, so long as such amendment, modification or supplement does not materially and adversely affect the rights of any Lender, (ii) the Administrative Agent and the Borrower may make such amendments, modifications or supplements to this Agreement or any other Loan Document as may be reasonably necessary to conform to the Term Loan Documents so long as such amendment, modification or supplement does not materially and adversely affect the rights of the ABL Term Loan Agent or any Lender, and (iii) except as expressly provided in the Intercreditor Agreement, the Intercreditor Agreement may be amended without the consent of any Loan Party.

(g)    Notwithstanding SECTION 9.02 or anything else to the contrary in this Agreement or any other Loan Document, the ABL Term Loan Agent and each ABL Term Secured Party, agrees that neither it nor they will raise any objection to, or oppose, and shall be deemed to have consented to the release of any Loan Party from its obligations under any Loan Document or to any private or public sale or other disposition of all or any portion of the Collateral (and any post-petition or post-filing assets subject to adequate protection Liens or comparable Liens under the Bankruptcy Code, BIA, WURA, CCAA or any state, federal or provincial bankruptcy, insolvency, receivership or similar law in favor of the Administrative Agent) free and clear of any Liens and other claims at any time after the occurrence and during the continuance of an Event of Default under this Agreement and with the consent of the Administrative Agent or under Section 363 of the Bankruptcy Code (or other similar provision of any BIA, WURA, CCAA or any state, federal or provincial bankruptcy, insolvency, receivership or similar law) if (x) the ABL Term Loan Agent has received at least five (5) Business Days prior written notice of such sale or disposition and the terms and conditions thereof, and (y) the Administrative Agent has consented to such release or such sale or other disposition of such Collateral, and in connection with any of the foregoing, each ABL Term Secured Party hereby irrevocably authorizes the Administrative Agent to release any Lien on any of the Collateral; provided that any Lien of the Administrative Agent on such Collateral attaches to the net proceeds of such sale or other disposition and all proceeds received by the Administrative Agent from such sale or disposition are applied in accordance with SECTION 7.03 hereof. This paragraph shall be referred to herein as the “Specified Release Paragraph”.

(h)    Purchase Option.

(i)    If Administrative Agent shall notify the ABL Term Loan Agent of its intention to (by itself or at the direction of the Required Lenders) sell, lease or otherwise dispose of all or substantially all of the Collateral whether by private or public sale in accordance with the immediately preceding paragraph; provided that any notice from Administrative Agent to the ABL Term Loan Agent of the Administrative Agent’s intention to conduct such a sale shall be delivered by the Administrative Agent to the ABL Term Loan Agent not less than five (5) Business Days prior to the commencement of any such sale (the foregoing event is referred to herein as a, “Purchase Option Event”), the ABL Term Lenders shall have the opportunity to purchase all (but not less than all) of the Obligations (other than the ABL Term Obligations); provided that such option shall expire if the applicable ABL Term Lenders fail to deliver a written notice (a “Revolving Purchase Notice”) to the Administrative Agent within five (5) Business Days following the first date the ABL Term Loan Agent obtains knowledge of the occurrence of a Purchase Option Event, which Revolving Purchase Notice shall (A) be signed by the applicable ABL Term Lenders committing to such purchase (the “Revolving Purchasing Creditors”) and indicate the percentage of the Obligations (other than the ABL Term Obligations) to be purchased by each Revolving Purchasing Creditor (which aggregate commitments must add up to one hundred percent (100%) of the Obligations (other than the ABL Term Obligations)) and (B) confirm that the offer contained therein is irrevocable. Upon receipt of such Revolving Purchase Notice by the Administrative Agent, the Revolving Purchasing Creditors shall have from the date of delivery thereof to and including the date that is five (5) Business Days after the Revolving Purchase Notice was received by the Administrative Agent to purchase all (but not less than all) of the Obligations (other than the ABL Term Obligations) (the date of such purchase, the “Revolving Purchase Date”).

(ii)    On the Revolving Purchase Date, the Administrative Agent and the Revolving Lenders shall, subject to any required approval of any Governmental Authority, if any, sell to the Revolving Purchasing Creditors all (but not less than all) of the Obligations (other than the ABL Term Obligations). On such Revolving Purchase Date, the Revolving Purchasing Creditors shall (i) pay to the Administrative Agent, for the benefit of the Credit Parties (other than the ABL Term Credit Parties), as directed by the Administrative Agent, in immediately available funds the full amount (at par) of all Obligations (other than the ABL Term Obligations) together with all accrued and unpaid interest and fees thereon, all in the amounts specified by the Administrative Agent and determined in good faith in accordance with the Loan Documents or other applicable documents, (ii) furnish such amount of cash collateral in immediately available funds as the Administrative Agent determines is reasonably necessary to secure the Credit Parties (other than the ABL Term Credit Parties) on terms reasonably satisfactory to the Administrative Agent in connection with any (x) asserted indemnification claims, and (y) all Obligations (other than the ABL Term Obligations) in respect of or relating to Letters of Credit but not in any event in an amount greater than 103% thereof, and (iii) agree to reimburse the Credit Parties (other than the ABL Term Credit Parties) for any loss, cost, damage or expense resulting from the granting of provisional credit for any checks, wire or ACH transfers that are reversed or not final or other payments provisionally credited to the Obligations (other than the ABL Term Obligations) and as to which the Administrative Agent and the other Credit Parties (other than the ABL Term Credit Parties) have not yet received final payment as of the Revolving Purchase Date. Such purchase price shall be remitted by wire transfer in immediately available funds to such bank account of the Administrative Agent (for the benefit of the applicable Credit Parties) as the Administrative Agent shall have specified in writing to the ABL Term Loan Agent. Interest and fees shall be calculated to but excluding the Revolving Purchase Date if the amounts so paid by the applicable Revolving Purchasing Creditors to the bank account designated by the Administrative Agent are received in such bank account prior to 11:00 a.m, and interest shall be calculated to and including such Revolving Purchase Date if the amounts so paid by the Revolving Purchasing Creditors to the bank account designated by the Administrative Agent are received in such bank account after 11:00 a.m. Notwithstanding anything to the contrary contained in the Loan Documents, the Loan Parties hereby consent to and approve the assignment of the Obligations (other than the ABL Term Obligations) contemplated by this Section.

(iii)    Any purchase pursuant to the purchase option described in this Section shall, except as provided below, be expressly made without representation or warranty of any kind by the Administrative Agent or the other Credit Parties (other than the ABL Term Credit Parties) as to the Obligations, the Collateral or otherwise, and without recourse to the Administrative Agent and the other Credit Parties (other than the ABL Term Credit Parties) as to the Obligations, the Collateral or otherwise, except that the Administrative Agent and each of the other Credit Parties (other than the ABL Term Credit Parties), as to itself only, shall represent and warrant only as to (i) the principal amount of the Obligations being sold by it, (ii) that such Person has not created any Lien on, or sold any participation in, any Obligations being sold by it, and (iii) that such Person has the right to assign the Obligations being assigned by it.

(iv)    In connection with any purchase of Obligations (other than the ABL Term Obligations) pursuant to this Section, each Credit Party (other than the ABL Term Credit Parties) agrees to enter into and deliver to the Revolving Purchasing

Creditors on the Revolving Purchase Date, as a condition to closing, an assignment agreement substantially in the form of Exhibit A to this Agreement or any other form approved by the Administrative Agent and, at the expense of the Loan Parties, each of the Credit Parties (other than the ABL Term Credit Parties) shall deliver all possessory Collateral (if any), together with any necessary endorsements and other documents (including any applicable stock powers or note powers), then in such Credit Party’s possession or in the possession of its agent or bailee, or turn over control as to any pledged Collateral, deposit accounts or securities accounts of which such Credit Party or its agent or bailee then has control, as the case may be, to the ABL Term Loan Agent to act as the successor Administrative Agent and Collateral Agent and otherwise take such actions as may be reasonably appropriate to effect an orderly transition to the ABL Term Loan Agent to act as the successor Administrative Agent and Collateral Agent. Upon the consummation of the purchase of the Obligations (other than the ABL Term Obligations)    pursuant to this Section, the Administrative Agent and Collateral Agent shall be deemed to have resigned as an “agent” or “administrative agent” or “collateral agent” (or any similar role) for the Credit Parties, under the Loan Documents; provided the Administrative Agent and Collateral Agent (and all other agents under this Agreement) shall be entitled to all of the rights and benefits of a former “agent” or “administrative agent” or “collateral agent” under this Agreement.

(v)    Notwithstanding the foregoing purchase of the Obligations (other than the ABL Term Obligations) by the Revolving Purchasing Creditors, the Credit Parties (other than the ABL Term Credit Parties) shall retain those contingent indemnification obligations and other obligations under the Loan Documents which by their terms would survive any repayment of the Obligations.

SECTION 9.03    Expenses.

The Loan Parties shall pay and reimburse the Administrative Agent, the Collateral Agent, the ABL Term Loan Agent and their respective Affiliates for all Credit Party Expenses incurred by them in connection with (a) negotiation, preparation, due diligence, syndication, execution and delivery of any Loan Documents, the Pre-Petition Loan Documents, the Order, including any amendment, waiver or other modification thereof (whether or not the transactions contemplated hereby or thereby shall be consummated); (b) administration of and actions relating to any Collateral, Loan Documents and transactions contemplated thereby, including any actions taken to perfect or maintain priority of the Administrative Agent’s Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral; (c) all reasonable and documented out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit, or any demand for payment thereunder; (d) each field examination, inspection, audit or appraisal with respect to any Loan Party, any Collateral or any assets of any Loan Party, whether prepared by the Administrative Agent’s, the Collateral Agent’s or the ABL Term Loan Agent’s personnel or a third party; and (e) otherwise incurred in connection with the Loan Documents, the Pre-Petition Loan Documents, or the Bankruptcy Cases. The Loan Parties shall also reimburse the Administrative Agent, the Collateral Agent, the ABL Term Loan Agent, the Issuing Banks and the Lenders for all reasonable and documented costs, expenses and disbursements incurred by them (whether during a Default, an Event of Default or otherwise) in connection with the enforcement or preservation of any rights under this Agreement or any of the other Loan Documents, including all such amounts expenses incurred during any workout, restructuring or negotiations in respect of any Loans or Letters of Credit. For the avoidance of doubt, such reimbursement obligations may include reasonable and documented costs, expenses and disbursements (including, without limitation, Credit Party Expenses of counsel) incurred by any of the foregoing Credit Parties as a result of:

(a)    any litigation, contest, dispute, suit, proceeding or action (whether instituted by the Administrative Agent, the Collateral Agent, the ABL Term Loan Agent, any Lender, the Borrower or any other Person and whether as a party, witness or otherwise) in any way relating to the Collateral, any of the Loan Documents, the Pre-Petition Loan Documents, the Plan Support Agreement or any other agreement to be executed or delivered in connection herewith or therewith, including any litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof, in connection with a case or proceeding commenced by or against any Borrower or any other Person that may be obligated to Agent by virtue of the Loan Documents; including any such litigation, contest, dispute, suit, proceeding or action arising in connection with any work-out or restructuring of the Loans during the pendency of one or more Events of Default; provided that no Person shall be entitled to reimbursement under this clause (b) in respect of any litigation, contest, dispute, suit, proceeding or action to the extent any of the foregoing results from such Person’s gross negligence or willful misconduct (as determined by a final non-appealable judgment of a court of competent jurisdiction);

(b)    any attempt to enforce or prosecute any rights or remedies of the Administrative Agent, the Collateral Agent, the ABL Term Loan Agent, against any or all of the Loan Parties or any other Person that may be obligated to the Administrative Agent, the Collateral Agent, the ABL Term Loan Agent, or any Lender by virtue of any of the Loan Documents, including any such attempt to enforce any such remedies in the course of any work-out or restructuring of the Loans prior to or during the pendency of one or more Events of Default;

(c)    any work-out or restructuring of the Obligations prior to or during the pendency of one or more Events of Default;

(d)    the preparation and review of pleadings, documents and reports related to the Bankruptcy Cases and any Successor Cases, attendance at meetings, court hearings or conferences related to the Bankruptcy Cases and any Successor Cases, and general monitoring of the Bankruptcy Cases and any Successor Cases and any action, arbitration or other proceeding (whether instituted by or against the Administrative Agent, the Collateral Agent, the ABL Term Loan Agent, any Lender, any Loan Party, any representative of creditors of an Loan Party or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of any Agent’s Liens with respect to any Collateral), the Pre-Petition Loan Documents, Loan Documents or Obligations, including any lender liability or other claims;

(e)    efforts to (i) monitor the Loans or any of the other Obligations, (ii) evaluate, observe or assess any of the Loan Parties or their respective affairs, (iii) verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral or any other assets of the Loan Parties or (iv) settle or otherwise satisfy any taxes, charges or Liens with respect to any Collateral; and

(f)    any lien searches or request for information listing financing statements or liens filed or searches conducted to confirm receipt and due filing of financing statements and security interests in all or a portion of the Collateral.

SECTION 9.04    Indemnity; Damage Waiver.

(a)    The Loan Parties shall, jointly and severally, indemnify the Credit Parties and each of their Subsidiaries and Affiliates, and each of their respective stockholders, directors, officers, employees, agents, attorneys, and advisors of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all damages, actual out-of-pocket losses, claims, actions, causes of action, settlement payments, obligations, liabilities and related expenses, including the reasonable and documented fees, disbursements and other charges of domestic counsel and Canadian counsel to the Indemnitees (and, if necessary, of local counsel in each relevant jurisdiction to the Indemnitees), taken as a whole, and, solely in the case of a conflict of interest, one additional counsel to all affected Indemnitees similarly situated and, if necessary, of one local counsel in each relevant jurisdiction to all such Indemnitees (in each case, as selected by the Indemnitees), incurred, suffered, sustained or required to be paid by, or asserted against, any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the transactions contemplated by the Loan Documents or any other transactions contemplated hereby, (ii) any Credit Extension or the use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by any Loan Party or any Subsidiary, or any Environmental Liability related in any way to any Loan Party or any Subsidiary, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to or arising from any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto or (v) any Indemnified Taxes, Other Taxes, documentary taxes, assessments or similar charges made by any Governmental Authority by reason of the execution and delivery of this Agreement or any other Loan Document and making of and repayment of principal, interest and fees on the Credit Extensions hereunder; provided, however, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith, or willful misconduct or material breach of this Agreement of such Indemnitee or any Affiliate of such Indemnitee (or any officer, director, employee, advisor or agent of such Indemnitee or any such Indemnitee’s Affiliates), or (y) arise from a dispute solely among the Indemnitees.

(b)    Notwithstanding the foregoing, each Indemnitee shall be obligated to refund or return any and all amounts paid by any Loan Party under SECTION 9.04(a) to such Indemnitee for any such fees, expenses or damages to the extent that a court of competent jurisdiction has entered a final, non-appealable judgment that any claim, damage, loss, liability or expense asserted by such Indemnitee resulted from such Indemnitee’s gross negligence, willful misconduct or bad faith or material breach of this Agreement by such Indemnitee.

(c)    No Loan Party shall assert and, to the extent permitted by Applicable Law, each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated by the Loan Documents, any Credit Extension or the use of the proceeds thereof.

(d)    The provisions of SECTION 9.03 and this SECTION 9.04 shall remain operative and in full force and effect regardless of the termination of this Agreement, the consummation of the transactions contemplated hereby, Payment in Full, the invalidity or unenforceability of any term or provision of any Loan Document, or any investigation made by or on behalf of any Credit Party. All amounts due under this SECTION 9.04 (including, without limitation, any attorneys’ fees and expenses pursuant to SECTION 9.04(a)) shall be payable within fifteen (15) Business Days of written demand therefor, which written demand shall set forth such amounts in reasonable detail.

SECTION 9.05    Successors and Assigns.

(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Administrative Agent and the Lenders (and any such attempted assignment or transfer without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, Indemnitees, any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    Any Lender may, with the consent of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower (which consent shall not be unreasonably withheld or delayed), assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided, however, that no such consent shall be required in connection with any assignment to another Lender or to an Affiliate of a Lender; provided further, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; provided further that, each assignment shall be subject to the following conditions: (i) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to an assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000 (or, in the case of FILO Loans or ABL Term Loans, $1,000,000), or, if less, the entire remaining amount of the assigning Lender’s

Commitment or Loans or such lesser amount as the Administrative Agent may agree in its reasonable discretion; (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations; and (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500. Subject to acceptance and recording thereof pursuant to SECTION 9.05(d), from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of SECTION 9.04 and subject to the obligations of SECTION 9.16; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this SECTION 9.05(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with SECTION 9.05€. The Loan Parties hereby acknowledge and agree that any assignment made in compliance with this SECTION 9.05(b) shall give rise to a direct obligation of the Loan Parties to the assignee and that the assignee shall be considered to be a “Credit Party” for all purposes under this Agreement and the other Loan Documents.

In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Bank or any Revolving Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Revolving Credit Loans and participations in Letters of Credit and Swingline Loans in accordance with its Revolving Commitment Percentage; provided that in connection with such payments, any cash collateral previously provided by the Borrower hereunder with respect to such Defaulting Lender that has not been applied to the Obligations shall be released and refunded to the Borrower. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(c)    The Administrative Agent, acting for this purpose as an agent of the Loan Parties, shall maintain at one of its offices in Boston, Massachusetts, a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and Letter of Credit Disbursements owing to, each Lender pursuant to the terms hereof from time to time. The entries in the Register made in compliance with SECTION 9.05(d) shall be conclusive and the Loan Parties and Credit Parties may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Banks and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)    Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the processing and recordation fee referred to in SECTION 9.05(b) and any written consent to such assignment required by SECTION 9.05(a), the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this SECTION 9.05(d).

(e)    Any Lender may, without the consent of or notice to the Loan Parties or any other Person, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment, and the Loans owing to it), subject to the following:

(i)    such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged;

(ii)    such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations;

(iii)    the Loan Parties and other Credit Parties shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement;

(iv)    any agreement or instrument pursuant to which a Lender sells a participation in the Commitments, the Loans and the Letter of Credit Outstandings shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided, however, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to SECTION 9.02(b)(i) or (ii) that affects such Participant;

(v)    subject to clauses (viii) and (ix) of this SECTION 9.05(e), the Loan Parties agree that each Participant shall be entitled to the benefits of (and subject to the obligations set forth in) SECTION 2.14 and SECTION 2.23 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to SECTION 9.05(b);

(vi)    to the extent permitted by law, each Participant also shall be entitled to the benefits of SECTION 9.09 as though it were a Lender so long as such Participant agrees to be subject to SECTION 8.03 as though it were a Lender;

(vii)    each Lender, acting for this purpose as a non-fiduciary agent of the Loan Parties, shall maintain at its offices a record of each agreement or instrument effecting any participation and a register (each a “Participant Register”) meeting the requirements of 26 CFR §5f.103 1(c) for the recordation of the names and addresses of its Participants and their rights with respect to principal amounts (including stated interest) and other Obligations from time to time. The entries in each Participant Register shall be conclusive and the Loan Parties and the Credit Parties may treat each Person whose name is recorded in a Participant Register as a Participant for all purposes of this Agreement (including, for the avoidance of doubt, for purposes of entitlement to benefits under SECTION 2.14, SECTION 2.23, and SECTION 9.09). The Participant Register shall be available for inspection by the Borrower and any Credit Party at any reasonable time and from time to time upon reasonable prior notice;

(viii)    a Participant shall not be entitled to receive any greater payment under SECTION 2.14 or SECTION 2.23 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent; and

(ix)    a Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of SECTION 2.23 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Loan Parties, to comply with SECTION 2.23(e) as though it were a Lender and such Participant is eligible for exemption from the withholding Tax referred to therein, following compliance with SECTION 2.23(e).

(f)    Any Credit Party may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Credit Party, including any pledge or assignment to secure obligations to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341, and this SECTION 9.05 shall not apply to any such pledge or assignment of a security interest; provided, however, that no such pledge or assignment of a security interest shall release a Credit Party from any of its obligations hereunder or substitute any such pledgee or assignee for such Credit Party as a party hereto.

(g)    The Loan Parties authorize each Credit Party to disclose to any Participant or assignee and any prospective Participant or assignee, subject to the provisions of SECTION 9.16, any and all financial information in such Credit Party’s possession concerning the Loan Parties which has been delivered to such Credit Party by or on behalf of the Loan Parties pursuant to this Agreement or which has been delivered to such Credit Party by or on behalf of the Loan Parties in connection with such Credit Party’s credit evaluation of the Loan Parties prior to becoming a party to this Agreement.

SECTION 9.06    Survival.

All covenants, agreements, indemnities, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Credit Party may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other Obligation is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or been irrevocably terminated. The provisions of SECTION 2.14, SECTION 2.23, SECTION 9.03, SECTION 9.04, Article VIII and, with respect to any Lender, for a period of only eighteen (18) months after such Lender is no longer a Lender hereunder (including, without limitation, as a result of the Obligations having been Paid in Full), SECTION 9.16, shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Obligations, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof. In connection with the termination of this Agreement and the release and termination of the security interests in the Collateral, the Agents may require such indemnities and collateral security as shall be reasonably necessary or appropriate under the then circumstances to protect the Credit Parties against (x) loss on account of checks or other amounts received prior to the date of Payment in Full that were previously applied to the Obligations that may subsequently be reversed, returned or revoked, (y) any obligations that may thereafter arise with respect to the Other Liabilities, and (z) any indemnification Obligation under Section 9.04 for which a claim has then been asserted.

SECTION 9.07    Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all contemporaneous or previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in SECTION 4.01, this Agreement shall become effective when it shall have been executed by the applicable Credit Parties and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or e-mail shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.08    Severability.

Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.09    Right of Setoff.

Subject to the Order and the terms thereof, if an Event of Default shall have occurred and be continuing, each Credit Party, each Participant, and each of their respective Affiliates is hereby authorized (notwithstanding the provisions of Section 362 of the Bankruptcy Code, without any application, motion or notice to, hearing before, or order from any Bankruptcy Court), at any time and from time to time, to the fullest extent permitted by law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Credit Party, Participant, or Affiliate to or for the credit or the account of the Loan Parties against any of and all the obligations of the Loan Parties now or hereafter existing under this Agreement or other Loan Document held by a Credit Party, irrespective of whether or not such Credit Party shall have made any demand under this Agreement or other Loan Document and although such obligations may be matured or unmatured or otherwise fully secured; provided that such Credit Party shall provide the Borrower with written notice promptly after its exercise of such right of setoff. The rights of each Credit Party under this SECTION 9.09 are in addition to other rights and remedies (including other rights of setoff) that such Credit Party may have. No Credit Party will, or will permit its Participant to, exercise its rights under this SECTION 9.09 without the consent of the Administrative Agent or the Required Lenders. ANY AND ALL RIGHTS TO REQUIRE THE ADMINISTRATIVE AGENT OR THE COLLATERAL AGENT TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES ANY OF THE OBLIGATIONS PRIOR TO THE EXERCISE BY ANY CREDIT PARTY OF ITS RIGHT OF SETOFF UNDER THIS SECTION ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

SECTION 9.10    Governing Law; Jurisdiction; Service of Process.

(a)    THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK AND, TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE.

(b)    Each party hereto agrees that any suit, action or proceeding for the enforcement of this Agreement or any other Loan Document may be brought in the courts of the Commonwealth of Virginia sitting in the County of Henrico or in any federal court sitting in such County and consents to the jurisdiction of such courts. Each party to this Agreement hereby waives any objection which it may now or hereafter have to the venue of any such suit, action or proceeding or any such court or that such suit, action or proceeding is brought in an inconvenient forum and agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit, action or proceeding on the judgment or in any other manner provided by law. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY AGENT, THE ABL TERM LOAN AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION (I) FOR PURPOSES OF ENFORCING A JUDGMENT, (II) IN CONNECTION WITH EXERCISING REMEDIES AGAINST THE COLLATERAL IN A JURISDICTION IN WHICH SUCH COLLATERAL IS LOCATED, (III) IN CONNECTION WITH ANY PENDING BANKRUPTCY, INSOLVENCY OR SIMILAR PROCEEDING IN SUCH JURISDICTION.

(c)    Each party hereto irrevocably consents to service of process in the manner provided for notices in SECTION 9.01. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

SECTION 9.11    WAIVER OF JURY TRIAL.

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY); AND WAIVES DUE DILIGENCE, DEMAND, PRESENTMENT AND PROTEST AND ANY NOTICES THEREOF AS WELL AS NOTICE OF NONPAYMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

SECTION 9.12    Press Releases and Related Matters.

Each Credit Party executing this Agreement agrees that, except for usual tombstones and league table reporting, neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of Administrative Agent or its Affiliates or referring to this Agreement or the other Loan Documents without at least two (2) Business Days’ prior notice to Administrative Agent and without the prior written consent of Administrative Agent unless (and only to the extent that) such Credit Party or Affiliate is required to do so under law and then, in any event, such Credit Party or Affiliate will consult with Administrative Agent before issuing such press release or other public disclosure. Subject to notice and approval by the Parent, each Borrower consents to the publication by Administrative Agent or any Lender of advertising material relating to the financing transactions contemplated by this Agreement using any Loan Party’s name, product photographs, logo or trademark. The Administrative Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

SECTION 9.13    Headings.

Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.14    Interest Rate Limitation.

Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Revolving Credit Loan, together with all fees, charges and other amounts that are treated as interest on such Revolving Credit Loan under Applicable Law (collectively, the “Charges”), shall be found by a court of competent jurisdiction in a final order to exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Revolving Credit Loan in accordance with Applicable Law, the rate of interest payable in respect of such Revolving Credit Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Revolving Credit Loan but were not payable as a result of the operation of this SECTION 9.14 shall be cumulated and the interest and Charges payable to such Lender in respect of other Revolving Credit Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.15    Additional Waivers.

(a)    The Obligations are the joint and several obligation of each Loan Party. To the fullest extent permitted by Applicable Law, the obligations of each Loan Party hereunder shall not be affected by (i) the failure of any Credit Party to assert any claim or demand or to enforce or exercise any right or remedy against any other Loan Party under the provisions of this Agreement, any other Loan Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release of any other Loan Party from, any of the terms or provisions of, this Agreement, any other Loan Document, or (iii) the failure to perfect any security interest in, or the release of, any of the Collateral or other security held by or on behalf of the Administrative Agent, the Collateral Agent, or any other Credit Party.

(b)    The obligations of each Loan Party to pay the Obligations, in full hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than Payment in Full), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Obligations, or otherwise. Without limiting the generality of the foregoing, the obligations of each Loan Party hereunder shall not be discharged or impaired or otherwise affected by the failure of the Administrative Agent or any other Credit Party to assert any claim or demand or to enforce any remedy under this Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, any default, failure or delay, willful or otherwise, in the performance of any of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Loan Party or that would otherwise operate as a discharge of any Loan Party as a matter of law or equity (other than Payment in Full).

(c)    To the fullest extent permitted by Applicable Law, each Loan Party waives any defense based on or arising out of any defense of any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Loan Party, other than Payment in Full. The Administrative Agent and the other Credit Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any other Loan Party, or exercise any other right or remedy available to them against any other Loan Party, without affecting or impairing in any way the liability of any Loan Party hereunder except to the extent that Payment in Full has occurred. Pursuant to Applicable Law, each Loan Party waives any defense arising out of any such election even though such election operates, pursuant to Applicable Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Loan Party against any other Loan Party, as the case may be, or any security.

(d)    Except as otherwise specifically provided herein, each Loan Party is obligated to repay the Obligations as joint and several obligors under this Agreement and the other Loan Documents. Upon payment by any Loan Party of any Obligations, all rights of such Loan Party against any other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior Payment in Full. In addition, any indebtedness of any Loan Party now or hereafter held by any other Loan Party is hereby subordinated in right of payment to the prior Payment in Full and no Loan Party will demand, sue for or otherwise attempt to collect any such indebtedness. If any amount shall erroneously be paid to any Loan Party on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of any Loan Party, such amount shall be held in trust for the benefit of the Credit Parties and shall forthwith be paid to the Administrative Agent to be credited against the payment of the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement and the other Loan Documents. Subject to the foregoing, to the extent that any Loan Party (other than the Borrower) shall, under this Agreement as a joint and several obligor, repay any of the Obligations constituting Revolving Credit Loans made to the Borrower hereunder or other Obligations (an “Accommodation Payment”), then the Loan Party making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Loan Parties in an amount, for each of such other Loan Party, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Loan Party’s Allocable Amount and the denominator of which is the sum of the Allocable Amounts of all of the Loan Parties. As of any date of determination, the “Allocable Amount” of each Loan Party shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against the Borrower hereunder without (a) rendering such Loan Party “insolvent” within the meaning of Section 101 (31) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”) or an “insolvent person” within the meaning of the BIA, (b) leaving such Loan Party with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA, or (c) leaving such Loan Party unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA.

(e)    Each Loan Party hereby agrees to keep each other Loan Party fully apprised at all times as to the status of its business, affairs, finances, and financial condition, and its ability to perform its Obligations, and in particular as to any adverse developments with respect thereto. Each Loan Party hereby agrees to undertake to keep itself apprised at all times as to the status of the business, affairs, finances, and financial condition of each other Loan Party, and of the ability of each other Loan Party to perform its Obligations, and in particular as to any adverse developments with respect to any thereof. Each Loan Party hereby agrees, in light of the foregoing mutual covenants to inform each other, and to keep themselves and each other informed as to such matters, that the Credit Parties shall have no duty to inform any Loan Party of any information pertaining to the business, affairs, finances, or financial condition of any other Loan Party, or pertaining to the ability of any other Loan Party to perform its Obligations, even if such information is adverse, and even if such information might influence the decision of one or more of the Loan Parties to continue to be jointly and severally liable for, or to provide Collateral for, Obligations of one or more of the other Loan Parties. To the fullest extent permitted by Applicable Law, each Loan Party hereby expressly waives any duty of the Credit Parties to inform any Loan Party of any such information.

SECTION 9.16    Confidentiality.

Each of the Credit Parties agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to their and their Affiliates’ directors, officers, employees, investors, partners and credit providers, and agents, including accountants, legal counsel and other advisors in connection with the transactions contemplated hereby or by any of the other Loan Documents (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by Applicable Laws or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this SECTION 9.16, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement and any actual or prospective counterparty or advisors to any swap or derivative transactions relating to the Loan Parties and the Obligations, (g) with the consent of the Loan Parties or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this SECTION 9.16 or (ii) becomes available to any Credit Party on a nonconfidential basis from a source other than the Loan Parties. For the purposes of this SECTION 9.16, the term “Information” means all information received from or on behalf of the Loan Parties and relating to their business, other than any such information that is available to the Credit Parties on a nonconfidential basis prior to disclosure by the Loan Parties. Any Person required to maintain the confidentiality of Information as provided in this SECTION 9.16 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. The Administrative Agent hereby acknowledges that it is aware, and that it will advise each Person who receives the Information, that the United States securities laws generally prohibit any person who has material, non-public information concerning the matters which are the subject of this Agreement from purchasing or selling securities of the Parent (and options, warrants and rights relating thereto) from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person (including, without limitation, any of your representatives) is likely to purchase or sell such securities.

SECTION 9.17    Patriot Act.

Each Lender hereby notifies the Borrower that pursuant to the requirements of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct

Terrorism Act of 2001 (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) and other domestic or foreign “know your customer” rules, regulations, laws (including, without limitation, the Proceeds of Crime Act) and policies, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify each Loan Party in accordance with the Patriot Act and the Proceeds of Crime Act. Each Loan Party is in compliance, in all material respects, with the Patriot Act. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

SECTION 9.18    Foreign Asset Control Regulations.

Neither of the advance of the Revolving Credit Loans nor the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Patriot Act. Furthermore, none of the Borrower or their Affiliates (a) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person” or in any manner violative of any such order.

SECTION 9.19    Judgment Currency.

If for the purpose of obtaining judgment in any court it is necessary to convert an amount due hereunder in the currency in which it is due (the “Original Currency”) into any other currency (the “Second Currency”), the rate of exchange applied shall be that at which, in accordance with normal banking procedures, the Administrative Agent could purchase in the New York foreign exchange market, the Original Currency with the Second Currency on the date two (2) Business Days preceding that on which judgment is given. Each Loan Party agrees that its obligation in respect of any Original Currency due from it hereunder shall, notwithstanding any judgment or payment in such other currency, be discharged only to the extent that, on the Business Day following the date the Administrative Agent receives payment of any sum so adjudged to be due hereunder in the Second Currency, the Administrative Agent may, in accordance with normal banking procedures, purchase, in the New York foreign exchange market, the Original Currency with the amount of the Second Currency so paid; and if the amount of the Original Currency so purchased or could have been so purchased is less than the amount originally due in the Original Currency, each Loan Party agrees as a separate obligation and notwithstanding any such payment or judgment to indemnify the Administrative Agent against such loss. The terms “rate of exchange” in this SECTION 9.19 means the spot rate at which the Administrative Agent, in accordance with normal practices, is able on the relevant date to purchase the Original Currency with the Second Currency, and includes any premium and costs of exchange payable in connection with such purchase.

SECTION 9.20    No Strict Construction.

The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

SECTION 9.21    Payments Set Aside.

To the extent that any payment by or on behalf of the Loan Parties is made to any Credit Party, or any Credit Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Credit Party in its discretion) to be repaid to a trustee, receiver, interim receiver or any other party, in connection with any proceeding under the Bankruptcy Code, the BIA, WURA, CCAA or any state, federal or provincial bankruptcy, insolvency, receivership or similar law, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each Issuing Bank severally agrees to pay to the Administrative Agent upon demand its Revolving Commitment Percentage, FILO Percentage or ABL Term Loan Percentage, as applicable (in each case, without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the Issuing Banks under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

SECTION 9.22    No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby, the Loan Parties each acknowledge and agree that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Loan Parties, on the one hand, and the Credit Parties, on the other hand, and each of the Loan Parties is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each Credit Party is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Loan Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) none of the Credit Parties has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Loan Parties with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any of the Credit

Parties has advised or is currently advising any Loan Party or any of its Affiliates on other matters) and none of the Credit Parties has any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Credit Parties and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and none of the Credit Parties has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Credit Parties have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Loan Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against each of the Credit Parties with respect to any breach or alleged breach of agency or fiduciary duty in respect of any of the foregoing.

SECTION 9.23    Acknowledgement Regarding Any Supported QFCs.

the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)    As used in this SECTION 9.23, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

SECTION 9.24    Keepwell.

Each Loan Party that is a Qualified ECP Guarantor at the time the Facility Guarantee or the grant of a security interest under the Loan Documents, in each case, by any Specified Loan Party becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under the Facility Guarantee voidable under Applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section shall remain in full force and effect until Payment in Full. Each Loan Party intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.

SECTION 9.25    ENTIRE AGREEMENT.

THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

SECTION 9.26    Intercreditor Agreement.

The Loan Parties, the Agents, the Lenders and the other Credit Parties acknowledge that the exercise of certain of the Agents’ rights and remedies hereunder are subject to the provisions of the Intercreditor Agreement. As between the Loan Parties and the Credit Parties, nothing contained in the Intercreditor Agreement shall be deemed to modify any of the provisions of this Agreement and the other Loan Documents, which, as among the Loan Parties, the Agents, the Lenders and the other Credit Parties, shall remain in full force and effect (it being understood that in the case of any obligation of the Loan Parties which is contained in both the Loan Documents and the Pre-Petition Term Loan Documents (such as the delivery of possession of pledged collateral or insurance proceeds), the Loan Parties’ compliance with the terms of the Intercreditor Agreement shall be deemed to satisfy their obligations under the Loan Documents).

SECTION 9.27    Conflicts.

Notwithstanding anything to the contrary contained herein, in any other Loan Document (other than the Orders) (including, without limitation, any Letter of Credit application but excluding the Intercreditor Agreement), in the event of any conflict or inconsistency between this Agreement and any other Loan Document (other than the Orders)    (including, without limitation, any Letter of Credit application but excluding the Intercreditor Agreement), the terms of this Agreement shall govern and control. For the avoidance of the doubt, the terms of the Orders shall govern and control in the event of any conflict or inconsistency between the Orders and this Agreement or any other Loan Document. Notwithstanding anything to the contrary contained herein, in the event of any conflict between the terms of this Agreement and the Intercreditor Agreement, the terms of the Intercreditor Agreement shall govern and control.

SECTION 9.28    Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b)    the effects of any Bail-in Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as a sealed instrument as of the day and year first above written.

PIER 1 IMPORTS (U.S.), INC., as Borrower

By:	/s/ Robert J. Riesbeck
Name:	Robert J. Riesbeck
Title:	Chief Executive Officer and Chief Financial Officer

PIER 1 IMPORTS, INC., as a Facility Guarantor

By:	/s/ Robert J. Riesbeck
Name:	Robert J. Riesbeck
Title:	Chief Executive Officer and Chief Financial Officer

PIER 1 ASSETS, INC., as a Facility Guarantor

By:	/s/ Robert J. Riesbeck
Name:	Robert J. Riesbeck
Title:	Chief Executive Officer and Chief Financial Officer

PIER 1 LICENSING, INC., as a Facility Guarantor

By:	/s/ Robert J. Riesbeck
Name:	Robert J. Riesbeck
Title:	Chief Executive Officer and Chief Financial Officer

Signature Page to Senior Secured, Super-Priority Debtor-in-Possession Credit Agreement

PIER 1 HOLDINGS, INC., as a Facility Guarantor

By:	/s/ Robert J. Riesbeck
Name:	Robert J. Riesbeck
Title:	Chief Executive Officer and Chief Financial Officer

PIR TRADING, INC., as a Facility Guarantor

By:	/s/ Robert J. Riesbeck
Name:	Robert J. Riesbeck
Title:	Chief Executive Officer and Chief Financial Officer

PIER 1 SERVICES COMPANY, as a Facility Guarantor

By:	Pier 1 Holdings, Inc., Managing Trustee

By:	/s/ Robert J. Riesbeck
Name:	Robert J. Riesbeck
Title:	Chief Executive Officer and Chief Financial Officer

PIER 1 VALUE SERVICES, LLC, as a Facility Guarantor

By:	Pier 1 Imports (U.S.), Inc., its sole member and manager

By:	/s/ Robert J. Riesbeck
Name:	Robert J. Riesbeck
Title:	Chief Executive Officer and Chief Financial Officer

Signature Page to Senior Secured, Super-Priority Debtor-in-Possession Credit Agreement

BANK OF AMERICA, N.A., as Administrative Agent, as Collateral Agent, as Swingline Lender, and as Lender

By:	/s/ Joseph Becker
Name:	Joseph Becker
Title:	Managing Director

Signature Page to Senior Secured, Super-Priority Debtor-in-Possession Credit Agreement

PATHLIGHT CAPITAL LP, as ABL Term Loan Agent

By:	Pathlight Partners GP LLC, its General Partner

By:	/s/ Katie Hendricks
Name:	Katie Hendricks
Title:	Managing Director

Signature Page to Senior Secured, Super-Priority Debtor-in-Possession Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Lauren Murphy
Name:	Lauren Murphy
Title:	Director

Signature Page to Senior Secured, Super-Priority Debtor-in-Possession Credit Agreement

PATHLIGHT CAPITAL FUND I LP, as an ABL Term Lender

By:	Pathlight Partners GP LLC, its General Partner

By:	/s/ Katie Hendricks
Name:	Katie Hendricks
Title:	Managing Director

Signature Page to Senior Secured, Super-Priority Debtor-in-Possession Credit Agreement